AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON February 12, 2007
REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LATTICE INCORPORATED
(Name of small business issuer in its charter)

Delaware (State or jurisdiction of incorporation or organization)	3661 (Primary Standard Industrial Classification Code Number)	22-2011859 (I.R.S. Employer Identification No.)

7150 N. Park Drive, Suite 500
Pennsauken, N.J. 08109
(856) 910-1166
(Address and telephone number of principal executive offices)

Paul Burgess, Chief Executive Officer
7150 N. Park Drive, Suite 500
Pennsauken, N.J. 08109
(856) 910-1166
(Name, address and telephone number of agent for service)

COPIES TO:
.
Asher S. Levitsky P.C.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
(212) 930-9700

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:
As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

(COVER CONTINUES ON FOLLOWING PAGE)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value per share	3,000,000	(3)	$0.67	$2,010,000	$215.07
Common Stock, $.01 par value per share	2,000,000	(4)	$0.67	$1,340,000	$143.38
Total				$3,350,000	$358.45

(1)
Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders pursuant to the anti-dilution provisions of the warrants.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low prices as reported on the OTC Bulletin Board on February 1, 2007, which was $ $0.67 per share (reflects the Company’s one-for ten reverse split).

(3)	Represents 3,000,000 shares of common stock issuable upon conversion of series A preferred stock.

(4)	Represents shares of common stock issuable upon exercise of warrants.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED February 12, 2007
5,000,000 Shares Of Common Stock
Lattice Incorporated
OTC Bulletin Board trading symbol: LTTC

This prospectus relates to the public offering of an aggregate of 5,000,000 shares of common stock which may be sold from time to time by the selling stockholder of Lattice Incorporated (formerly known as Science Dynamics Corporation) named in this prospectus. Of these shares, 3,000,000 shares are issuable upon conversion of Series A preferred stock, and 2,000,000 shares are issuable upon the exercise of warrants.

The shares of common stock are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders have not engaged any underwriter in connection with the sale of their shares of common stock. The stockholder may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution.” We cannot assure you that the selling stockholder will sell all or any portion of the shares offered in this prospectus.

We will pay the cost of the preparation of this prospectus which is estimated at $ 64,358.45.

We will not receive any proceeds from the sale by the selling stockholders of their shares of common stock other than the exercise price of the outstanding warrants if and when the warrants are exercised.

The shares of our common stock are traded on the OTC Bulletin Board. The last reported sales price for our common stock on the OTC Bulletin Board on February 8, 2007 was $0.50 per share.

The Securities offered hereby involve a high degree of risk. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is __________________

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including “Risk Factors” and our consolidated financial statements, including the notes to the financial statements appearing elsewhere in this prospectus. As used throughout this prospectus, the terms “we,” “us,” and “our” and words of like import refer to Lattice Incorporated and its subsidiaries.

Our Business

We provide information and communications technology to our customers through two divisions a technology services division and a technology products division. Our technology services division provides the federal government and private industry with engineering services together with information and communication technology solutions. Our technology products division provides customizable communication technology that enables our customers to integrate secure communications technology in both private and public networks.. In both divisions, we seek to address the growing public and private sector demand for integrated, secure, enterprise-wide e-business solutions built on industry standards that enable our technology to easily integrate with existing solutions.

On February 14, 2005, we acquired an 86% ownership interest in Systems Management Engineering, Inc., a Virginia corporation (“SMEI”). SMEI has developed advanced data management applications, Internet server technology and information systems that it markets to both public and private sectors. SMEI’s technology is designed to help its customers reduce development time for projects, manage the deployment of applications across the Internet to desktops around the world and implement military grade security on all systems where the applications are deployed. Through SMEI, we currently support several operational systems in all of these categories for major organizations and defense commands using web-based technologies and the consolidation of custom and commercial off-the-shelf software to unite dissimilar applications into integrated systems. Through SMEI, we provide network engineering, architectural guidance, database management, expert programming and functional area expert analysis to our Department of Defense clients. We also provide strategic consulting to support business requirements, change management, and financial analysis and metrics for several major federal government agencies.

Our technology products division consists of our core BubbleLink and AcquiferTM technology. BubbleLink is a versatile and feature rich transaction processing platform that is used to develop and enhance a variety of customizable communications applications. Aquifer is a proprietary software product used to build a new class of software called rich Internet applications. These applications are secure custom or commercial desktop and mobile Windows Forms applications that use the traditional client/server model while exploiting web services-based communications over the Internet. Aquifer is a .NET application platform built on a service-oriented architecture that delivers scalable and secure web applications to Windows desktop and Windows CE platforms. Aquifer helps SMEI reduce development time and manage the deployment of applications across the Internet to desktops around the world while implementing Department of Defense certified and accredited security on all deployed systems. .NET is the Microsoft’s newest development platform that enables developers to easily create Windows applications, web applications, and web services using a myriad of different programming languages, and without having to worry about low-level details like memory management and processor-specific instructions. Aquifer addresses the needs of development organizations to more rapidly develop custom Windows Forms applications and lower the costs to secure, deploy and maintain them.

Pursuant to a stock purchase agreement dated as of September 12, 2006, between us, Ricciardi Technologies Inc. (“RTI”) and RTI’s stockholders, we purchased all of the issued and outstanding capital stock of RTI. RTI was formed in 1992 with the goal of providing a cost-effective method for customers in both the private and public sector to meet their growing needs for dependable systems and software solutions. RTI provides turn-key solutions, as well as on-site consulting and engineering support. RTI has a diverse group of talented software and hardware engineers who practice proven design, development and implementation processes and standards.

About Us

We are a Delaware corporation, organized in May 1973 under the name Science Dynamics Corporation. On February 2, 2007, we changed our name to Lattice Incorporated. Our corporate offices are located at 7150 N. Park Drive, Suite 500, Pennsauken, N.J. 08109, telephone (856) 910-1166. Our website is http://www.scidyn.com. Neither the information nor other statements contained on our website nor the information contained in any other websites constitutes a part of this prospectus.

Reverse Split

On February 2, 2007, we amended our certificate of incorporation, which effected a one-for-ten reverse split of our common stock. All share and per share information in this prospectus retroactively reflects the reverse split.

Issuance of Securities to the Selling Stockholder

On September 19, 2006, pursuant to a securities purchase agreement, we sold to Barron Partners LP, for $4,500,000 (a) a note in the principal amount of $4,500,000, and (b) common stock purchase warrants to purchase up to 12,500,000 shares of common stock at $0.50 per share and 12,500,000 shares of common stock at $1.25 per share.

Pursuant to the purchase agreement, our board of directors approved, subject to stockholder approval, a restated certificate of incorporation which, among other provisions, effects a one-for-ten reverse split in our common stock, and agreed to submit the restated certificate of incorporation to the stockholders for their approval. The restated certificate of amendment was approved by our stockholders on December 18, 2006 and became effective on February 2, 2007.

Upon the effectiveness of the restated certificate of incorporation, principal and interest due on the Note automatically converted into 7,826,087 shares of our series A preferred stock.

Each share of series A preferred stock is convertible into 2.5 shares of common stock subject to adjustment in certain instances, including the issuance by us of common stock at a price which is less than the conversion price applicable to the series A preferred stock (the “Series A Conversion Price”), which is $.23 per share, subject to adjustment. In connection with this purchase, we paid brokerage fees of $234,000 to Dragonfly Capital Partners, LLC, $125,000 to Colebrook Capital. and $20,000 to Crescent Fund LLC. In addition, we issued to Dragonfly warrants to purchase 489,100 share of common stock at $.50 per share, and 489,100 shares of common stock at an exercise price of $1.25 per share.

The Offering

Common stock offered:
The selling stockholders are offering a total of  5,000,000 shares of common stock, of which 3,000,000 shares are issuable upon conversion of the series A preferred stock and 2,000,000 shares are issuable upon the exercise of warrants..

Limitation of Issuance of Common Stock:
The holders of the series A preferred stock and warrants issued in the September 2006 private placement, which are held by Barron Partners, cannot convert the series A preferred stock or exercise the warrants to the extent that such conversion and exercise would result in the holder and its affiliates owning more than 4.9% of our outstanding common stock.

Outstanding common stock:	16,629,848 shares[1,2]

Outstanding common stock after the conversion of the series A preferred stock and exercise of warrants covered by this prospectus:	21,629,848 shares[1,3]

Use of proceeds:
We will receive no proceeds from the sale of any shares by the selling stockholders. In the event that any selling stockholders exercise their warrants, we would receive the exercise prices. If all warrants covered by this prospectus are exercised at the present exercise price, we would receive approximately $1,000,000 million all of which, if and when received, would be used for working capital and other corporate purposes. The proceeds from the exercise of the warrants are subject to adjustment in the event of a change in the exercise price of the warrants. See “Use of Proceeds.”

OTCBB Symbol:	LTTC

[1]
Does not include (a) a total of 7,982,567 shares of common stock issuable upon exercise of warrants or other convertible securities held by persons other than the selling stockholder or (b) a total of 477,000 shares reserved for options, stock grants or other equity-based incentives granted or available for grant under our stock option or incentive plans.

[2]	Does not include the shares of common stock issuable upon conversion of the series A preferred stock or the exercise of the warrants held by the selling stockholder.

[3]
The number of shares of common stock outstanding after the offering is based on the issuance of the shares of common stock issuable upon conversion of all of the series A preferred stock and upon exercise of all of the warrants covered by this prospectus and does not include any shares issuable upon conversion of series A Preferred Stock or exercise of warrants held by Barron Partners which are not included in this Prospectus.

SUMMARY FINANCIAL INFORMATION
(in thousands of dollars, except per share information)

The following information relating to December 31, 2005 and the years ended December 31, 2005 and 2004 and September 30, 2006 and the nine months ended September 30, 2006 and 2005 has been derived from our financial statements which appear elsewhere in this prospectus. The net income (loss) for the nine months ended September 30, 2005 and the years ended December 31, 2005 and 2004 has been restated to correct the accounting for derivative financial instruments to conform to the requirements of Statements of Financial Accounting Standards. All share amounts have been adjusted for the Company’s 1 for 10 reverse split of its common stock which was effected on February 2, 2007.

Statement of Operations Information:

	Nine Months Ended September 30,		Year Ended December 31,
(In thousands)	2006	2005	2005	2004
Sales - technology products	$1,135	$1,028	1,224	1195
Sales - technology services	3,045	2,221	3,011	415
Cost of sales - technology products	400	335	439	266
Cost of sales - technology services	1,432	1,278	1,834	79
Gross profit	2,347	1,636	1,962	1,265
Operating income (loss)	303	(617)	(1,007)	(543)
Interest expense, net	410	374	509	615
Settlement of events of default	0	263	0	0
Derivative expense (income)	16,921	(517)	(370)	(45)
Other expenses, net	144	(14)	(283)	(345)
Net (loss) income	(17,329)	(723)	(863)	(767)
Net income (loss) per share of common stock - basic	(1.69)	(0.09)	(0.10)	(0.15)
Weighted average shares of common stock outstanding - basic	10,235,189	8,253,716	8,508,529	4,994,620
Net income (loss) per share of common stock - diluted	(1.69)	(0.09)	(0.10)	(0.15)
Weighted average shares of common stock outstanding -diluted	10,235,189	8,253,716	8,508,529	4,994,620

Balance Sheet Information:

Pursuant to the terms of the convertible note issued to Barron Partners, upon the effectiveness of our restated certificate of incorporation, the $4,500,000 note issued to Barron Partners automatically became converted into 7,826,087 shares of series A preferred stock. The “as adjusted” column reflects balance sheet information at September 30, 2006, adjusted only for the conversion of the note into shares of series A preferred stock.

	September 30, 2006		December 31,
	As Adjusted	Historical	2005
Working capital (deficiency)	(368)	(23,396)	(4,394)
Total assets	13,308	13,308	4,152
Total long-term debt	0	0	0
Total liabilities	4,620	26,629	5,351
Accumulated deficit	(20,812)	(37,909)	(20,579)
Stockholders’ deficiency	8,166	(13,429)	(1,277)

RISK FACTORS

Our business involves a high degree of risk. An investment in our securities involves a high degree of risk. In determining whether to purchase our securities, you should carefully consider all of the material risks described below, together with the other information contained in this prospectus before making a decision to purchase our securities. You should only purchase our securities if you can afford to suffer the loss of your entire investment.

RISKS RELATED TO OUR BUSINESS

We have incurred continuing losses, and we may not be able to operate profitably in the future.

We incurred losses of $17.3 million for the nine months ended September 30, 2006, $863,103 for 2005 and $767,099 for 2004. The loss for the nine months ended September 30, 2006 includes a derivative expense of $16.9 million resulting from the our sale of a $4.5 million note and 2.5 million warrants which we issued to Barron Partners in our September 2006 private placement. The Company’s net loss for 2005 and 2004 included derivative income of $370,027 and $45,294 respectively. Our pro forma net loss, after adding back the derivative expenses and deducting the derivative income, would be approximately $408,000 for the nine months ended September 30, 2006, $ 1,233,000 for 2005 and $ 812,000 for 2004. We cannot assure you that we will be able to operate profitably in the future.

Our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our financial statements for the twelve months ended December 31, 2005 and 2004.

Because we generated significant losses and required additional working capital to continue operations, our independent registered accounting firm included in its report for the year ended December 31, 2005 and 2004 an explanatory paragraph to the effect that these conditions raised substantial doubt about our ability to continue as a going concern.

Because we depend on government contracts for most of our revenues, loss of government contracts or a reduction in funding of government contracts could adversely affect our revenues and cash flows.

Revenue from contracts with agencies of the United State government accounted for approximately $3,044,000, or 73 % of sales, for the nine months ended September 30, 2006 and approximately $3,000,000, or 71% of our sales for the year ended December 31, 2005. Our government contracts are only funded on an annual basis, and the government agencies may require rebidding before a contract is renewed, with no assurance that we will be awarded an extension of the contract. Further, agencies of the United States government may cancel these contracts at any time without penalty or may change their requirements, programs or contract budget or decline to exercise options. Any such action by the government agencies could result in a decline in sales and cash flows.

Because we sell our products and services in highly competitive markets, we may not be able to compete effectively.

Competition for our products and services are highly competitive. In offering our services, we compete with a number of companies some of which are considerably larger than we are, including major defense contractors who offer technology services as well as other products to government agencies. In addition, there are numerous smaller companies that offer both general and specialized services to both government agencies and commercial customers. In marketing our technology products, we compete with a number of large companies, including defense contractors, and smaller companies. In selecting vendors, the government agencies consider such factors as whether the product meets the specifications, the price at which the product is sold and the perceived ability of the vendor to deliver the product in a timely manner. Competitors may use our financial condition and history of losses in competing with us.

We depend on a limited number of suppliers for certain parts, the loss of which could result in production delays and additional expenses.

Although most of the parts used in our products are available from a number of different suppliers on an off-the-shelf basis, certain parts are available from only one supplier, specifically, certain circuit boards from Natural Micro Systems. Although we believe that our technology is adaptable to other suppliers; it would require two to four months of development work that could delay other engineering initiatives, and as a result the added costs and delays could hurt our business.

If our products and services fail to perform or perform improperly, revenues and results of operations could be adversely affected and we could be subject to legal action to recover losses incurred by our customers.

Products as complex as ours may contain undetected errors or “bugs,” which may result in product failures or security breaches or otherwise fail to perform in accordance with customer expectations. Any failure of our systems could result in a claim for substantial damages against us, regardless of our responsibility for the failure. Although we maintain general liability insurance, including coverage for errors and omissions, we cannot assure you that our existing coverage will continue to be available on reasonable terms or will be sufficient to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The occurrence of errors could result in loss of data to us or our customers which could cause a loss of revenue, failure to achieve acceptance, diversion of development resources, injury to our reputation, or damages to our efforts to build brand awareness, any of which could have a material adverse affect on our market share, revenues and, in turn, our operating results.

Changes in technology and our ability to enhance our existing products, including research and development, will require technical and financial resources, the unavailability of which could hinder sales of our products and result in decreased revenues.

The markets for our products, especially the telecommunications industry, change rapidly because of technological innovation, changes in customer requirements, declining prices, and evolving industry standards, among other factors. To be competitive, we must both develop or have access to the most current technology and incorporate this technology in our products in a manner acceptable to our customers. Our failure to offer our customers the most current technology could affect their willingness to purchase our products, which would, in turn, impair our ability to generate revenue.

If we lose our security clearance our business could be adversely affected.

Certain of our contracts with government agencies require us to maintain security clearances.  Although our subsidiaries have the clearances necessary to perform under our current contracts, the federal  government could at any time in its discretion remove these security clearance, which could effect our ability to get new contracts.

If we make any acquisitions, they may disrupt or have a negative impact on our business.

We have recently made acquisitions and we may make additional acquisitions in the future. If we make acquisitions, we could have difficulty integrating the acquired companies’ personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the affect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

•	the difficulty of integrating acquired products, services or operations;

•	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

•	the difficulty of incorporating acquired rights or products into our existing business;

•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities;

•	difficulties in maintaining uniform standards, controls, procedures and policies;

•	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;

•	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;

•	the effect of any government regulations which relate to the business acquired;

•
potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether of not successful, resulting from actions of the acquired company prior to our acquisition.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with these acquisitions, many of which cannot be presently identified, these risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations.

We may not be able to enhance our existing products to address of other market

The first step on realizing our business development strategy requires us to enhance current products so they can meet the needs of other markets. If we are unable to do this, we may not be able to increase our sales and further develop our business.

RISKS RELATING TO OUR COMMON STOCK

The potential issuance of a significant number of shares upon exercise or conversion of convertible securities and notes may depress the market price of our common stock.

As of December 31, 2006, we had 16,629,848 shares of common stock issued and outstanding and 54,891,262 shares of common stock were issuable upon conversion of our convertible securities and warrants, including the shares offered by the selling stockholders pursuant to this prospectus. The sale or potential sale of these shares issuable pursuant to convertible securities and warrants may result is substantial dilution to the holders of common stock and these factors may have a depressive effect upon the market price of our common stock.

We may be required to pay liquidated damages if the registration statement of which this prospectus is a part is not declared effective in a timely manner and if we do not maintain a board consisting of a majority of independent directors.

The registration rights agreement, as amended, which we executed in connection with the private placement with Barron Partners LP required us to file a registration statement by February 12, 2007 and to have the registration statement declared effective by the SEC within 120 days of February 12, 2007. If the registration statement is not declared effective by February 12, 2007, we are required to issue 575.6 shares of series A preferred stock to the investors for each day that we fail to meet either of the scheduled dates or if we fail to keep the registration statement effective thereafter.

The purchase agreement relating to the private placement with Barron Partners LP requires us to maintain a board of directors on which a majority of directors are independent directors and an audit committee composed solely of independent directors and a compensation committee with a majority of independent directors. Our failure to continue to meet these requirements could result in our payment of liquidated damages that could be payable in cash or by the issuance of additional shares of series A preferred stock, as the investors shall determine.

The volatility of and limited trading market in our common stock may make it difficult for you to sell our common stock for a positive return on your investment.

The public market for our common stock has historically been very volatile. Over the past two fiscal years and the interim quarterly periods, the market price for our common stock has ranged from $0.40 to $0.90. Any future market price for our shares is likely to continue to be very volatile. Further, our common stock is not actively traded, which may amplify the volatility of our stock. These factors may make it more difficult for you to sell shares of common stock.

Because we are subject to the “penny stock” rules, you may have difficulty in selling our common stock.

Because our stock price is less than $5.00 per share, our stock is subject to the SEC’s penny stock rules, which impose additional sales practice requirements and restrictions on broker-dealers that sell our stock to persons other than established customers and institutional accredited investors. The application of these rules may affect the ability of broker-dealers to sell our common stock and may affect your ability to sell any common stock you may own.

According to the SEC, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

As an issuer of “penny stock” the protection provided by the federal securities laws relating to forward looking statements does not apply to us.

Although the federal securities law provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, if we are a penny stock we will not have the benefit of this safe harbor protection in the event of any based upon an claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission. In addition, such statements could be affected by risks and uncertainties related to our ability to generate business on an on-going business, to receive contract awards from the competitive bidding process, market and customer acceptance, our ability to raise any financing which we may require for our operations, our ability to have access to technological developments, competition, government regulations and requirements, pricing and development difficulties, as well as general industry and market conditions and growth rates, and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of their common stock. If the selling stockholders exercise any warrants, pursuant to which shares of our common stock are being registered pursuant to the registration statement that this prospectus is a part of,  we will receive the amount of the exercise price. The maximum total exercise price is approximately $1,000,000, which we would receive only if all of the warrants were exercised at their present exercise prices, which is $.50 per share. Any proceeds which we receive from the exercise of the warrants would be used for working capital and general corporate purposes. In the event that the exercise price of the warrants is reduced as a result of our failure to meet the required level of pre-tax income per share, the total proceeds from the exercise of the warrants issued to Barron Partners LP could be reduced by up to 30%, with the result that the total proceeds would be reduced by up to approximately $600,000. We cannot assure you that any of the warrants will be exercised.

 SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by the selling stockholders as of February 5, 2007, and the number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus. The table and the other information contained under the captions “Selling Stockholders” and “Plan of Distribution” has been prepared based upon information furnished to us by or on behalf of the selling stockholders.

Name	Shares Beneficially Owned		Shares Being Sold		Shares Owned After Offering
Barron Partners, LP1	814,863	[3]	5,000,000	[2]	814,863	[3,4]

[1]	Andrew B. Worden, president of the general partner of Barron Partners, has sole voting and dispositive power over the shares beneficially owned by Barron Partners.

[2]	Of which 3,000,000 shares are issuable upon the conversion of Series Preferred Stock and 2,000,000 shares ore issuable upon the exercise of warrants having an exercise price of $0.50

[3]
Because the series A preferred stock and warrants owned by Barron Partners cannot be converted or exercised, as the case may be, to the extent that the conversion of the series A preferred stock or the exercise of the warrant would result in the holder and its affiliates owning more than 4.9% of the outstanding common stock, the number of shares which would be beneficially owned by Barron Partners cannot be determined on the date of this prospectus. The number of shares shown in the table represents the maximum number of shares which Barron Partners can acquire on conversion of the series A preferred stock and exercise of the warrants, based on the 4.9% limitation, assuming all of the shares offered by the selling stockholders are sold.

[4]	Assumes all shares of common stock registered by this prospectus will be sold.

September 2006 Private Placement

On September 19, 2006, we entered into a securities purchase agreement with Barron Partners pursuant to which the Barron Partners purchased, for $4,500,000, (a) a note in the principal amount of $4,500,000, and (b) warrants to purchase up to 12,500,000 shares of the Company’s common stock at $.50 per share and 12,500,000 shares of the Company’s common stock at $1.25 per share. The closing date for the sale of the securities was September 19, 2006.

None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates.

Pursuant to the purchase agreement, our board of directors approved, subject to stockholder approval, a restated certificate of incorporation which, among other provisions, effects a one-for-ten reverse split in the Company’s common stock, and agreed to submit the restated certificate of incorporation to the stockholders for their approval. The stockholders approved the restated certificate of incorporation on December 18, 2006 and our restated certificate of incorporation became effective on February 2, 2007. Upon the effectiveness of the restated certificate of incorporation, the principal and interest due on the note automatically converted into 7,826,087 shares of series A preferred stock.

Each share of series A preferred stock is convertible into 2.5 shares of common stock subject to adjustment in certain instances, including the issuance by us of common stock at a price which is less than the conversion price applicable to the series A preferred stock, which is $.23 per share, subject to adjustment.

The purchase agreement as well as the certificate of designation for the series A preferred stock and warrants provide for an adjustment in the conversion price of the note and series A preferred stock and the exercise price of the warrants if the our earnings before interest, taxes, depreciation and amortization, which is commonly referred to as EBITDA, per share is less than a specified amount per share, on a fully-diluted basis, with a maximum reduction of 30% for each year. The target EBITDA per share is $.019 for 2006 and $.0549 for 2007. The amount of reduction per year is the percentage shortfall. Thus, a 15% shortfall will result in a 15% reduction in the applicable conversion or exercise price then in effect. For purpose of determining fully-diluted, all shares of common stock issuable upon conversion of convertible securities and upon exercise of warrants and options shall be deemed to be outstanding, regardless of whether (i) such shares are treated as outstanding for determining diluted earnings per share under GAAP, (ii) such securities are “in the money,” or (iii) such shares may be issued as a result of the 4.9% limitation. The per share amounts are adjusted in accordance with GAAP to reflect any stock dividend, split, distribution, reverse split or combination of shares or other recapitalization, including the reverse split effected by the restated certificate of incorporation.

The following table sets forth the initial conversion price of the series A preferred stock, which is issuable upon conversion of the Note, and the exercise price of the and the adjusted numbers if (a) the EBITDA per share for both 2006 and 2007 is 15% below the respective targets (a “15% shortfall”) and (b) the EBITDA per share for 2007 is 30% or more below the target (a “30% shortfall”). The number of shares reflects the number of shares of common stock issuable upon conversion of the series A preferred stock, and are based on the assumption that no preferred stock are converted into common stock until the adjustment has been made. There is no adjustment in the number of shares issuable upon exercise of the warrants. The number of issuable upon conversion reflects the number of shares issuable upon the conversion of all of the shares of series A preferred stock that are issuable upon conversion of the note.

		Shares Issuable	$.50 warrant	$1.25 warrant
	Conversion Price	Upon Conversion	Exercise Price	Exercise Price
Unadjusted	$.23	19,565,217	$.50	$1.25
15% shortfall	$.166	27,079,886	$.361	$.903
30% shortfall	$.113	39,929,015	$.245	$.612

The series A preferred stock has no voting rights, except as required by law. However, so long as any shares of series A preferred stock are outstanding, we shall not, without the affirmative approval of the holders of 75% of the shares of the Series A Preferred stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the series A preferred stock or alter or amend the certificate of designation relating to the series A preferred stock, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon liquidation senior to or otherwise pari passu with the series A preferred stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series A preferred stock, (c) amend its certificate of incorporation or other charter documents in breach of any of these provisions, (d) increase the authorized number of shares of series A preferred stock, or (e) enter into any agreement with respect to the foregoing.

The purchase agreement, the certificate of designation for the series A preferred stock and the warrants provide that the series A preferred stock cannot be converted and the warrants cannot be exercised to the extent that such conversion or exercise would result in the investor and its or his affiliates owning beneficially more than 4.9% of our common stock. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. These provisions cannot be modified.

Pursuant to the purchase agreement as amended, we agreed to have appointed by February 12, 2007 such number of independent directors that would result in a majority of our directors being independent directors, that our audit committee would be composed solely of independent directors and our compensation committee would have a majority of independent directors. The purchase agreement also requires us to maintain a board of directors on which a majority of directors are independent directors and an audit committee composed solely of independent directors and a compensation committee with a majority of independent directors. Our failure to meet these requirements could result in our payment of liquidated damages. The liquidated damages are computed in an amount equal to 20% per annum of the purchase price of the then outstanding shares of series A preferred stock, payable monthly in cash or series A preferred stock at the option of the Investor, based on the number of days that such condition exists beyond the applicable grace period; provided, however, in no event shall the total payments whether in cash or series A preferred stock exceed in the aggregate 20% of the purchase price of the shares of series A preferred stock that are outstanding as of the date on which the computation is being made.

We also entered into a registration rights agreement with Barron Partners.  Pursuant to an agreement dated February 8, 2007, the registration rights agreement was amended to provide that the filing date to file the registration statement required by the registration rights agreement was changed to February 12, 2007. The amendment also provides that as a result of the Commission’s interpretation of Rule 415, the Company will not be able to register all of the Registrable Securities (as defined in the registration rights agreement), and the per diem liquidated damages payable under Section 2.8 of the Registration Rights agreement was reduced to a fraction of the number provided therein, the numerator of which is the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock which are being registered and the denominator of which is the number of shares of Common Stock issuable upon conversion of all of the shares of Series A Preferred Stock issued to Barron. The amendment also provides that we shall be not subject to any liquidated damages because the Registration Statement (as defined in the registration rights agreement) was not filed within 60 days of September 19, 2006. Pursuant to the registration rights agreement, as amended, the registration statement must be declared effective within 120 days of February 12, 2007. Our failure to meet this schedule and other timetables provided in the registration rights agreement would result in the imposition of liquidated damages, which are payable through the issuance of additional shares of series A preferred stock at the rate of 575.6 shares of series A preferred stock for each day, based on the proposed registration of all of the underlying shares of common stock, with a maximum of 1,565,200 shares of series A preferred stock.

Pursuant to the amendment of the stock purchase agreement and the registration rights agreement between us and Barron, we agreed to issue Barron a warrant to purchase 1,900,000 shares of our common stock at $.50 per share.

The warrants issued to Barron Partners have a term of five years. The warrants provide for adjustments if we do not meet the EBITDA per share targets described above. The warrants also provide that, with certain exceptions, if we issue common stock at a price, or warrants or other convertible securities with an exercise or conversion price which is less than the exercise price of the warrants, the exercise price of the warrants will be reduced to the sales price, exercise price or conversion price, as the case may be, of such other securities.

In connection with this sale of the note and warrants to Barron Partners, we paid brokerage fees of $234,000 to Dragonfly, $125,000 to Colebrook Capital and $20,000 to Crescent Fund LLC. In addition, we issued to Dragonfly warrants to purchase 489,100 shares of common stock at $0.50 per share, and 489,100 shares of common stock at an exercise price of $1.25. We agreed to use our commercially reasonable efforts to include these shares in the registration statement covering the shares being offered by Barron Partners; however, there is no provision for liquidated damages in the event that we fail to register the shares as required.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	sales to a broker-dealer as principal and resale by the broker-dealer of the shares for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions, including gifts;

•	covering short sales made after the date of this prospectus;

•	to a broker-dealers who may agree to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the Securities Act), if available, rather than pursuant to this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders and their pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be an “underwriters” as that term is defined under the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholder has not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling stockholders propose to sell shares to an underwriter, we will be required to amend this prospectus to reflect the terms of the underwritten offering.

The selling stockholders may pledge shares to its brokers under the margin provisions of customer agreements. If the selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event the selling stockholders is deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreement between the selling stockholder and the broker-dealer.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “LTTC.” For the periods indicated, the following table sets forth the high and low sales prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions. The prices below have been adjusted to reflect the one-for-ten reverse split.

	2006		2005
Calendar Quarter	High	Low	High	Low

First Quarter	$.90	$.50	$1.60	$.50
Second Quarter	$.80	$.60	$1.50	$.80
Third Quarter	$.70	$.50	$0.70	$.50
Fourth Quarter	$.60	$.40	$.90	$.50

The market price of our common stock is highly volatile and is subject to fluctuations in response to variations in operating results, announcements of technological innovations or new products, or other events or factors. Our stock price may also be affected by broader market trends unrelated to our performance.

Holders

As of January 31, 2007, we had approximately 309 stockholders of record. The transfer agent of our common stock is Continental Stock Transfer and Trust Company.

Dividends

We have not declared any dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our Certificate of Incorporation of By-Laws that restrict us from declaring dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended December 31, 2006.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,371,000	$0.92	477,000

Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	1,371,000	$0.92	477,000

MANAGEMENT’S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

Forward-Looking Statements

The information in this registration statement contains forward-looking statements. All statements other than statements of historical fact made in this registration statement are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations.

The following discussion and analysis should be read in conjunction with the consolidated financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

General Overview

We were incorporated in the State of Delaware in May 1973 and commenced operations in July 1977. We have been developing and delivering technologically advanced telecommunication solutions for over twenty-five years.

Business Overview

We began as a provider of specialized solutions to the telecom industry. Currently we provide advanced solutions for several vertical markets. The greatest change in operations is in the shift from being a component manufacturer to a solutions provider focused on developing applications through software on its core platform technology. To further its strategy of becoming a solutions provider, we acquired a majority interest in “SMEI” in February 2005.

On September 19, 2006, pursuant to a securities purchase agreement, we sold to Barron Partners LP, for $4,500,000 (a) a note in the principal amount of $4,500,000, and (b) common stock purchase warrants to purchase up to 12,500,000 shares of common stock at $0.50 per share and 12,500,000 shares of common stock at $1.25 per share.

Pursuant to the purchase agreement, our board of directors approved, subject to stockholder approval, a restated certificate of incorporation which, among other provisions, effects a one-for-ten reverse split in our common stock, and agreed to submit the restated certificate of incorporation to the stockholders for their approval. The restated certificate of amendment was approved by the stockholders on December 18, 2006 and became effective on February 2, 2007.

Upon the effectiveness of the restated certificate of incorporation, principal and interest due on the Note automatically converted into 7,826,087 shares of our series A preferred stock.

Each share of series A preferred stock is convertible into 2.5 shares of common stock subject to adjustment in certain instances, including the issuance by us of common stock at a price which is less than the conversion price applicable to the series A preferred stock (the “Series A Conversion Price”), which is $.23 per share, subject to adjustment. In connection with this purchase, we paid brokerage fees of $234,000 to Dragonfly Capital Partners, LLC $125,000 to Colebrook Capital and $20,000 to Crescent Fund LLC. In addition, we issued to Dragonfly warrants to purchase 489,100 share of common stock at $.50 per share, and 489,100 shares of common stock at an exercise price of $1.25 per share

In September 2006, using the proceeds from the Barron financing, we acquired all of the issued and outstanding common stock of Ricciardi Technologies Inc. (“RTI”). Pursuant to the acquisition agreement with RTI, the consideration for stock of RTI consisted of (a) $3,500,000, which was paid from the proceeds of the sale of the Note and warrants to Barron, (b) 5,000,000 shares of common stock, (c) a $500,000 promissory note (the “RTI Note”), which if not paid sooner must be paid in full on the earlier of (i) twelve months from the closing date, or (ii) the consummation of a transfer of all or substantially all of our assets or equity securities to a third party, and (b) 1,000,000 shares of our Series B Convertible Preferred Stock. To secure the indemnification obligations of the former RTI stockholders, a portion of the purchase price, consisting of $350,000 and 583,333 shares of common stock was placed in escrow for a period of 18 months, subject to any claims that may arise under the agreement during the 18-month warranty survival period. Pursuant to a registration rights agreement between us and the shareholders of RTI, the RTI shareholders were given certain registration rights.

We entered into a Omnibus Amendment and Waiver Agreement with Laurus Master Fund, LTD, dated September 18, 2006 for the purpose of amending, restating and waiving certain terms of (i) the Amended and Restated Secured Convertible Term Note, issued as of February 11, 2005 and amended and restated as of July 21, 2006 (as amended and restated, amended, modified and supplemented from time to time, the ”Term Note”) by the Company to Laurus, (ii) the Securities purchase agreement, dated as of February 11, 2005 (as amended, modified or supplemented from time to time, the “purchase agreement”) by and between the us and Laurus, (iii) the Common Stock Purchase warrant, issued as of February 11, 2005 by us to Laurus (as amended and restated, amended, modified and supplemented from time to time, the ”Initial warrant”), (iv) the Common Stock Purchase warrant, issued as of November 18, 2005 by us to Laurus (as amended and restated, amended, modified and supplemented from time to time, the ”Additional warrant”) and (v) the Forbearance Agreement, dated as of July 21, 2006 between us and Laurus.

Pursuant to the Laurus agreement, on September 19, 2006, Laurus waived each event of default that may have arisen under the Term Note and the Forbearance Agreement solely as a result of the failure by the Company to make the $32,656.25 in interest payments due to Laurus on September 1, 2006.

Pursuant to Laurus Agreement, on September 19, 2006, in exchange for the cancellation of the remaining balance of $1,500,000 on the original term note in the principal amount of $ 2,000,000, the Company (a) paid $500,000 in principal amount of the Term Note, (b) issued an amendment and restated note in the principal amount of $250,000, and (c) issued a warrant to purchase up to 1,458,333 shares of common stock (subject to adjustment), upon the cashless exercise by the holder thereof for an imputed exercise price of $1.00 per share.

In connection with the Laurus Agreement, Laurus also executed a lock up agreement, pursuant to which it agreed that, provided the Company is not in default on the note, it will not without the written consent of the Company sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of the Shares or publicly announce an intention to do any of the foregoing, for a period of five (5) months from September 19, 2006. Additionally, pursuant to an irrevocable Proxy, Laurus also gave us a proxy to vote all shares of Common Stock of the Company, now or in the future owned by Laurus to the extent such shares are issued to Laurus upon its exercise of its warrant to purchase 1,458,333 shares of common stock. Upon the sale or other transfer of the Shares, in whole or in part, or the assignment of the warrant, the proxy shall automatically terminate (x) with respect to such sold or transferred shares at the time of such sale and/or transfer, or (y) with respect to all shares in the case of an assignment of the warrant, at the time of such assignment, in each case, without any further action required by any person.

Pursuant to a letter agreement between us and the Keshet Fund LP and Keshet L.P. (collectively the “Keshet”), we agreed to issue 300,000 shares of common stock in consideration of the cancellation of all payment obligations arising under the convertible notes issued to Keshet by us. Additionally, Keshet will, at our expense, terminate all of its agreements with us, other than in respect of (x) indemnification and expense reimbursement provisions of such agreements and such other provisions thereof as expressly survive the payment in full of the obligations and (y) any options and/or warrants received by Keshet from us.

RESULTS OF OPERATIONS

Nine Months Ended September 30, 2006 and 2005

Revenues:

Total revenues for the nine months ended September 30, 2006 increased 28.6% to $4,179,360 compared to $3,248,699 for the nine months ended September 30, 2005. The increase in revenues included $219,784 and $400,379 in incremental revenues related to the RTI and SMEI acquisitions respectively. The SMEI acquisition closed February 14, 2005.

Gross Margin:

Overall gross margin, as a percent of revenues, for the nine months ended September 30, 2006 increased to 56.2% from 50.4% in the comparable year ago period.

Research and Development Expenses:

Research and development expenses consist primarily of salaries, related personnel costs, and consulting fees associated with product development.

Research and development expenses increased slightly to $327,474 for the nine months ended September 30, 2006 compared to $323,063 for the nine months ended September 30, 2005. Management believes that continual enhancements of the Company’s products will be required to enable us to maintain our competitive position. We will have to focus our principal future product development and resources on developing new, innovative, technical products and updating existing products.

Selling, General and Administrative Expenses:

Selling, General and administrative expenses consist primarily of expenses for management, finance and administrative personnel, legal, accounting, consulting fees, sales commissions and marketing, and facilities costs.

For the nine months ended September 30, 2006, SG&A expenses decreased to $1,716,505, a reduction of $213,759 from $1,930,264 for the comparative nine months ended September 30, 2005. The decrease was primarily attributable to cost cutting measures undertaken in the latter part of 2005 and into the first half of 2006 coupled with the synergy savings in administrative costs by combining subsidiary operations (SMEI) with that of Lattice.

Interest Expense:

Interest Expense increased to $409,510 for the nine months ended September 30, 2006 compared to $373,727 for the nine months ended September 30, 2006.

LIQUIDITY AND CAPITAL RESOURCES

For the nine months period ended September 30, 2006, cash and cash equivalents increased to $392,406 from $53,997 at December 31, 2005. Net cash used by operating activities was $689,538 for the nine months ended September 30, 2006 compared to net cash provided by operating activities of $65,385 in the corresponding nine month period ended September 30, 2005. The net cash used by operating activities of $689,538 consisted of a net loss of $(17,329,583), an increase in our accounts receivable of ($195,291), an increase in other assets of ($323,632), an increase in deferred income of 137,493, a decrease in customer deposits of ($135,199), a decrease in the Company’s accounts payable and accrued expenses of ($375,386) offset by non-cash items (depreciation, amortization of intangibles, stock-based compensation, minority interest, derivative interest and financing cost) amounting to $17,533,647.

Net cash used in investment activities was $3,508,228 for the nine months ended September 30, 2006 compared to $1,658,041 in the corresponding nine months ended September 30, 2005. The investment was the cash component of the RTI purchase price combined with direct acquisition costs, net of acquired cash.

Net cash provided by financing activities was $4,536,175 for the nine months ended September 30, 2006 compared to $1,405,829 in the corresponding nine months ended September 30, 2005. This consisted of $4,450,000 of cash proceeds from the Barron financing on September 19, 2006 and $1,293,906 from the private placement in May of 2006 partially offset by the repayment of $1,000,000 on the Laurus convertible note and repayment of $209,000 for short term notes.

The net proceeds from the Barron financing of $4,450,000 was used to pay; (i) $404,851 in transaction and financing fees, (ii) $541,563 to repay a portion of the Laurus debenture plus accrued interest and (iii) $3,500,000 cash to the former owners of Ricciardi Technologies’, Inc. (“RTI”). The Company received $3,586 from this transaction.

Between April 14, 2006 and May 11, 2006 the Company sold 2,323,173 shares of common stock and 1,161,587 warrants to purchase additional shares of common stock to various accredited investors in a private placement The Company received proceeds of $1,293,906 and converted $100,000 of accrued expenses for a total of $1,393,906. The Company used these proceeds for working capital purposes and to reduce short term debt.

The outstanding balance on the Company’s line with Presidential Financial as of September 30, 2006 was $204,120 compared to $202,851 at December 31, 2005. On November 10, 2006, the Company secured a Line of Credit facility with Greater Bay Business Funding (“GBBF”) for $2,000,000. The line is primarily secured by the Company’s accounts receivables. The Advance Rate is 85%. Interest on the line will be charged at the rate of prime plus 6%. Upon securing the line with GBBF, the Company closed the line of credit and repaid in full the outstanding balance with Presidential Financial Group.

The Company’s current liabilities include derivative liabilities totaling $23,028,141, of which $22,008,541 relates to the valuation of the $4,500,000 convertible note, 250,000,000 warrants and the associated embedded derivatives (see Notes 5f and 6 to the Company’s financial statements ) issued to Barron and $1,019,600 related to warrants issued to Laurus Capital. The Company expects the $22,008,541 derivative liability to reverse with the Barron note being reclassified to equity upon the Company’s 10:1 reverse split taking effect. (see Note 9 Common Stock to the Company’s financial statements).

The Company believes with its current cash position, its anticipated operating cash flow, together with the availability on its new line of credit facility with “GBBF” that it has sufficient liquidity to meet its cash requirements over the next twelve months.

OFF-BALANCE SHEET ARRANGEMENTS

The Company does not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

CRITICAL ACCOUNTING POLICIES

Use of Estimates -The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (US GAAP). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. These estimates form the basis for judgments made about the carrying values of assets and liabilities that are not readily apparent from other sources. Estimates and judgments are based on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. However, future events are subject to change and the best estimates and judgments routinely require adjustment. US GAAP requires estimates and judgments in several areas, including those related to impairment of goodwill and equity investments, revenue recognition, recoverability of inventory and receivables, the useful lives long lived assets such as property and equipment, the future realization of deferred income tax benefits and the recording of various accruals. The ultimate outcome and actual results could differ from the estimates and assumptions used.

Basis of Financial Statement Presentation -The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has generated significant losses and is unable to predict profitability for the future. These factors indicate that the Company’s continuation, as a going concern is dependent upon its ability to obtain adequate financing. The Company plans to address the going concern by replacing debt with equity and continuing to grow the company with profitable sales both organically and through acquisitions. Management believes successfully executing these tasks will lead to the removal of the going concern comment from our audited financials.

Principles of Consolidation- The consolidated financial statements included the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained. All significant inter-company accounts and transactions have been eliminated in consolidation. For those consolidated subsidiaries where Company ownership is less than 100%, the outside stockholders’ interests are shown as minority interests.

FISCAL YEAR ENDED 2004 - RESTATEMENT:

The Company corrected its accounting for derivative financial instruments to conform to the requirements of Statements of Financial Accounting Standards No. 133, as amended. Embedded conversion features that meet the definition of derivative financial instruments have, where applicable, have been bifurcated from host instruments and, in all instances; derivative financial instruments have been recorded as liabilities and are carried at fair value. Other instruments, such as warrants, where physical or net-share settlement is not within the Company’s control are recorded as liabilities and carried at fair value. Finally, instruments that were initially recorded as equity were reclassified to liabilities at the time that the Company no longer possessed the ability to settle the instruments on a physical or net-share basis.

The Fair Value adjustments included in the restated consolidated statement of operations for the year ended December 31, 2004 had the net affect of ($285,921) additional expense which adjusted the originally reported Net Loss of ($481,178) to a restated Net Loss of ($767,099). (See Note 13 of the Financial Statements for a more detailed analysis).

RESULTS OF OPERATIONS - YEAR ENDED DECEMBER 31, 2005 COMPARED TO THE YEAR ENDED
DECEMBER 21, 2004

The following tables set forth income and certain expense items as a percentage of total revenue:

	For the Years Ending December 31,
	2005	2004
		(“As Restated”)
Sales	$4,235,269	$1,609,717
Net Loss	$(863,103)	$(767,099)
Net Loss Per Share	$(0.01)	$(0.02)

	OPERATING EXPENSES		PERCENT OF SALES
	2004	2005	2004	2005

Cost of Sales	$2,273,764	$344,951	53.7%	21.4%

Research & Development	431,021	304,160	10.2%	18.9%

Selling, General &
Administrative	2,537,365	1,503,422	59.9%	93.4%

Total Operating Costs
and Expenses	$5,242,150	$2,152,533	123.8%	133.7%

Sales for the fiscal year ended December 31, 2005 increased to $4,235,269 from $1,609,717 for the prior year ended December 31, 2004, representing an increase of $2,625,552, or 163%. Sales in the 2005 period attributable to the SMEI acquisition during the first quarter of 2005 were $3,011,227. Excluding the SMEI sales, revenues from technology products for 2005 were $1,224,042 compared to $1,194,717 in 2004. The technology product revenues were predominantly derived from the Commander Product Lines. Included in 2004 technology product sales were revenues associated with a “one-time” software development contract with Evercom totaling $415,000 and a sale of the Company’s 3-way calling software license to T-Netix for $200,000. Technology Service’s revenue increased to $3,011,227 from $415,000 prior year mainly attributable to the SMEI acquisition early 2005.

Cost of Sales for the fiscal year ended December 31, 2005 increased to $2,273,764 from $344,951 for the prior year ended December 31, 2004. Cost of sales included in the 2005 period related to the SMEI acquisition were $1,834,281. Excluding SMEI, cost of sales as a percentage of revenues for technology products increased to 36% from 21% in 2004. The increase was mainly due to the prior year including the higher margin contribution from the Evercom and T-Netix sales. Excluding the effects of Evercom and T-Netix, Gross Margin as a percent of revenues for technology products have consistently ranged from 65% to 70%. Gross Margins for Technology Services run in the low to mid 50% range. Technology Service’s cost of sales increased to 1,834,281 from $78,750 prior year mainly attributable to the SMEI acquisition early 2005.

Research and Development Expenses increased to $431,021 for the fiscal year ended December 31, 2005 from $304,160 in the year ended December 31, 2004, representing an increase of $126,861, or 42%. The increase is attributable to the hiring of additional engineering staff. The company temporarily increased engineering staff as we transitioned our revenue base from primarily products to a mix of both products and services. Now that we have completed our transition, engineering staffing levels are comparable to 2004 levels. Management believes that continual enhancements of the Company’s products will be required to enable us to maintain our competitive position. We will have to focus our principal future product development and resources on developing new, innovative, technical products and updating existing products.

Selling, General and Administrative Expenses (“SG&A”) consist primarily of expenses for management, finance and administrative personnel, legal, accounting, consulting fees, sales commissions and marketing, and facilities costs. For the year ended December 31, 2005, SG&A increased to $2,537,365 from $1,503,422 for the prior year ended December 31, 2004, representing an increase of $1,033,943, or 68.7%. Included in 2005 was $1,229,317 attributable to the SMEI acquisition. Excluding SMEI, SG&A expenses decreased by $195,374. The decrease was primarily attributable to cost cutting measures implemented in the first quarter of 2005. The cost cutting measures primarily included reductions in administrative staffing.

Interest Expense consists of interest paid and accrued on outstanding convertible notes, notes payable, interest due on loans from stockholders. Interest expense decreased to $509,007 for the year ended December 31, 2005 from $614,955 for the prior year ended December 31, 2004. Included in interest expense for 2005 was $154,201 related to derivative accounting of the 2005 Laurus Convertible Note The derivative interest expense arises from amortizing to the face or redemption value (using the effective interest method) the discounted value of the host debt instrument. Included in interest expense for 2004 was $331,215 related to the derivative accounting for certain convertible notes issued to Laurus Master Fund, Ltd. during 2001. Excluding the effects of the derivative expense, interest costs increased by $71,066. The increase in 2005 was primarily due to higher average borrowings compared to 2004 combined with an increase in the weighted average interest rate. The amount of convertible debt increased from $1,400,000 in 2004 to $2,000,000 in 2005. During 2005, the interest rate, which is tied to Prime, increased from 8% to 10%.

Finance Expense in the twelve months ended December 31, 2005 was $26,979, compared to $66,847 for the twelve months ended December 31, 2004. Finance expense in 2005 consisted of the investment banking fees incurred with raising the 2005 Laurus Convertible in February, 2005. The 2004 financing fees were in connection with our 2003 Laurus. The total financing fees incurred in 2005 of $92,500 were charged to deferred financing fees and are being amortized over the three year term of the note.

DISCONTINUED OPERATIONS

On September 1, 2004, the Company sold all of its tangible and intangible assets that were used in its audio and visual systems integration business, including: (a) all related intellectual property; (b) all fixed assets; (c) all customer lists; and (d) the goodwill associated therewith; all free and clear of any security interests, mortgages and other encumbrances. The assets sold were valued by the Company at $812,452, which included $250,498 of goodwill. In consideration for the assets sold under the Agreement, Modern Mass Media Group, Inc. (the Purchaser) assumed liabilities amounting to $1,097,762. The Company recorded a gain on the sale of $285,310.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

CRITICAL ACCOUNTING POLICIES

Basis of Financial Statement Presentation. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have generated significant losses and are unable to predict profitability for the future. These factors indicate that our continuation, as a going concern is dependent upon our ability to obtain adequate financing. We plan to address the going concern by replacing debt with equity and continuing to grow our business with profitable sales both organically and through acquisitions.

As discussed in Note 5 to the accompanying financial statements, on September 1, 2004, we sold substantially all of the tangible and intangible assets that were used in our audio and visual systems integration business. Accordingly, the financial condition and results of the operations of the audio visual division segment have been reflected as discontinued operations for all periods.

Principles of Consolidation. Our consolidated financial statements include our accounts and all of our subsidiaries in which a controlling interest is maintained. All significant inter-company accounts and transactions have been eliminated in consolidation. For those consolidated subsidiaries where our ownership is less than 100%, the outside stockholders’ interests are shown as minority interests. Investments in affiliates over which we have significant influence but not a controlling interest are carried on the equity basis.

Major Customers. With the SMEI acquisition closed in February 2005, our primary “end-user” customer is the U.S. Department of Defense (DoD) which accounted for approximately 71% of total sales in 2005. Two customers accounted for 41% of our sales in the 2004 period.

DESCRIPTION OF BUSINESS

 Organization

We are a Delaware corporation, organized in May 1073 under the name Science Dynamics Corporation. We changed our name to Lattice Incorporated on February 2, 2007.

On February 14, 2005, we acquired approximately 86% of the stock of SMEI on a fully-diluted basis, for which we paid $1,655,325 in cash and issued 1,737,861 shares of common.

On September 10, 2006, we acquired the stock of RTI for $3,500,000, 50,000,000 shares of common stock, a $500,000 promissory note and 1,000,000 shares of series B convertible preferred stock. To secure the indemnification obligations of the former RTI stockholders, $350,000 and 583,333 shares of common stock was placed in escrow for a period of 18 months, subject to any claims that may arise under the agreement during the 18-month warranty survival period.

At December 31, 2006, we operated the businesses of SMEI and RTI as separate businesses. In addition to SMEI and RTI, we continue to supply call control technology to service providers offering Collect-Only calling to inmates of correctional institutions. We have been a primary supplier to a major Local Exchange Carrier and, in recent years; have expanded our customer base to include the newly emerging unregulated companies offering the same service in today’s more highly competitive telecom environment. Our Commander product line is a versatile and feature rich platform, prepared to handle the increasing demand for investigative tools and security.

We are in the process of integrating our businesses and hope to complete the integration during 2007.

Business of SMEI

SMEI was founded to provide engineering services coupled with advanced technology solutions to agencies of the federal government. SMEI has developed advanced data management applications, Internet server technology and information systems that it markets to both public and private sectors. SMEI’s technology helps its customers reduce development time for projects, manage the deployment of applications across the Internet to desktops around the world and implement military grade security on all systems where the applications are deployed. SMEI has two divisions, a consulting services division and the Aquifer Software division.

Consulting Services Division

SMEI provides the federal government and private industry with engineering services coupled with innovative information technology solutions. SMEI seeks to address the growing public and private sector demand for integrated, secure, enterprise class e-business solutions built on industry standards.

SMEI has designed, developed and implemented advanced business management applications, integration technologies and enterprise geospatial systems. SMEI currently supports several operational systems in all of these categories for major organizations and defense commands using web-based technologies and the consolidation of custom and commercial off-the-shelf software to unite dissimilar applications into integrated systems.

Geospatial Information Systems

SMEI specializes in the design and implementation of enterprise geographic information systems, enabling the vision of public and private sector clients for cross-organization data sharing. By doing this, we can manage the security of the GIS data layers so that what a user sees is based on his level of security-cross - organizational data sharing. Most GIS systems are not able to restrict to the granular level that we have designed into GeoReadiness. SMEI develops web services applications and secure geospatial solutions. SMEI also performs spatial analysis and risk assessment modeling for the military medical application. SMEI also developed GIS-R, an Army geospatial information system repository to provide a visual method for users to access information from a comprehensive set of government, commercial, and installation data sources in an expandable, user-friendly decision support application.

Implementation planning is critical to the success of enterprise geospatial information system initiatives. Cross-organizational data sharing and public visualization of corporate information through the Internet requires the understanding of data needs across functional areas, as well as the backbone technology to support an enterprise approach. The SMEI team includes key in-house experts in geospatial information system supporting technologies such as ESRI’s ArcSDE, Oracle Spatial, UNIX and Windows to ensure a stable architecture and operating environment for enterprise applications. As current customers of this service, the Naval Information Technology Center receives architectural and database support, systems integration analysis, and technical support from SMEI.

Technical and Management Consulting Services

SMEI provides network engineering, architectural guidance, database management, expert programming and functional area expert analysis to its Department of Defense clients.  SMEI provides strategic consulting to support business requirements, change management, and financial analysis and metrics for several major federal customers.

In addition, SMEI provides management, analytical, and technical consulting to support legacy application modernization and systems reduction goals under several major contracts including the Department of Navy’s Navy Marine Corps Intranet (NMCI).

Aquifer Software

SMEI develops and markets the Aquifer Application Services Platform, a proprietary software product embedded in the applications developed for its customers. Aquifer helps developers build a new class of software called rich Internet applications. These applications are secure custom or commercial desktop and mobile Windows Forms applications that use the traditional client/server model while exploiting Web Services-based communications over the Internet.

Aquifer is a .NET application platform built on a service-oriented architecture that delivers scalable and secure Web applications to Windows desktop and Windows CE platforms. Aquifer gives SMEI a competitive advantage with its service bids by; (i) reducing development time and (ii) enabling the management and the deployment of applications across the Internet to desktops around the world while implementing Department of Defense certified and accredited security on all deployed systems. Aquifer addresses the needs of development organizations to more rapidly develop custom Windows Forms applications and lower the costs to secure, deploy and maintain them. Aquifer helps organizations solve the following problems:

•	Reduction in application development time, cost and risk;

•	Reduction of desktop and PDA application deployment time and cost;

•	Increased richness of user experience;

•	Elimination of security concerns inherent with Web browser vulnerabilities;

•	Decreased server software and hardware costs; and

•	Optimization of network resources for best performance.

SMEI markets Aquifer as both a productivity tool and a secure application platform. Whether modernizing legacy applications or building new service-oriented, Web based systems, Aquifer is designed to shorten the time it takes to develop and deliver custom solutions in Microsoft .NET environments. Aquifer provides many common service components including:

•	Data Access;

•	Role-based User Profiles;

•	Flexible Security Model including strong encryption;

•	Configuration Management;

•	Event Management;

•	Integration Gateways; and

•	Secure Client.

In its current version 5.4, the Aquifer Application Services Platform can support between 500 and 1,000 concurrent active desktops against a single server processor.

Sales and Marketing

SMEI markets its Aquifer Application Services Platform to mid to large-sized commercial accounts, federal government agencies, systems integrators and independent software vendors that are building Windows rich Internet applications. Aquifer’s products, training and services are focused on the .NET Windows Forms application development market where enterprise IT organizations and systems integrators are tasked with building and managing applications that run on the Internet using the .NET Framework.

SMEI employs the following marketing programs to sell the Aquifer Application Services Platform:

Direct Sales to Enterprise IT Organizations and Systems Integrators - A direct sales force performs this activity. This segment includes all new federal, systems integrator and commercial accounts. SMEI believes that reference-ability is a key post-sale objective.

Targeted Marketing - With the help of extensive lead generation, public relations and targeting marketing communication materials, SMEI hopes to establish itself as a leader in the rich Internet application development and management market with an emphasis on security over both wired and wireless communications. The tactics include marketing materials directed at DOD agencies, the financial services and health care markets and other markets where strong security is a common requirement. Print media, direct mail, trade shows/conferences and live Web casts are the main components of lead generation for SMEI.

Strategic Alliances - SMEI plans to continue to form strategic alliances with federal and commercial systems integrators and Web services performance management vendors to sell SMEI’s products as value-added resellers and to enhance Aquifer’s capabilities by integrating with other vendor’s performance monitoring capabilities. SMEI believes that engaging marketing an delivery channels that are not currently available to the company will broaden market reach, increase delivery bandwidth in some instances, and yield a greater return on sales and marketing expenditure. Currently, SMEI and AmberPoint co-market products to federal governmental agencies. SMEI plans to integrate Aquifer and AmberPoint to help developers more easily and accurately monitor the .NET applications they build. AmberPoint is a Silicon Valley-based software company that builds and markets management solutions for Web services.

About Ricciardi Technologies Inc.

RTI was formed in 1992 with the goal of providing a cost-effective method for customers in both the private and public sector to meet their growing needs for dependable systems and software solutions. RTI provides turn-key solutions, as well as on-site consulting and engineering support. RTI has a diverse group of software and hardware engineers who practice proven design, development and implementation processes and standards. RTI is organized into four distinct divisions to better serve our clients’ focus and needs:

•
RTI’s E-Solutions Divisioncombines its experience in mission critical systems, distributed systems, web development, and knowledge environments to provide our customers with cutting-edge IT solutions for distributed e-business and web infrastructure.

•
RTI’s Mobile Solutions Divisionworks closely with the other RTI divisions to provide support in the areas of wireless communication and portable device data management. MSD solutions deal with real-time data management as well as mission critical solutions to government/military and commercial customers.

•
RTI’s Professional Services Division provides both on-site and off-site consulting and engineering support. PSD has formed long-term and on-going relationships with companies such as Lockheed Martin, Motorola, Logistics Management Institute, BAE Systems, and Hughes Network Systems, to support their continuing engineering and consulting needs.

•	RTI’s Software Systems Division (SSD) provides hard core and/or real-time embedded and mission critical solutions to government, military and commercial customers.

RTI is headquartered in Manassas Virginia, with additional on-site personnel at client locations in Virginia, Maryland, and California. RTI possesses a full suite of servers on a wide area network (WAN) consisting of Windows NT, 2K and XP, and Linux servers which provide application development, Intranet, Extranet and communications with satellite offices. It has approximately 30 employees. Furthermore, RTI has a proven track record in scaling its resources (personnel/staffing, hardware assets, and facilities) to facilitate large projects and/or changing requirements in order to meet our clients’ project cost and schedule objectives.

Business Development

We believe our future success is dependent on expanding our existing product line to encompass a more diverse customer base. Management believes this will enable us to reduce our exposure to the risk of declines in telecommunications sales while capitalizing on potential gains in our other business sectors. As we expand product offerings into other sectors, we plan to move from primarily offering products to offering a mix of products and services to generate consistent recurring revenue streams. Some of the key areas we intend to focus on expanding are:

1.	OEM Licensing - This would include licensing existing technology we have developed to other equipment manufacturers either to incorporate into their existing product offering or for resale.

2.	Voice and Data Security Products - Our existing products provide feature rich call control technology that can be expanded to serve additional markets.

The first step in realizing our business development strategy requires enhancing existing products to address the needs of other markets. We continue to supply call control technology to service providers offering Collect-Only calling to inmates of correctional institutions. We plan to expand on our existing Commander product line by licensing it to other vendors and also by modifying the product to meet the needs of other markets.

Our Products

We currently offer products based on our BubbleLink technology and on SMEI’s Aquifer technology. These products are marketed to the government and private industries.

Commander Call Control System

The Commander call control system is built on our BubbleLink software architecture. This open source platform is a combination of integrated computer telephony hardware and software. The Commander call control system is capable of handling thousands of call transactions per hour and provides correctional facility officials with effective tools to manage and control inmate telephone calls using the Commander system software.

The Commander I models are designed for the small to midsize municipal and county correctional facilities requiring control for up to 40 inmate telephone lines. The Commander I base system provides telephone control for 4 lines and can be expanded in 4 line increments.

Commander call control systems are supported by an integrated array of administrative and investigative programs that provide a management solution suite. All programs interact in real-time with Commander calls and databases via an Ethernet Local Area Network (LAN) or a Wide Area Network (WAN).

Commander provides technologically advanced call control and management tools targeted at investigation and law enforcement in the inmate telephone control industry. Commander includes live monitoring, debit and recording features. The Commander system can be structured to use pre-paid debit cards that support specialized tariffs and call timing. With pre-paid debit cards, Commander provides complete control and security.

The existing Commander system is ported to support multiple vendors’ equipment, which makes the product more flexible in its operation and also pricing. We are developing Commander’s investigative software to provide a single repository for storing call records, recordings and other documents related to a specific case or investigation.

MinuteMan

The MinuteMan product, which is also built on our BubbleLink technology, is a complete turnkey system. The MinuteMan is designed for smaller pre-paid card vendors that want to break free from the resale only mode of the card business.

Aquifer

Aquifer is a software architecture that provides users the ability to develop and manage applications in a secure distributed computing environment. Aquifer has been used in developing several applications within the Department of Defense. Aquifer’s security system is certified by the Department of Defense.

We plan to combine Aquifer’s secure development platform with the transaction processing capabilities of BubbleLink. We believe the products’ synergies will provide an end to end solution for secure communications.

Product Development

We continue to refine our core BubbleLink software technology. The BubbleLink software provides a hosting platform for telephony transactions and processes. The BubbleLink technology supports our existing Commander family of inmate products and the MinuteMan pre-paid card system. Management believes the addition of Aquifer to our product offerings gives us greater flexibility with product design and will help keep our business competitive.

Government Contracts

Virtually all of our SMEI’s and RTI’s revenues are dependent upon continued funding of the United States government agencies that we serve. The portion of revenues contingent on government funding was primarily SMEI’s which represented approximately 63% of our total revenues for the quarter ended September 30, 2006 and 71% for the year ended December 31, 2005. The full revenue contribution of RTI occurred in the 4th quarter of 2006 since the acquisition closed late in the 3rd quarter (September 19, 2006). Any significant reductions in the funding of United States government agencies or in the funding of specific programs served by or targeted by our business could materially and adversely affect our operating results.

         U.S. government contracts are subject to termination for convenience by the government, as well as termination, reduction or modification in the event of budgetary constraints or any change in the government’s requirements. In addition, U.S. government contracts are conditioned upon the continuing availability of congressional appropriations. Congress usually appropriates funds on a fiscal year basis even though contract performance may take several years. Consequently, at the outset of a major program, the contract is usually incrementally funded and additional funds are normally committed to the contract by the procuring agency as Congress makes appropriations for future fiscal years. Any failure of such agencies to continue to fund such contracts or failure by Congress to make sufficient appropriations to the relevant agencies could have a material adverse effect on our operating results.

Sales and Marketing

We employ a direct sales team to market our products to IT organizations, systems integrators and IP carriers. Our direct sales team primarily focuses on independent regional carriers. SMEI markets its Aquifer Application Services Platform to mid to large-sized commercial accounts, federal government agencies, systems integrators and independent software vendors that are building Windows rich Internet applications. Aquifer’s products, training and services are focused on the .NET Windows Forms application development market where enterprise IT organizations and systems integrators are tasked with building and managing applications that run on the Internet using the .NET Framework.

SMEI employs the following tactics to sell the Aquifer Application Services Platform:

Direct Sales to Enterprise IT Organizations and Systems Integrators - A direct sales force performs this activity. This segment includes all new federal, systems integrator and commercial accounts. SMEI believes that reference-ability is a key post-sale objective.

Targeted Marketing - With the help of extensive lead generation, public relations and targeting marketing communication materials, SMEI hopes to establish itself as a leader in the rich Internet application development and management market with an emphasis on security over both wired and wireless communications. The tactics include marketing materials directed at DOD agencies, the financial services and health care markets and other markets where strong security is a common requirement. Print media, direct mail, trade shows/conferences and live Web casts are the main components of lead generation for SMEI.

Strategic Alliances - SMEI plans to continue to form strategic alliances with federal and commercial systems integrators and Web services performance management vendors to sell SMEI’s products as value-added resellers and to enhance Aquifer’s capabilities by integrating with other vendor’s performance monitoring capabilities. SMEI believes that engaging marketing an delivery channels that are not currently available to the company will broaden market reach, increase delivery bandwidth in some instances, and yield a greater return on sales and marketing expenditure.

Important partnerships SMEI has developed recently include:

•
Microsoft. SMEI is a Microsoft Certified Partner. Recently, Aquifer’s security model and its presence on the Navy Marine Corps Intranet (NMCI) network have attracted interest from Microsoft Federal and from Microsoft Business Development in Redmond. SMEI is currently working with Redmond to develop a NMCI formal Microsoft/SMEI case study describing the benefits of .NET and Aquifer.

•
AmberPoint. AmberPoint is a Silicon Valley-based software company that builds and markets management solutions for Web services. SMEI and AmberPoint co-market products to federal governmental agencies. SMEI plans to integrate Aquifer and AmberPoint to help developers more easily and accurately monitor the .NET applications they build.

SMEI’s goal is to turn every Aquifer customer into a reference account. SMEI believes that first hand testimonials describing the productivity gains with Aquifer are of great value and can significantly enhance sales and marketing efforts

Ricciardi Technologies, Inc. (“RTI”)

RTI was formed in 1992 and has a proven track record of providing turnkey solutions, Systems Engineering and Software Development, as well as on-site consulting and engineering support in the CBRNE market. RTI has a diverse group of talented software and hardware engineers who practice proven design, development and implementation processes and standards. RTI has partnered with Major Defense Contractors to provide quality solution in CBRNE and Homeland defense. With RTI’s product “SensorView”, RTI has improved the development time and quality of Interoperable and Network Centric solutions.

RTI's produces software and hardware used as Command, control, and monitoring systems for chemical and biological sensor management that provides plug and play capability to connect a variety of sensor types over different interfaces, including RS-232, RS-422, RS-485, and Ethernet. SensorView provides the capability to command, control, and monitor (locally and remotely) multiple sensors of various types. SensorView also includes GPS and meteorological sensor options to provide and report real-time location and meteorological data associated with an incident.

Research and Development

Our research efforts are focused on adapting new technologies to current and potential products. Efforts in research cover new techniques in software development and component technologies. We are continuously redesigning and updating our existing products to integrate the latest technologies. As we expand our products in existing markets and make initial steps into new markets, increases in research expenditures will become necessary.

Intellectual Property

In June 1998, we were granted a patent (Patent No. 5,768,355) from the U.S. Patent and Trademark Office on a three-way call detection system.

On December 21, 2004 the United States Patent and Trademark Office issued trademark serial number 78326540 for the name “Aquifer.” SMEI has not yet received the Certificate of Registration.

No assurance can be given as to the scope of any patent protection. We believe that rapid technological developments in the communications and IT industries may limit the protection afforded by its patents. Since our patents precisely define the parameters of their technology, that information may allow competitors to modify the technology in order to circumvent the original patent. Accordingly, we believes that our success is dependent on its engineering competence, service, and the quality and economic value of products.

Customer Support

Lattice Incorporated

Our technical support staff provides telephone support to customers using a computerized call tracking and problem reporting system. We also provide initial installation and training services for our products. We have instituted an annual maintenance contract which entitles customers to software updates, technical support and technical bulletins.

SMEI

The SMEI team includes in-house experts in GIS supporting technologies such as ESRI’s ArcSDE, Oracle Spatial, UNIX and Windows to ensure a stable architecture and operating environment for enterprise applications. As current customers of this service, the Naval Information Technology Center (NITC) receives architectural and database support, systems integration analysis, and technical support from SMEI.

Competition

There are six major competitors in the call control platform field. Of these competitors, T-Netis and Evercom both provide call control systems as part of a telecommunications service offering. In addition, both these companies sell directly to the correctional facilities while we only sell to service providers. We compete with these companies primarily by offering service providers customized call control features not available on any other platform. Our technology is primarily deployed in smaller facilities where large competitors do not directly compete. This has created a market to sell to smaller regional service provides where the competition does not require major capital expenditures or large-scale support. The larger facilities which make up the majority of the market share are controlled by the major carriers such as Verizon or by larger competitors such as Evercom and T-Netix. Although the regional carriers only account for a small percentage of the inmate market, the competitive landscape is more favorable to us. Key equipment providers that compete with us in this market are Omni Phone and Radical. Both companies manufacture call control systems for this market. Our key competitive advantage in this market is the features our technology provides and our 3-way call detection.

As a company offering IT services, SMEI’s services market is fragmented and highly competitive. SMEI faces competition from companies providing IT outsourcing and business process outsourcing solutions. SMEI also competes with software vendors in the .NET Web Application Services Platform market. Potential competitors of SMEI’s Aquifer software include:

•
Kinitos, Inc. delivers an enterprise deployment solution that allows IT to maintain centralized control of existing Windows Forms clients. The Kinitos .NET platform centralizes control of the monitoring, deployment and updating of existing Windows Forms client applications throughout the network. It handles policy based client deployment and rollback, enables real time monitoring and delivers centralized reporting of client applications.

Kinitos also has a component that provides client-side “plumbing” for creating Windows Forms applications. It handles the communications from client to server, provides online/offline services, reliable messaging, logging and dynamic updating of client applications.

•
ObjectWare, Inc. markets its IdeaBlades technology as an application development platform for the rapid creation of smart client applications. ObjectWare leverages Microsoft .NET technology to streamline development, deployment and maintenance processes while simplifying the supporting hardware and software environments.

Government Regulation

The Federal Communications Commission requires that some of our products meet Part 15 and Part 68 of the Code of Federal Regulations. Part 15 (subpart B) deals with the suppression of radio frequency and electro-magnetic radiation to specified levels. Part 68 deals with protection of the telephone network. Other than Federal Communication Commission requirements, our business is not subject to material governmental regulation. Because all of the components used in our equipment are purchased from other suppliers their components have already satisfied FCC requirements. As a result FCC regulation does not impact our product.

Employees

As of December 31, 2006, we had 59 full time employees and no part time employees. We supplement full-time employees with subcontractors and part-time individuals, consistent with workload requirements. None of our employees are covered by a collective bargaining agreement. We consider relations with our employees to be good.

As of December 31, 2006, SMEI had 18 full time employees and one part time employee. None of SMEI’s employees are covered by a collective bargaining agreement. SMEI considers relations with its employees to be good.

As of December 31, 2006, RTI had 31 full time employees. None of RTI’s employees are covered by a collective bargaining agreement. RTI considers relations with its employees to be good.

Legal Proceedings

We are not a party to any pending legal proceeding.

Description of Property

We lease a 3,000 square foot office in an industrial park in Pennsauken, New Jersey. This space is also used to test our products and for other corporate activities. Our lease began June 1, 2003 and is for a term of three years at $2,812 per month.

SMEI leases a facility located at 12100 Sunset Hills Road, Reston, Virginia 20191. The facility is comprised of 7,072 square feet of office space. The lease is pursuant to a Lease Agreement dated October 1, 2005. The lease commenced October 1, 2005 and ends September 30, 2007. SMEI currently pays $16,501 per month under the lease. The lease is for two years with one two-year renewal at the then current market rate with current market escalators.

RTI leases a facility located at 8306 Rugby Road, Manassas VA. The facility is comprised of 3,166 square feet of space. The term of the lease is 3 years with one renewal option for an additional 5 year term. We pay rent of $5,500 a month for the RTI facility.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each. There are no family relationships among any of our Directors and Executive Officers.

Name	Age	Position
Paul Burgess	41	President, chief executive officer and director
Joe Noto	47	Chief financial officer and secretary
Eric D. Zelsdorf	40	Chief technology officer
Michael Ricciardi	47	Chief operating officer
Jeannemarie Devolites Davis	50	Director
Robert E. Galbraith	62	Director
Thomas F. Gillett	60	Director
Donald Upson	52	Director

Background of Executive Officers and Directors

Paul Burgess, President, Chief Executive Officer and Director. From March 1, 2003 until February 14, 2005, Mr. Burgess was our Chief Operating Officer. As of February 9, 2005, Mr. Burgess was appointed our President and Chief Executive Officer. On February 14, 2005, Mr. Burgess was appointed a member of our Board of Directors. From January 2000 to December 2002, Mr. Burgess was President and Chief Financial Officer of Plan B Communications. Prior to Plan B Communications, Mr. Burgess spent three years with MetroNet Communications, where he was responsible for the development of MetroNet’s coast to coast intra and inter city networks. Mr. Burgess was also influential in developing the operations of MetroNet during the company’s early growth stage. Prior to joining MetroNet, Mr. Burgess was with ISM, a company subsequently acquired by IBM Global Services, where he was responsible for developing and deploying the company’s distributed computing strategy.

Joe Noto, Chief Financial Officer and Secretary,joined Lattice in March 2005 as Vice President of Finance and served in that position until May 2005 when he accepted the position of Chief Financial Officer. Prior to joining the Company, from 2002 to 2005, Mr. Noto was VP/Controller heading financial operations at Spectrotel Inc. (formerly Plan B Communications), a communications service provider. From 2000 to 2002, Mr. Noto was the Finance Director at Pivotech Systems, a communications software start-up Company. Mr. Noto holds a B.A. degree from Rutgers College and is a Certified Public Accountant of New Jersey and is a member of the American Institute of CPA’s and the New Jersey Society of CPA’s.

Eric D. Zelsdorf, Chief Technology Officer Mr. Zelsdorf founded SMEI in 1997 and since then he has been the Chief Technology Officer, President and a Director of SMEI. Mr. Zelsdorf has led SMEI since its inception and currently advises clients as well as industry standards groups on the implementation of secure Web services and enterprise architecture and integration. From 1992 to 1997, Mr. Zelsdorf was Vice President and Chief Technology Officer for ECG, Inc.

Michael Ricciardi, Chief Operating Officer. Mr. Ricciardi founded RTI and served as its president and chief executive officer and led the company’s technical team and operations since its inception in 1992. He has spent his career in software development and information management in the field of distributed and embedded systems. Prior to forming RTI, Mr. Ricciardi was the founder and principle in MAR-Computer Systems Designers, which specialized in system integration services. He also had prior experience with United Technologies Defense Systems, Sperry Marine Systems, Loral Advanced Projects and CACI Distributing Systems. Ricciardi is a graduate of the S.U.N.Y at Buffalo with a double major in applied mathematic and computer science. He also earned his master’s degree in computer science from the New York Institute of Technology. Robert E. Galbraith, Director. Mr. Galbraith is currently a consultant to firms seeking innovative technical solutions in the security marketplace. Areas in which Mr. Galbraith has consulted include: data encryption, internet telephony (VoIP), intelligent data recording, secure local and wide area network solutions, physical security and biometric security. Prior to consulting, Mr. Galbraith was President, owner and technical administrator of Secure Engineering Services, Inc. (“SESI”) from its inception in 1979 until the firm was sold in 1996. During this period, SESI provided services and equipment to the U.S. Forces and NATO component Forces in Europe. Clients included the U.S. Army, Navy and Air Force, the SHAPE Technical Center, Euro Fighter Program, Sandia Labs, JPL, MITRE and NATO programs.

Jeannemarie Devolites Davis. Ms. Davis is a member of the Virginia State Senate. Ms. Davis served in the Virginia House of Delegates for three terms, before being elected to the State Senate. Ms. Devolites is also a partner with ICG Government, a technology consulting group. Ms. Davis earned a BA in Mathematics from the University of Virginia in 1978.

Thomas F. Gillett. Mr. Gillett has held a number of executive level positions with Qwest Communications, including President QCC (Qwest IXC), Senior Vice President for Corporate Development & Strategy and Vice President Merger Integration. Mr. Gillett has also worked at a venture capital firm, Alta Communications and held a senior position at Cable Television Laboratories. Mr. Gillett holds undergraduate and graduate degrees in Management Engineering and Management from Rensselaer Polytechnic Institute.

Donald Upson Mr. Upson recently retired as the Commonwealth of Virginia’s first Secretary of Technology. Mr. Upson has more than two decades of government, corporate, and high technology experience. Mr. Upson is a graduate of California State University Chico.

Board Committee Composition

At each annual meeting of stockholders, all of our directors are elected to serve from the time of election and qualification until the next annual meeting of stockholders following election. The exact number of directors is to be determined from time to time by resolution of the board of directors. We have an audit committee. The members of our audit committee are Donald Upson, Jeannemarie Devolites, Thomas F. Gillett and Robert E. Galbraith, all of whom are independent.

We also have a compensation committee. The members of the compensation committee are Paul Burgess, Jeannemarie Devolites Davis, Robert Galbraith, Thomas Gillett, and Donald Upson.

Employment and Consulting Agreements

On February 4, 2005, we entered into an employment agreement with SMEI and Eric D. Zelsdorf. Under the agreement, Mr. Zelsdorf will be employed as SMEI’s Chief Technology Officer until December 31, 2007. For his services, SMEI agreed to pay Mr. Zelsdorf a base salary of $160,000 per year. Mr. Zelsdorf also may be paid an incentive bonus based on a percentage of his base salary. We agreed to grant Mr. Zelsdorf stock options upon completion of the acquisition of SMEI in accordance with our employee stock option program. The exercise price of the stock options are to be set at the stock price at the close of the acquisition of SMEI. The agreement will terminate upon the following events and conditions:

(a) upon expiration of its terms;

(b) for cause by SMEI immediately upon written notice;

(c) For cause by Mr. Zelsdorf immediately upon written notice;

(d) without cause by either party upon written notice;

or (e) in the event Mr. Zelsdorf is unable to perform services required under the agreement by reason of incapacity or disablement for more than six months.

Cause by SMEI is defined in the agreement as: a material breach by Mr. Zelsdorf, a felony conviction or any willful act or omission of dishonesty which causes harm to SMEI. Resignation of Mr. Zelsdorf with cause is defined to include, but not limited to: a reduction in position and/or responsibilities, a material change in Mr. Zelsdorf’s reporting structure, or relocation beyond 30 miles of SMEI’s principal office. If the agreement is terminated by SMEI without cause or if Mr. Zelsdorf resigns with cause, Mr. Zelsdorf will be entitled to all compensation and benefits otherwise remaining unpaid under the remaining term of the agreement and all stock options which have been granted under the agreement will become immediately vested and exercisable. In the event Mr. Zelsdorf is terminated for cause or resigns voluntarily, no compensation will be due to him other than what was earned through the date of termination.

On February 14, 2005, upon effectiveness of the acquisition of SMEI, we entered into an Executive Employment Agreement Amendment with Paul Burgess. Under the Executive Employment Agreement Amendment, Mr. Burgess is employed as our Chief Executive Officer for an initial term of three years. Thereafter, the Executive Employment Agreement Amendment may be renewed upon the mutual agreement of the parties. Mr. Burgess will be paid a base salary of $225,000 per year under the Executive Employment Agreement Amendment. We previously agreed to grant Mr. Burgess 200,000 shares of restricted stock. This grant was replaced by the grant of fully vested options to purchase 200,000 shares of common stock at an exercise price of $0.30 per share. We also agreed to grant Mr. Burgess fully vested options to purchase an additional 200,000 shares of common stock at an exercise price of $0.50 per share as a bonus for services rendered during 2004. Further, upon the effective date of the Executive Employment Agreement Amendment, we agreed to grant Mr. Burgess options to purchase 600,000 shares of common stock at an exercise price of $1.00 per share, which will vest one-third each year over a three-year period beginning February 14, 2005. In addition, we agreed to pay Mr. Burgess an incentive bonus based on 1% of the revenue of the most recent 12-month period of any acquisitions closed by us during the term of the Executive Employment Agreement Amendment. The Executive Employment Agreement Amendment may be terminated by Mr. Burgess at his discretion by providing at least 30 days prior written notice to us. In the event our business is acquired, or we are the non-surviving party in a merger, or we sell all or substantially all of our assets, the surviving company is bound to the provisions of the Executive Employment Agreement Amendment. In September 2006, Mr. Burgess’ employment agreement was amended to provide that he will receive an incentive bonus based on five percent of our before tax net income of the most recent twelve month period of any acquisitions closed by us during the term of the agreement, so long as such before tax net income also resulted in an increase in earnings per share. The incentive salary payment shall be made within thirty day of the close of any such transactions. The amendment also added a provision that provides that following the termination of the agreement and for one year thereafter Mr. Burgess will not engage in the information and communication technology business in the United States where we then have officers and/or sell our products.

On March 7, 2005, we signed a three year employment agreement with Joe Noto to be our Vice President of Finance and Administration, at an initial annual base salary of $130,000. The term of the agreement is for three years commencing February 1, 2005. Thereafter, the agreement may be renewed upon mutual agreement of the parties. Mr. Noto is entitled to a cash incentive bonus equal to 20% of base salary based on meeting predetermined objectives. As part of the agreement he will receive medical, vacation and profit sharing benefits consistent with our current policies. The agreement may be terminated by Mr. Noto upon at least 30 days prior written notice to us. The agreement may be terminated by us upon five days notice to Mr. Noto in the event Mr. Noto: (a) is in material breach of the agreement; (b) habitually neglects his duties; (c) engages in any dishonest conduct, damages the our reputation or standing or is convicted of any criminal act or engages in any act of moral turpitude. The agreement provides that in the event Mr. Noto is promoted to the position of Chief Financial Officer, his base salary will adjust to not less than $150,000 per year. Effective May 12, 2005, Mr. Noto assumed the position as our Chief Financial Officer at an annual base salary of $150,000. In September 2006, Mr. Noto’s employment agreement was amended to add a provision that provides that following the termination of the agreement and for one year thereafter Mr. Noto will not engage in the information and communication technology business in the United States where we then have officers and/or sell our products.

In September 2006, we entered into an employment agreement with Michael Ricciardi, pursuant to which he is serving as our Chief Operating Officer. Pursuant to his employment agreement, Mr. Ricciardi is to receive a base salary of $165,000 per year and an annual bonus of not less than 30% of his then current base salary, if established revenue and personal goals are achieved. In addition, the Company is to granted an incentive stock option to purchase 125,000 shares of the common stock at an exercise price of $.60 per share. The term of the agreement is three (3) year unless sooner terminated pursuant to its terms. Thereafter, the Agreement shall automatically renew from year to year unless terminated as provided therein.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following information is furnished for the years ended December 31, 2006 and 2005 for our principal executive officer and the two most highly compensated officers other than our principal executive officer who was serving as such at the en of our last completed fiscal year:

Name and Principal Position	Year	Salary $		Bonus $ (3)	Stock Awards $	Option Awards $ (5)	Non-Equity Incentive Plan Compensation $	Nonqualified Deferred Compensation Earnings $	All Other Compensation $		Total $
Alan C. Bashforth(1)	2006	0		0	—	—	-0-	—	—		—
Former President and Chief Executive Officer	2005	0		0		$360,000			$75,000		435,000

Paul Burgess	2006	$225,000	(7)	$52,500							$277,500
President, Chief Executive Officer and Director	2005	$220,833				$420,000					$640,833

Joseph Noto	2006	$150,000		$30,000	—	—					$180,000
Chief Financial Officer	2005	$120,967			—	$40,000					$160,967

Herb Quinn (4)	2006					—			$150,000	(6)	150,000
	2005					$7,000			$125,000	(6)	132,000

Eric Zelsdorf (4)	2006	$160,000									$160,000
Chief Technology Officer	2005	$146,667									$146,667

 (1) Mr. Bashforth resigned from all positions effective July 14, 2005.

(2) Consulting fees earned by Calabash Consulting LTD, of which Mr. Bashforth is the principal executive officer and owner. As of December 31, 2006, all consulting fees have been paid.

(3) Represents performance bonus earned in the year when paid.

(4) Eric Zelsdorf and Herb Quinn resigned from the Board of Directors effective November 6, 2006.

(5) These amounts represent the estimated present value of stock options or warrants at the date of grant, calculated using the Black-Scholes options pricing model.

(6) Represent consulting fees earned in accordance with Mr. Quinns’s consulting agreement.

(7) Mr. Burgess waived $112,500 of his 2006 compensation

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END Joe please update

Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Underexercised Unearned Options #	Option Exercise Price $		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested #	Market Value of Shares or Units of Stock That have not vested $	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested #	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares Units or Other Rights That have not Vested $
Joseph Noto	66,667	133,333	(1)	—		$1.00	July 2015

Paul Burgess	200,000 200,000 400,000	— — 200,000	(2)		$ $ $	0.30 0.50 1.00	May 2014 Oct’ 2014 Feb’ 2015

Michael Ricciardi	—	125,000	(3)			$0.60	Sept’ 2016

(1)	66,667 vests July 2007 and 66,667 vests July 2008
(2)	200,000 vests Feb’ 2008
(3)	41,667 vests Sept’ 2007, 41,667 vests Sept’ 2008 and 41,667 vests Sept’ 2009

DIRECTOR COMPENSATION

Compensation of Directors

No director receives any compensation for their service as a director in 2006. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In April 2004, Paul Burgess, one of our directors and our current President and Chief Executive Officer, and Alan Bashforth, our former Chairman of the Board, former Secretary, former President, former Chief Executive Officer, and former acting Chief Financial Officer, formed an entity named Strategic Telcom Financing to provide equipment lease financing to certain of our customers who are unable to obtain financing with an outside leasing company. The terms of sales to Strategic Telecom Financing are the same terms received for those customers who can obtain third party financing for our products. For the twelve months ended December 31, 2005, we recorded revenue from sales to Strategic Telecom Financing totaling $124,234. As of December 31, 2005, there were no balances either owed to or from us with Strategic Telecom Financing related to these sales.

On December 30, 2004, we entered into a consulting agreement with Calabash Consultancy, Ltd. Under the agreement, Calabash Consultancy, Ltd. was engaged as a business development, financial and management consultant, which consulting services are to be provided by Alan Bashforth to act as Chief Executive Officer and Chairman of our Board of Directors. The agreement started January 1, 2005 and continues for an initial three-year term was scheduled to expire on December 31, 2007. The agreement was terminated on July 14, 2005 pursuant to an amendment to the agreement. The agreement will automatically renew for additional one-year terms following the initial term, provided that following the initial term either party may terminate the agreement by providing the other party a minimum of 30 days prior written notice. In consideration for its services, we agreed to pay Calabash Consultancy, Ltd. an annual fee of $300,000. Upon completing the acquisition of SMEI, Calabash Consultancy, Ltd. was awarded warrants to purchase 600,000 shares of common stock at an exercise price of $1.00 per share that expire seven years after issuance. In addition, as part of a bonus payment for years 2003 and 2004, we agreed to grant Calabash Consultancy, Ltd. fully vested stock options to purchase 200,000 shares of common stock with an exercise price of $0.50 per share. We agreed to fully reimburse Calabash Consultancy, Ltd. for any and all expenses incurred in the performance of duties under the agreement and to pay Calabash Consultancy, Ltd. $850 per month for a vehicle to be used exclusively by Calabash Consultancy, Ltd. during the term of the agreement. During the initial term or any subsequent renewal, if our business is sold to another party or if we are subject to a change of control, or ownership of more than 20% of our outstanding common stock is controlled by a single party, Calabash Consultancy, Ltd. may terminate the agreement by providing 30 days advance notice of termination. Upon such termination, all options and warrants will become fully vested and all other amounts due under the agreement, including payments through the term of the agreement, will become immediately due and payable. We agreed to indemnify Calabash Consultancy, Ltd. and Mr. Bashforth and hold them harmless for all acts or decisions made by Mr. Bashforth in good faith while performing services for us. We also agreed to be responsible for payment of any and all taxes that may become due to any state or federal taxing authority arising out of the agreement and to indemnify and hold harmless Calabash Consultancy, Ltd. and Mr. Bashforth from any such payment. Pursuant to the amendment terminating the agreement with Calabash Consultancy, Ltd., the 600,000 seven-year warrants and the 200,000 options describe above remain in effect, subject to the following amendments: (a) the right to exercise the warrants commenced March 31, 2006; and (b) the right to exercise the options will expire March 31, 2008. We owe Calabash Consultancy, Ltd. $125,000 in consulting fees under the consulting agreement. We agreed to pay such amount upon the earlier of: (a) the Company raising $1 million in new equity; or (b) March 31, 2006. Except as described above, we have no further obligations to Calabash Consultancy, Ltd. or to Mr. Bashforth. The $125,000 has since been paid.

On February 4, 2005, we entered into a consulting agreement with SMEI and Herbert B. Quinn, Jr., which is effective as of the date we completed the acquisition of SMEI. Under the agreement, Mr. Quinn will perform strategic analytical and advisory services as reasonably requested by SMEI’s Chief Executive Officer. For his services, SMEI agreed to pay Mr. Quinn $150,000 per year. Mr. Quinn also is eligible to receive options under our stock option plan or any similar plan that is in effect. The term of the agreement is for one year and will automatically renew for one additional year unless either party gives at least 30 days prior written notice of their intent not to extend the agreement. The agreement does not contain any termination provisions.

In connection with our purchase of all of the issued and outstanding stock of RTI:

•
we paid Michael Ricciardi, our chief operating officer, $ 512,064 and issued to him 717,975 shares of common stock; 162,560 shares of series B preferred stock, which shall on September 18, 2007 automatically convert into approximately 135,466 shares of common stock; and an option to purchase 125,000 shares of our common stock at a purchase price of $0.65 per share.

•
we paid Marie Richardi, Mr. Ricciardi’s spouse, $1,056,135 and issued her we issued her 1,480,823 shares of our common stock and 335,281 shares of our Series B preferred stock, which shall on September 18, 2007 automatically convert into approximately 279,400 shares of our common stock.

•
we paid $656,082 to Michele Ricciardi and issued Marie and Michael Richardi Custodian for their minor child under the Uniform Gifts to Minors Act 208,280 shares of our Series B preferred stock which shall on September 18, 2007 automatically convert into approximately 173,566 shares of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about shares of common stock beneficially owned as of January 31, 2007 by:

•	each director;

•	each officer named in the summary compensation table;

•	each person owning of record or known by us, based on information provided to us by the persons named below, to own beneficially at least 5% of our common stock; and

•	all directors and executive officers as a group.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned (2)	Percentage of Common Stock Beneficially Owned (2)
Paul Burgess (3)	600,000	3.6%
Jeannemarie Devolites	0	*
Thomas F. Gillett	0	*
Donald Upson	0	*
Eric D. Zelsdorf	583,560	3.5%
Robert Galbraith (4)	124,500	*
Michael Ricciardi (5)	3,118,703	18.8%
Marie Riccirdi (5)	3,118,703	18.8%
Burlington Assembly of God (6) 2035 Columbus Road Burlington, New Jersey 08016	1,000,000	6.00%
Joe Noto	66,667	*
Dragonfly Capital Partners, LLC (7) 420 Lexington Avenue Suite 2620 New York, New York 10170	978,200	5.5%
Alan Bashforth(7)	1,659,836	10.0%
All named executive officers and directors as a group (7 persons)	4,426,763	27.2%

* Less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Lattice Incorporated , 7150 N. Park Drive, Suite 500, Pennsauken, NJ 08109.

(2)
Applicable percentage ownership is based on 16,629,848 shares of common stock outstanding as of January 31, 2007, together with securities exercisable or convertible into shares of common stock within 60 days of December 31, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of December 30, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Represents shares issuable upon exercise of options held by Mr. Burgess.

(4)	Includes 5,000 shares owned by Mr. Galbraith’s wife, as to which Mr. Galbraith disclaims beneficial interest

(5)
Mr. and Mrs. Ricciardi are husband and wife. The number of shares beneficially owned by each of them includes (a) 717,974 shares owned by Michael Ricciardi, (b) 1,480,823 shares owned by Marie Ricciardi, and (c) 919,905 shares owned by them as custodian for their minor child. Mr. and Mrs. Ricciardi disclaims beneficial interest in the shares owned by the other and their minor child.

(6)	Represents 666,667 shares of common stock and 333,333 shares of common stock issuable upon exercise of warrants.

(7)
Includes: (a) 16,500 shares owned by Mr. Bashforth; (b) 152,000 shares owned by Innovative Communications Technology, Ltd., which is controlled by Mr. Bashforth; (c) 436,336 shares owned by Calabash Holdings Ltd., which is controlled by Mr. Bashforth; and (d) 200,000 shares issuable upon exercise of options held by Calabash Holdings Ltd exercisable at 0.50 per sh which expire March 31, 2008; and (e) 600,000 warrants exercisable at $1.00 per share which expire 2012 and (f) 170,000 shares and 850,000 warrants issued in connection with the private placement of common stock between April 14th and May 11, 2006. The warrants are five year warrants and have a strike price of $1.20 per share.

Barron Partners owns notes and warrants which, if fully converted and exercised, would result in the ownership of more than 5% of our outstanding common stock. However, the note and warrant, by their terms, may not be converted or exercised if such conversion or exercise would result in Barron Partners or its affiliates owning more than 4.9% of our outstanding common stock. This limitation may not be waived.

No Director, executive officer, affiliate or any owner of record or beneficial owner of more than 5% of any class of our voting securities is a party adverse to our business or has a material interest adverse to us.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. As of January 31, 2007, we had 16,629,848 shares of common stock outstanding and 1,000,000 shares of preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefore. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of all liabilities.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of our common stock are, and the shares offered in this offering will be, when issued and paid for, duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

We are authorized to issue 10,000,000 shares of “blank check” preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include the designations, rights and preferences including preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. The ability of the Board of Directors to issue preferred stock could discourage, delay or prevent a takeover of us. In September 2006, we filed a certificate of Designation to designate 9,000,000 shares as Series A Convertible Preferred Stock and 1,000,000 shares as Series B convertible Redeemable Preferred Stock.

Pursuant to the transaction with Barron, our board of directors approved, a restated certificate of incorporation, which was approved by our shareholders in December 2006. The restated certificate of incorporation, among other provisions, effected a one-for-ten reverse split in the Company’s common stock, and changed our name to Lattice Incorporated.

Each share of series A preferred stock is convertible into 2.5 shares of common stock subject to adjustment in certain instances, including the issuance by the Company of common stock at a price which is less than the conversion price applicable to the series A preferred stock (the “Series A Conversion Price”), which is $.23 per share, subject to adjustment.

In connection with the Barron transaction we issued Barron a convertible note in the principal amount of $4,500,000 (the “Note”). Upon the filing of the restated certificate of incorporation with the State of Delaware, principal and interest due on the Note automatically converted into 7,826,087.

The series A preferred stock and warrants provide for an adjustment in the conversion price of the note and series A preferred stock and the exercise price of the warrants if the Company’s earnings before interest, taxes, depreciation and amortization is less than a specified amount per share, on a fully-diluted basis, with a maximum reduction of 30% for each year. The target EBITDA per share is $.019 for 2006 and $.0549 for 2007. The amount of reduction per year is the percentage shortfall. Thus, a 15% shortfall will result in a 15% reduction in the applicable conversion or exercise price then in effect. For purpose of determining fully-diluted, all shares of Common Stock issuable upon conversion of convertible securities and upon exercise of warrants and options shall be deemed to be outstanding, regardless of whether (i) such shares are treated as outstanding for determining diluted earnings per share under GAAP, (ii) such securities are “in the money,” or (iii) such shares may be issued as a result of the 4.9% Limitation. The per share amounts are adjusted in accordance with GAAP to reflect any stock dividend, split, distribution, reverse split or combination of shares or other recapitalization, including the reverse split effected by the restated certificate of incorporation.

The following table sets forth the initial conversion price of the series A preferred stock, which is issuable upon conversion of the Note, and the exercise price of the and the adjusted numbers if (a) the EBITDA per share for both 2006 and 2007 is 15% below the respective targets (a “15% shortfall”) and (b) the EBITDA per share for 2007 is 50% or more below the target (a “50% shortfall”). The number of shares reflects the number of shares of common stock issuable upon conversion of the series A preferred stock, and are based on the assumption that no notes or preferred stock are converted into common stock until the adjustment has been made. There is no adjustment in the number of shares issuable upon exercise of the warrants. The number of issuable upon conversion reflects the number of shares issuable upon the conversion of all of the shares of series A preferred stock that are issuable upon conversion of the note.

		Shares Issuable	$.5 warrant	$1.25 warrant
	Conversion Price	Upon Conversion	Exercise Price	Exercise Price
Unadjusted	$.23	19,565,217	$.5	$1.25
15% shortfall	$.166	27,079,886	$.361	$.903
30% shortfall	$.113	39,929,015	$.245	$.612

The series A preferred stock has no voting rights, except as required by law. However, so long as any shares of series A preferred stock are outstanding, the Company shall not, without the affirmative approval of the holders of 75% of the shares of the Series A Preferred stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the series A preferred stock or alter or amend the certificate of designation relating to the series A preferred stock, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon liquidation senior to or otherwise pari passu with the series A preferred stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the series A preferred stock, (c) amend its certificate of incorporation or other charter documents in breach of any of these provisions, (d) increase the authorized number of shares of series A preferred stock, or (e) enter into any agreement with respect to the foregoing.

The purchase agreement, the certificate of designation for the series A preferred stock and the warrants provide that the notes or series A preferred stock cannot be converted and the warrants cannot be exercised to the extent that such conversion or exercise would result in the investor and its or his affiliates owning beneficially more than 4.9% of our common stock. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. These provisions cannot be modified.

In connection with the acquisition of the all of the shares of RTI we issued 1,000,000 shares of our series B Preferred Stock. Each share of series B Preferred Stock will automatically convert into common stock on September 18, 2007, at the conversion rate of five sixths of a share of commons stock, subject to adjustment in the event of stock dividends, splits and other distributions, combinations of shares or reverse splits or other recapitalizations. The Company may at any time until September 18, 2007, redeem the series B Preferred Stock at a redemption price of $0.50 per share. Except as otherwise provided by law, the holders of the series B Preferred Stock do not have voting rights. However, the vote of the holders of a majority of the outstanding shares of series B Preferred Stock shall be required for any amendment to the statement of designations setting forth the rights, preferences, privileges and limitations of the holders thereof. If, and only if, the vote of the holders of the series B Preferred Stock is required by law in connection with any merger or consolidation or a sale of all or substantially all of the Company’s business and assets, the holders of the series B Preferred Stock shall vote with the holders of the Common Stock (and any other classes or series of capital stock that have similar voting rights) on an “as-if converted” basis.

Dividends

We have not declared any dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our Certificate of Incorporation or By-laws that restrict us from declaring dividends.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 (“Section 145”) of the Delaware General Corporation Law, as amended (the “DGCL”), permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

As permitted by the DGCL, we have included in our Certificate of Incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors. In addition, our By-laws require us to (i) indemnify the officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and (ii) advance expenses to the officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Lattice Incorporated by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements included in this prospectus have been audited by Peter C. Cosmas Co., CPAs, independent registered public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

Lattice Incorporated is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street N.E. Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission’s web site is http://www.sec.gov.

Lattice Incorporated has filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Lattice Incorporated and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

LATTICE INCORPORATED (FORMALLY SCIENCE DYNAMICS CORP.) CONSOLIDATED FINANCIAL STATEMENTS

LATTICE INCORPORATED (formerly Science Dynamics Corp) AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2006	December 31, 2005
	Unaudited	Audited

ASSETS

Current assets:
Cash and cash equivalents	$392,406	$53,997
Accounts receivable - trade	1,788,608	706,255
Inventories	86,006	6,049
Other current assets	965,776	190,581

Total current assets	3,232,796	956,882

Property and equipment, net	1,698	35,279
Goodwill	9,043,302	2,063,833
Other Intangibles, net	907,040	1,077,110
Other assets	122,779	19,213

Total assets	$13,307,615	$4,152,317

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Customer deposits	$15,000	$150,199
Accounts payable	680,863	986,505
Accrued expenses	972,720	1,084,555
Deferred Revenue	137,493	—
Current maturities notes payable	1,794,775	2,667,942
Derivative Liability	23,028,141	462,462

Total current liabilities	26,628,992	5,351,663

Minority Interest	108,554	78,316

Shareholders’ equity - (Deficit)
Preferred stock - .01 par value
10,000,000 shares authorized
No shares issued	—	—
Common stock - .01 par value,
200,000,000 shares authorized,
16,710,656 and 8,984,150 issued
16,698,077 and 8,971,569 outstanding
in 2006 and 2005 respectively	1,671,066	898,415

Additional paid-in capital	23,205,643	18,800,980

(Deficit)	(37,908,807)	(20,579,224)

	(13,032,098)	(879,829)
Common stock held in treasury, at cost	(397,833)	(397,833)

Total shareholders’ equity (Deficit)	(13,429,931)	(1,277,662)

Total liabilities and shareholders’
Equity	$13,307,615	$4,152,317

The accompanying notes are an integral part of these consolidated financial statements

LATTICE INCORPORATED (formerly Science Dynamics Corp.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Nine Months Ended
	September 30,
	2006	2005
		“As Restated”
Sales - Technology Products	$1,134,690	$1,027,779
Sales - Technology Services	3,044,670	2,220,920

Total Sales	4,179,360	3,248,699

Cost of Sales - Technology Products	400,253	334,663
Cost of Sales - Technology Services	1,432,116	1,277,563

Total Cost of Sales:	1,832,369	1,612,226

Total Gross Profit	2,346,991	1,636,473

Operating Expenses:
Research and development	327,474	323,063
Selling, general and administrative	1,716,505	1,930,264

	2,043,979	2,253,327

Operating Income (Loss) before other income (expenses)	303,012	(616,854)

Other income (expenses):
Interest Expense	(409,510)	(373,727)
Settlement of events of default	—	(262,667)
Extinguishment Loss	(158,266)	—
Derivative income (expense)	(16,921,159)	516,661
Other Income	13,505	—
Finance Expense	(126,927)	—
Minority interest	(30,238)	13,717

Total Other Expense	(17,632,595)	(106,016)

Net(Loss)	$(17,329,583)	$(722,870)

Net Loss per Common Share -Basic	$(1.69)	$(0.09)
Net Loss per Common Share -Diluted	$(1.69)	$(0.09)

Weighted average shares outstanding -Basic	10,235,190	8,253,716
Weighted average shares outstanding -Diluted ...	10,235,190	8,253,716

The accompanying notes are an integral part of these consolidated financial statements.

LATTICE INCORPORATED (formerly Science Dynamics Corp.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
	2006	2005

Cash flows from operating activities:
Net (Loss)	$(17,329,583)	$(722,870)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	205,124	91,023
Financing expense non cash	126,927	—
Settlement of events of default	—	262,667
Minority interest	30,238	(13,717)
Derivative income & expense including interest expense
attributed to Derivatives	16,921,159	(370,541)
Extinguishment Gains & losses	158,266	—
Amortization of Debt Discount	47,025	—
Stock Based Compensation	44,908	—
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(195,291)	416,039
Inventories	(1,587)	48,018
Other assets	(323,632)	(51,771)
Increase (decrease) in:
Accounts Payable and
accrued expenses	(375,386)	406,537
Deferred Income	137,493	—
Customer Deposits	(135,199)	—

Total adjustments	16,640,045	788,255

Net cash provided by
operating activities	(689,538)	65,385

Cash flows used in investing activities:
Investment in SMEI	—	(1,655,325)
Acquired Cash RTI & SMEI respectively	156,772	5,159
Investment in RTI	(3,665,000)	—
Purchase of property and equipment	—	(7,875)

Net cash (used) in investing activities	(3,508,228)	(1,658,041)

Cash flows from financing activities:
Payment of Convertible Debt	(1,000,000)	—
Issuance of Convertible Debt net of fees	—	1,870,292
Barrons financing	4,450,000	—
Issuance of Common shares, net of fees	1,293,906	—
Short term notes payable	(209,000)	(130,463)
Revolving AR Credit facility	1,269	(334,000)

Net cash provided by (used in) financing activities	4,536,175	1,405,829

Net increase (decrease) in	338,409	(186,827)
cash and cash equivalents
Cash and cash equivalents -
beginning of period	53,997	192,681

Cash and cash equivalents -
end of period	$392,406	$5,854

LATTICE INCORPORATED (formally Science Dynamics Corp.) AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)

	Nine months ended
	September 30,
	2006	2005
Supplemental disclosure of cash flow information:
Cash paid during the years for:
Interest	$156,905	86,998
Income taxes	$-0-	-0-

LATTICE INCORPORATED (formally Science Dynamics Corp.) AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Unaudited)

Note 1- Organization and Summary of Significant Accounting Policies

a) Organization

Lattice Incorporated , (formerly Science Dynamics) (the “Company”, “Lattice”) was incorporated in the State of Delaware May 1973 and commenced operations in July 1977. The Company began as a provider of specialized solutions to the telecom industry. Currently Lattice provides advanced solutions for several vertical markets. The greatest change in operations is in the shift from being a component manufacturer to a solutions provider focused on developing applications through software on its core platform technology. To further its strategy of becoming a solutions provider, the Company acquired a majority interest in “SMEI” in February 2005. On September 19, 2006, the Company purchased all of the issued and outstanding shares of the common stock of Ricciardi Technologies Inc. (“RTI”). RTI was founded in 1992 and provides software consulting and development services for the command and control of biological sensors and other Department of Defense requirements to United States federal governmental agencies either directly or though prime contractors of such governmental agencies. RTI’s proprietary products include SensorView, which provides clients with the capability to command, control and monitor multiple distributed chemical, biological, nuclear, explosive and hazardous material sensors.

b) Basis of Financial Statement Presentation

The accompanying unaudited financial statements include the accounts of Lattice and its majority owned subsidiaries (The Company) and have been prepared by management in accordance with generally accepted accounting principles in the United States of America for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. The financial information furnished herein reflects all adjustments, which in the opinion of management are necessary for a fair presentation of the Company’s financial position, the results of operations and the cash flows for the periods presented.

Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed, or omitted, pursuant to such rules and regulations.

These interim statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005. The Company presumes that users of the interim financial information herein have read or have access to the audited financial statements for the preceding fiscal year and that the adequacy of additional disclosure needed for a fair presentation may be determined in that context. The results of operations for any interim period are not necessarily indicative of the results for the full year.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has generated significant losses and is unable to predict profitability for the future. These factors indicate that the Company’s continuation, as a going concern is dependent upon its ability to obtain adequate financing grow sales. With the acquisition of RTI the Barron’s financing the Company believes that it has been successful in replacing debt with equity and continuing to grow the company with profitable sales both organically and through acquisitions. Management believes that these recent transactions will ultimately lead to the removal of the going concern comment from our audited financials.

The accompanying financial statements include the operating results of Systems Management Engineering Systems, Inc. (SMEI), a majority owned (86%) subsidiary of Lattice acquired February 14, 2005. On February 14, 2005 the Company recorded on its Balance Sheet a Minority Interest Liability of $171,995 representing the net asset value not acquired by the Company. The carrying value of the minority interest of $171,995 has since been reduced by $108,554 at September 30, 2006 giving effect to the SMEI’s net operating results. The carrying value increased by $30,218 in the nine months ended September 30, 2006 giving effect to the portion of SMEI’s net operating profit allocable to minority shareholders.

The accompanying financial statement include the operating results of RTI a 100% owned subsidiary from the date of acquisition September 19, 2006.

c) Principles of Consolidation:

The consolidated financial statements included the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained. All significant inter-company accounts and transactions have been eliminated in consolidation. For those consolidated subsidiaries where Company ownership is less than 100%, the outside stockholders’ interests are shown as minority interests.

d) Use of Estimates:

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (US GAAP). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. These estimates form the basis for judgments made about the carrying values of assets and liabilities that are not readily apparent from other sources. Estimates and judgments are based on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. However, future events are subject to change and the best estimates and judgments routinely require adjustment. US GAAP requires estimates and judgments in several areas, including those related to impairment of goodwill and equity investments, revenue recognition, recoverability of inventory and receivables, the useful lives long lived assets such as property and equipment, the future realization of deferred income tax benefits and the recording of various accruals. The ultimate outcome and actual results could differ from the estimates and assumptions used.

e) Fair Value Disclosures:

Derivative Financial Instruments

The Company generally does not use derivative financial instruments to hedge exposures to cash-flow or market risks. However, certain other financial instruments, such as warrants and embedded conversion features that are indexed to the Company’s common stock, are classified as liabilities when either (a) the holder possesses rights to net-cash settlement or (b) physical or net-share settlement is not within the control of the Company. In such instances, net-cash settlement is assumed for financial accounting and reporting, even when the terms of the underlying contracts do not provide for net-cash settlement. Such financial instruments are initially recorded at fair value and subsequently adjusted to fair value at the close of each reporting period.

f) Stock-Based Compensation

On January 1, 2006, the Company adopted the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Accounting for Stock-Based Compensation, to account for compensation costs under its stock option plans. The Company previously utilized the intrinsic value method under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (as amended) (“APB 25”). Under the intrinsic value method prescribed by APB 25, no compensation costs were recognized for the Company’s stock options because the option exercise price in its plans equals or is greater than the market price on the date of grant. Prior to January 1, 2006, the Company only disclosed the pro forma effects on net income and earnings per share as if the fair value recognition provisions of SFAS 123(R) had been utilized.

In adopting SFAS No. 123(R ), the Company elected to use the modified prospective method to account for the transition from the intrinsic value method to the fair value recognition method. Under the modified prospective method, compensation cost is recognized from the adoption date forward for all new stock options granted and for any outstanding unvested awards as if the fair value method had been applied to those awards as of the date of grant. See Note 11 for assumptions used to estimate the grant-date per share fair value of the options in the table below. The following table illustrates the effect on net income and earnings per share as if the fair value based method had been applied to all outstanding and unvested awards in each period.

	For the Nine Months
	Ended September 30,
	2006	2005

Net income (loss), as reported	$(17,329,583)	$(722,870)
Add: Stock-based employee compensation expense
included in reported net income (loss)	44,907

Deduct: Total stock-based employee
compensation expense determined
under fair value based method
for all awards,	(44,907)	(293,997)

Pro forma net income (loss) including stock-based
compensation cost based on fair-value method	$(17,329,583)	$(1,016,867)

Earnings (loss) per share:	$(1.69)	$(0.12)
Basic - as reported	$(1.69)	$(0.12)
Diluted - as reported
Basic - pro forma	$(1.69)	$(0.12)
Diluted - pro forma	$(1.69)	$(0.12)

g) Impairment of Long-Lived Assets:

We review property, intangible assets and certain other assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The determination of recoverability is made based upon the estimated undiscounted future net cash flows, excluding interest expense. The amount of impairment loss, if any is determined by comparing the fair value, as determined by a discounted cash flow analysis, with the carrying value of the related assets.

Note 2- Acquisition of “RTI” Stock

On September 19, 2006 , the Company closed on its Stock purchase agreement with Ricciardi Technologies Inc. (RTI) and the holders of all of the outstanding common stock of RTI. The Company completed the acquisition of 19,685 shares of the outstanding common stock of RTI which shares constitute 100% of the issued and outstanding shares of capital stock of RTI on a fully diluted basis. As consideration for such shares of RTI the Company issued (i) $3,500,000 in cash, (ii) 5,000,000 shares of common stock, (iii) a $500,000 promissory note payable in full twelve months from the closing, and (iv) 1,000,000 shares of the Company’s Series B Convertible Preferred stock. Each share of Series B Preferred Stock will automatically convert into common stock on September 18, 2007, at the conversion rate five sixths of a share of common stock, subject to adjustment in the event of stock dividends, splits and other distributions. The Company may at any time until September 18, 2007 redeem the Series B Preferred Stock at a redemption price of $0.50 per share. To secure the indemnification obligations of the former RTI stockholder, a portion of the purchase price, consisting of $350,000 and 583,333 shares of common stock was placed in escrow for a period of 18 months.

As part of the purchase price the Company agreed to pay the former RTI stockholders up to an additional $1,500,000 depending on RTI’s EBITDA for the twelve-month period ending on the first anniversary of the Closing date. If RTI’s EBITDA is at least $2,250,000 but less than $2,500,000, the former RTI stockholders receive $750,000 and if the EBITDA for such twelve month period is at least $2,500,000, they will receive $1,500,000.

Pursuant to the RTI agreement the Company is to deliver to the RTI employees incentive stock options to purchase 200,000 shares of common stock at an exercise price of $0.65. In addition, during the two years following the closing, the Company shall grant the RTI employees an additional 50,000 shares in each year of the two year period at an exercise price equal to the market price on the date of issuance. These options have three year vesting and a ten year life.

The transaction was accounted for under the purchase method of accounting. The Company purchased $1,237,000 in assets and assumed $500,831 in liabilities and recorded goodwill of $6,979,469. This is a preliminary purchase price allocation, which is subject to adjustment.

The following unaudited pro-forma information for the nine months ended September 30, 2006 is presented as if the acquisition took place as of January 1, 2006:
Nine Months Ended September 30,
2006

NET SALES	$7,819,536

Net Income (Loss)	$(16,821,841)

Net Income (loss) per common share Basic and
Diluted	$(1.64)

Weighted average shares outstanding Basic
And Diluted	10,235,190

Note 3- Segment Reporting

Management views its business as two operating units, Technology Products and Technology Services.

	Nine Months Ended		September 30, 2005
	September 30, 2006		“As restated”

Revenue
Technology Products	$1,134,690		1,027,779
Technology Services	3,044,670	(b)	2,220,920	(a)

Total Consolidated Revenue	$4,179,360	(b)	$3,248,699	(a)

Gross Profit
Technology Products	734,437		693,116
Technology Services	1,612,554	(b)	943,357	(a)
Total Gross Profit	2,346,991	(b)	1,636,473	(a)

(a) - Revenue and Gross Profit for the Nine months ended September 30, 2005 reflects SMEI’s operating results for the period from February 14, 2005, the date of the SMEI acquisition, to September 30, 2005

(b) Revenue and Gross Profit for the Nine months ended September 30, 2006 reflects RTI’s operating results for the period from September 19, 2006, the date of the RTI acquisition, to September 30, 2006

Note 4 - Employment Contracts

On September 19, 2006 in connection with the RTI acquisition the Company signed a three year employment contract with Michael Ricciardi the former majority shareholder of RTI. He will become the chief operating officer of the Company. His base salary is $165,000 annually, plus bonuses of not less than 30% of his base salary if established revenue and personal goals are achieved. In addition he will be granted an incentive stock option to purchase 125,000 shares of the Company’s common stock at a price of $0.60 per share, pursuant to the Employer’s 2002 incentive option plan. The options will have a ten year life and will vest annually over a three year period.

On August 28, 2006 the Company amended Mr. Paul Burgess’s 2003 employment contract as follows: Mr. Burgess will receive an incentive bonus of 5% of the before tax net income of the most recent twelve month period of any acquisition closed by the Company during the term of this contract. On November 3, 2006, the Board of Directors approved a bonus in connection with the RTI acquisition and Barron’s financing of $52,500. The bonus was recorded in general and administrative expenses.

Mr. Paul Burgess CEO & President of the Company has waived his right to the base salary of $112,500 for the first half of this year.

Note 5 - Notes payable

Notes payable consists of the following as of September 30, 2006 and December 31, 2005:

	2006	2005

Face value $2,000,000, variable rate (8.0% at December 31, 2005) Secured
Convertible Term Note, due in monthly payments of $60,606 commencing June 30,
2005 (a)	$—	$1,442,462

$400,000, 8.0% Secured Convertible Keshet Term Note (b)	—	400,000
8% Secured Convertible Laurus Term Note, originally due May 21, 2003 (b)	—	—
Revolving credit facility (c)	454,120	202,851
Notes Payable - Stockholders/Officers (d)	178,301	388,629
Short term notes payable (e)	1,115,329	234,000
Convertible note (f)	47,025	—

Total notes payable	1,794,775	2,667,942
Less current maturities, associated with notes payable	(1,794,775)	(2,667,942)

Long-term debt	$—	$—

(a) 2005 Laurus Agreements:

On February 14, 2005, the Company entered into a Securities purchase agreement, dated February 11, 2005, with Laurus Master Fund, Ltd. (“Laurus”) for the sale of a $2,000,000 principal amount Secured Convertible Term Note (the “Note”) convertible at $1.00 per share and a Common Stock Purchase warrant to purchase 600,000 shares of the Company’s common stock at $1.10 that expire February 11, 2012. The sale of the Note and the warrant were made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D under the Securities Act.

The Company received net proceeds of $1,867,500 from the sale of the Note and the warrant. The Company may only use such proceeds for (i) general working capital purposes, (ii) no less than 80% of the equity interests of Systems Management Engineering, Inc. (“SMEI”) pursuant to the Stock purchase agreement, as amended, dated as of December 16, 2004 by and among the Company, SMEI and the shareholders of SMEI identified therein, and (iii) the acquisition of 100% of the remaining equity interests of SMEI pursuant to a transaction in form and substance reasonably satisfactory to Laurus.

The Note bore interest at a rate per annum equal to the prime rate published in The Wall Street Journal from time to time, plus 3%, but not less than 8%. The interest terms included a monthly reset feature that provided for decreases in interest rates pro-rata for certain increases in the Company’s common stock above the conversion rate; such features would not become effective until the underlying common shares are registered. Otherwise, interest was payable monthly in arrears commencing March 1, 2005 and on the first business day of each consecutive calendar month thereafter until the maturity date, February 11, 2008 (each a “Repayment Date”). Amortizing payments of the aggregate principal amount outstanding under the Note were required to begin on June 1, 2005 and recur on the first business day of each succeeding month thereafter until the maturity date (each an “Amortization Date”). Beginning on the first Amortization Date, the Company was required to make monthly payments to Laurus on each Repayment Date, each in the amount of $60,606.06, together with any accrued and unpaid interest to date on such portion of the principal amount plus any and all other amounts which are then owing under the Note, the purchase agreement or any other related agreement but have not been paid (collectively, the “Monthly Amount”).

In order to secure payment of all amounts due under the Note, as well as the Company’s other obligations to Laurus: (i) the Company granted Laurus a lien on all of the Company’s assets and also on all assets of the Company’s subsidiaries; (ii) the Company pledged all of the capital stock that it owns of each of its subsidiaries; and (iii) each of the Company’s subsidiaries executed a Subsidiary Guaranty of such obligations.

Pursuant to the terms of a registration rights agreement, the Company agreed to include the shares of common stock issuable upon conversion of the Note and warrants in a registration statement to be filed not later than March 13, 2005 and to use its reasonable commercial efforts to cause such registration statement to be declared effective no later than May 12, 2005. Failure to file or become effective results in liquidating damages penalties of 2% per month of the face value of the Note. The Company has been in default on the note by not becoming effective on the registration statement by the required date and by not making the required monthly principal payments to Laurus since June 1, 2005. On November 21, 2005, the Company signed an amendment and waiver with Laurus waiving each Event of Default for our failure to pay accrued interest, and principal through November 1, 2005 and the failure to timely file a Registration Statement with the SEC. As consideration of the waiver, the Company issued to Laurus a seven year warrant to purchase 300,000 shares of the common stock of the Company with an exercise price of $0.75 per share. The Company further agreed to file a Registration Statement to register the shares of Common Stock that may be issued upon exercise of the Additional warrant within 90 days of the date of the waiver. The Amendment and Waiver agreement was effective November 22, 2005 when the Company paid Laurus $32,236.25 of overdue interest under the secured convertible term note and issued Laurus the Additional warrant. The Company allocated the fair value of the Additional warrant to deferred finance costs ($42,275) and derivative expense ($5,725) on a relative fair value basis. The additional deferred finance costs is being amortized through periodic charges to interest expense using the effective interest method which commenced in the fourth fiscal quarter of 2005.

In accordance with EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the basis from the 2005 Laurus Agreements was allocated to embedded derivative features indexed to the Company’s common stock (consisting of the conversion and interest reset features) in the amount of $444,920, and the warrant, in the amount, in the amount of $270,000. See Derivative Financial Instruments, below. These discounts resulted in an initial carrying value of the Secured Convertible Term Note of $1,285,080. The debt is being amortized through charges to interest expense over the debt term using the effective method. Amortization during the nine months ended September 30, 2006 amounted to $107,311.

On July 21, 2006, the Company entered into a Forbearance Agreement with Laurus Master Fund, Ltd. (“Laurus”) waiving each Event of Default for our failure to pay accrued interest, and principal through November 1, 2005 and the failure to timely file a Registration Statement with the SEC. As consideration of the waiver, the Company paid $500,000 and issued 100,000 shares of its common stock to Laurus. In accordance with EITF 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” the Company performed an analysis to determine if the Forbearance Agreement caused an extinguishment of debt. The Company recorded a loss on extinguishment of approximately $121,000 related to this transaction. The Company allocated the fair value of the Common Stock to deferred finance costs ($52,578) and derivative expense ($5,922) on a relative fair value basis. The additional deferred finance costs are being amortized through periodic charges to interest expense using the effective interest method.

On September 18, 2006, the Company entered into an Omnibus Amendment and Waiver Agreement with Laurus. Under the terms of the amendment, in exchange for full and complete satisfaction of the $2,000,000 note, the Company i) paid Laurus $500,000 ii) issued a seven year warrant to purchase up to 1,458,333 shares of common stock for an exercise price of $10 per share and iii) entered into a Term Note for $250,000 with Laurus. The Term Note bears interest at a rate per annum equal to the prime rate published in The Wall Street Journal from time to time, plus 3%, but shall not be less than 8%. Interest payments are due monthly, in arrears, commencing on August 1, 2006 and ending on the maturity date which is September 18, 2007. In the third quarter, the Company recognized a loss on extinguishment of approximately $529,000 related to this transaction.

(b) 2001 Laurus and Keshet Financing Agreements

On May 21, 2001, the Company entered into concurrent financing arrangements, each bearing similar terms and conditions, with Laurus and Keshet Capital for $1,000,000 and $400,000, respectively. The notes bore interest at 8% and were due and payable in May 2003. The notes were convertible into the Company’s common stock at 85% of the average trading market price over a period of twenty days preceding conversion. In addition, the notes were issued with detachable warrants to purchase 72,727 (relative to the Laurus arrangement) and 29,091 (relative to the Keshet Arrangement) shares of common stock. The warrants had terms of five years and fixed strike prices of $1.43. In accordance with EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the basis from the 2001 Laurus Agreements was allocated to embedded derivative feature indexed to the Company’s common stock (consisting of the conversion feature) in the amount of $634,501, and the warrant, in the amount, in the amount of $334,546. These discounts resulted in an initial carrying value of the Secured Convertible Term Note of $30,953. The debt discount was amortized through charges to interest expense over the term using the effective method at effective interest rate of 99.07% perannum. The basis from the 2001 Keshet Agreements was allocated to embedded derivative features indexed to the Company’s common stock (consisting of the conversion feature) in the amount of $253,800, and the warrant, in the amount, in the amount of $133,818. These discounts resulted in an initial carrying value of the Secured Convertible Term Note of $12,382. The debt discount was amortized through charges to interest expense over the term using the effective method at effective interest rate of 99.07% perannum.

Pursuant to an agreement dated September 18, 2006 between the Company and Keshet Capital, the Company agreed to issue 300,000 shares of common stock in consideration for cancellation of all payment obligations arising under the convertible notes. As a result, according to the provisions of FAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, the Company recognized a gain on extinguishment of approximately $492,000 in the third quarter of 2006.

(c) Revolving Line of credit

On November 7, 2005 the Company opened a Line of Credit with Presidential Financial Group. The Line of Credit with Presidential is for a period of 12 months and is a credit facility up to $1,000,000 and is secured by SMEI’s accounts receivables. The Advance Rate on the Company’s government receivables is 85%. Interest on the line will be charged at the rate of prime plus 2% on the average daily loan balance with a minimum monthly loan balance requirement of $200,000. Additionally, a monthly service charge will be charged at a rate of 1.00% of the average daily loan balance. The total outstanding balance on this facility as of September 30, 2006 was $204,120.

As part of the RTI acquisition the Company assumed a revolving line of credit. The line of Credit is for a period of twelve months and is a credit facility up to $250,000. The Interest on the line is the bank’s prime rate. The outstanding balance as of September 30, 2006 is $250,000. Subsequent to September 30 2006 the line has been repaid in full and closed.

On November 10, 2006, the Company secured a Line of Credit facility with Greater Bay Business Funding (“GBBF”) for $2,000,000. The line is primarily secured by the Company’s accounts receivables. The Advance Rate is 85%. Interest on the line will be charged at the rate of prime plus 6%. Upon securing the line with GBBF, the Company repaid in full and closed out the credit facility with Presidential Financial Group.

(d) Notes Payable Stockholders/officers

The Company has other short-term loans payable to various stockholders and officers of the Company amounting to $178,301, these notes bear interest ranging from 8% to 18% per annum. The notes are unsecured demand notes.

(e) Short term notes

At September 30, 2006 the Company has a total of $365,329 in short term notes. This includes a $100,000 note collateralized by the future sale of the New Jersey Net Operating Loss in 2006. The remaining notes are unsecured.

As part of the RTI acquisition the Company issued a note in the amount of $500,000 to the former Stockholders of RTI as part of the purchase price. The note is payable no later than September 17, 2007 and bears an interest rate of 10% per annum.

In connection with the September 18, 2006 omnibus amendment and waiver agreement with Laurus the Company entered into a Term Note for $250,000 with Laurus. The Term Note bears interest at a rate per annum equal to the prime rate published in The Wall Street Journal from time to time, plus 3%, but shall not be less than 8%. Interest payments are due monthly, in arrears, commencing on August 1, 2006 and ending on the maturity date which is September 18, 2007.

(f) 2006 Barron Securities Agreement

Convertible Promissory Notes

On September 19, 2006, the Company entered into a securities purchase arrangement that provided for the issuance of $4,500,000, 6.0% Convertible Promissory Notes, due May 31, 2007, and warrants to purchase 25,000,000 shares of common stock. Proceeds, which were net of $289,851 in cash financing costs, amounted to $4,160,149. The Company and Barron entered into a registration rights agreement pursuant to which the Company agreed to file, within 60 days after the closing, a registration statement covering the common stock issuable upon conversion of the series A preferred stock and exercise of the warrants. The failure of the Company to meet this schedule and other timetables provided in the registration rights agreement would result in the imposition of liquidated damages, which are payable through the issuance of additional shares of series A preferred stock at the rate of 4,288 shares of series A preferred stock for each day, based on the proposed registration of all of the underlying shares of common stock, with a maximum of 1,565,200 shares of series A preferred stock. Barron has agreed that the filing of the registration statement may be delayed until February 6, 2007.. Proceeds from this financing arrangement were allocated to the fair value of the conversion option and warrants, based upon their fair values, because share-settlement of these instruments is not within the Company’s control. The following table reflects the components of the initial allocation:

Financial instrument:

warrant derivative	$13,895,090
Compound derivative	8,113,451
Convertible notes payable	—
Financing costs, net of cash costs of
$404,851	(752,357)
Day-one derivative loss	(17,096,035)
$4,160,149

The derivative warrants were issued in two traunches, each having terms of five years. The traunches have exercise prices of $0.50 and $1.20, respectively. The Company fair valued the derivative warrants using the Black-Scholes-Merton Technique using a volatility factor of 90.76% and a risk free interest rate of $4.69%. The Company uses the Black-Scholes-Merton valuation technique for warrants because this technique embodies all of the assumptions necessary to fair value non-complex instruments.

The compound derivative comprises certain derivative features embedded in the host convertible note payable contract including the conversion feature, anti-dilution protections and certain redemption features. These instruments were combined into one compound derivative and bifurcated from the host instrument at fair value. The Company applied the Monte-Carlo valuation technique to fair value this derivative because Monte Carle embodies all assumptions (including credit risk, interest rate risk, conversion/redemption behaviors) necessary to fair value complex, compound derivative financial instruments.

Since the derivative financial instruments are required to be recorded, both initially and subsequently at fair values, there were insufficient proceeds to allocate any amount to the Convertible Notes Payable and, accordingly, it has no carrying value on the inception date. In addition, proceeds were insufficient to record the fair values of the derivative financial instruments, resulting in a day-one derivative loss of $17,096,035. It should be noted that derivative instruments will be adjusted to fair value at each reporting date. Fair values are highly influenced by our trading stock price and volatility, changes in our credit risk and market interest rates.

The Company amortizes the discount on the Convertible Notes Payable resulting from the initial allocation over the term of the debt instrument using the effective method. Amortization expense, including amortization of deferred financing costs, arising from this method during the period from inception to September 30, 2006 amounted to $157,643, of which, $47,025 represented amortization of debt discount.

Note 6 - Derivative Financial Instruments

The balance sheet caption derivative liabilities consist of (i) embedded conversion features and (ii) the warrants, issued in connection with the 2005 Laurus Financing Arrangement and the 2001 Keshet Financing Arrangement. These derivative financial instruments are indexed to an aggregate of 929,091 and 5,783,152 shares of the Company’s common stock as of September 30, 2006 and 2005, respectively, and are carried at fair value. The following tabular presentation reflects the income (expense) associated with adjustments recorded to reflect the aforementioned derivatives at fair value for the nine months ended September 30, 2006 and 2005:

	Nine months	Nine months
	ended	ended
	September 30,	September 30,
Derivative income (expense)	2006	2005

Conversion features	$112,476	$354,388
warrant derivative	$62,400	$168,000

	September 30,	September 30,
Liabilities	2006	2005

Compound derivative	($ 8,113,451)	($165,826)
warrant derivative	($14,914,690)	($102,000)

Freestanding derivative instruments, consisting of warrants and options that arose from the Laurus financing are valued using the Black-Scholes-Merton valuation methodology because that model embodies all of the relevant assumptions that address the features underlying these instruments. Significant assumptions used in the Black Scholes models included: conversion or strike prices ranging from $0.60—$1.10; volatility factors ranging from 35.50% - 41.88% based upon forward terms of instruments; terms-remaining term for all instruments; and a risk free rate of 4.88%. Fair value for forward-based features (principally the interest reset feature) is determined using the income approach; generally discounted cash flows.

Embedded derivative instruments consist of multiple individual features that were embedded in the convertible debt instruments. The Company evaluated all significant features of the hybrid instruments and, where required under current accounting standards, bifurcated features for separate report classification. These features were, as attributable to each convertible note, aggregated into one compound derivative financial instrument for financial reporting purposes. The compound embedded derivative instruments are valued using the Flexible Monte Carlo methodology because that model embodies certain relevant assumptions (including, but not limited to, interest rate risk, credit risk, and Company-controlled redemption privileges) that are necessary to value these complex derivatives. Significant assumptions included in the Flexible Monte Carlo included: conversion or strike prices ranging from $0.60—$1.00; volatility factors ranging from 40.70% to 41.88% based upon forward terms of instruments; terms-remaining term for all instruments; equivalent interest rate risk ranging from 3.10% to 3.41% and equivalent yield rate ranging from 12.15% to 13.15%

Equivalent amounts reflect the net results of multiple modeling simulations that the Monte Carlo Simulation methodology applies to underlying assumptions.

Note 7 - Restatements

For the Nine months
ended
September 30, 2005

Net Loss Applicable to Stockholders, as previously reported	($1,093,411)

Adjustments:

Derivative income (expense)	370,541

Net Loss Applicable to Stockholders, as restated	(722,870)

Basic and Diluted Loss per Common Share (as previously reported)	($0.09)

Basic and Diluted Loss per Common Share (as Restated)	($0.09)

The Company corrected its accounting for derivative financial instruments to conform to the requirements of Statements of Financial Accounting Standards No. 133, as amended. Embedded conversion features that meet the definition of derivative financial instruments have, where applicable, been bifurcated from host instruments and, in all instances; derivative financial instruments have been recorded as liabilities and are carried at fair value. Other instruments, such as warrants, where physical or net-share settlement is not within the Company’s control are recorded as liabilities and carried at fair value. Finally, instruments that were initially recorded as equity were reclassified to liabilities at the time that the Company no longer possessed the ability to settle the instruments on a physical or net-share basis.

The Fair Value adjustments included in the restated consolidated statement of operations for the Nine month’s ended September 30,2005 are as follows:

For the nine
months ended
September 30, 2005

Interest expense	($146,120)

Derivative income (expense)	$516,661

Net Adjustment	$370,541

The interest expense adjustment is included under the caption interest expense and the derivative expense is reflected as a separate caption on the 2005 restated consolidated statement of operations.

Note 8 - Private Placement - Equity Financing

Between April 14, 2006 and May 11, 2006 the Company sold 2,323,173 shares of common stock and 1,161,587 warrants to purchase additional shares of common stock to various accredited investors in a private placement The Company received $1,293,906 and converted $100,000 of accrued expenses for a total of $1,393,906.. Each unit is comprised of 10 shares and 5 warrants to purchase one shares of common stock with an exercise price of $1,20 per share exercisable for five years. Each 10 shares of common stock and one common stock purchase warrant were sold for a per-unit price of $6.00, or $0.60 per share.

Note 9 Common Stock

On September 19, 2006 pursuant to the Barron’s securities purchase agreement the Company’s board of directors approved, subject to stockholder approval, a restated certificate of incorporation which requires a one-for-ten reverse split in the Company’s common stock. Based upon the 166,298,482 shares of common stock outstanding on the Record Date, the reverse split would decrease the outstanding shares of common stock by 90%, and, upon the effectiveness of the reverse split, approximately 16,629,848 shares of new common stock would be outstanding. All shares have been restated to reflect the 1 for 10 reverse split effective February 2, 2007, approved by the stockholders December 18, 2006.

In connection with the purchase of all of the issued and outstanding shares of RTI’s common stock, the Company issued 1,000,000 shares of its Series “B” Convertible Preferred Stock. Each shares of Series “B” Convertible Preferred will automatically be converted into the Company’s common stock on September 18, 2007 at a rate of 0,83 shares of common stock subject to adjustment in the event of dividends, splits and other distributions, combinations of shares or reverse splits or other recapitalizations.

As previously stated, on September 19, 2006, the Company sold a note in the principal amount of $4,500,000 to Barron Partners LP. In connection with the sale of the note, Company’s board of directors approved, subject to stockholder approval, a restated certificate of incorporation which, among other provisions, affects a one-for-ten reverse split in the Company’s common stock, and agreed to submit the restated certificate of incorporation to the stockholders for their approval.

Upon the filing of the restated certificate of incorporation with the State of Delaware, principal and interest due on the note shall be automatically converted into such number of shares of the Company’s series A preferred stock as is determined by dividing the principal amount of the note by the Conversion Price, which initially is $.575. Prior to such filing, the note is convertible at the Conversion Price at the option of the holder.

Each share of series A preferred stock is convertible into 25 shares of common stock subject to adjustment in certain instances, including the issuance by the Company of common stock at a price which is less than the conversion price applicable to the series A preferred stock, which is initially $0.23 per share, subject to adjustment.

Note 10 - Recent Accounting Pronouncements.

The Company believes that any new accounting pronouncements since December 31, 2005, will not have an affect on the Company’s financial statements.

Note 11-Stock Based Compensation

a) 2002 Employee Stock option plan

On January 1, 2006 the Company adopted Statement of Financial Accounting Standards (“SFAS”) No.123 (Revised 2004), “Share Based Payment,” (“SFAS 123R”), using the modified prospective method. In accordance with SFAS 123R, the Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period. The Company determines the grant-date fair value of employee share options using the Black-Scholes option-pricing model.

Under the modified prospective approach, SFAS 123R applies to new awards and to awards that were outstanding on January 1, 2006 that are subsequently modified, repurchased or cancelled. Under the modified prospective approach, compensation cost recognized for the first quarter of fiscal 2006 includes compensation cost for all share-based payments granted prior to, but not yet vested on, January 1, 2006, based on the grant-date fair value estimated in accordance with the pro forma provisions of SFAS 123, and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Prior periods were not restated to reflect the impact of adopting the new standard. During the nine month periods ended September 30, 2006, the Company recorded $44,908, in non-cash stock-based compensation expense related to the implementation of SFAS 123R

The fair value of stock options at date of grant was estimated using the Black-Scholes model with the following assumptions: expected volatility ranging from 99%, expected term of 10 years, risk-free interest rate ranging from 4.69% to 4.88%, and expected dividend yield of 0%. Expected volatility is based on the historical volatilities of the Company’s common stock. The expected life of employee stock options is determined using historical data of employee exercises and represents the period of time that stock options are expected to be outstanding. The risk free interest rate is based on U.S. Treasury constant maturing for the expected life of the stock option.

The following table summarizes the stock option transactions during the nine months ended September 30, 2006

		Weighted -	Weighted -
	Number of	Average	Average
	Shares	Exercise Price	Contractual Life

Options outstanding December 31, 2005	1,036,000	$1.00	7.0
Granted	325,000	0.65	10.0
Exercised	-0-	0.00	-
Cancelled	-0-	0.00	-
Options outstanding September 30, 2006	1,361,000	0.92	7.48

Options exercisable at September 30, 2006	253,917	0.98	7.0

Note 12 - Subsequent Events

Line of Credit:

On November 10, 2006, the Company secured a Line of Credit facility with Greater Bay Business Funding (“GBBF”) for $2,000,000. The line is primarily secured by the Company’s accounts receivables. The Advance Rate is 85%. Interest on the line will be charged at the rate of prime plus 6%. Upon securing the line with GBBF, the Company closed the line of credit and repaid in full the outstanding balance with Presidential.
We entered into an agreement with Barron Partners LP dated February 8, 2007 which amends the registration rights agreement. Pursuant to the amendment the registration rights agreement was amended to provide that the filing date to file the registration statement required by the registration rights agreement was changed to February 12, 2007. The amendment also provides that as a result of the Commission’s interpretation of Rule 415, the Company will not be able to register all of the Registrable Securities (as defined in the registration rights agreement) and the per diem liquidated damages payable under Section 2.8 of the registration rights agreement is reduced to a fraction of the number provided therein, the numerator of which is the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock which are being registered and the denominator of which is the number of shares of Common Stock issuable upon conversion of all of the shares of Series A Preferred Stock issued to Barron. The amendment also provides that we shall be not subject to any liquidated damages because the Registration Statement (as defined in the registration rights agreement) was not filed within 60 days of September 19, 2006.

Report of Independent Registered Public Accounting Firm

To The Board of Directors and
Shareholders of Lattice Incorporated
(Formally Science Dynamics Corp.)

We have audited the accompanying consolidated balance sheets of Lattice Incorporated (formerly Science Dynamics Corporation) and its subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders’ (deficit), and cash flows for each of two years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lattice Incorporated and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that Lattice Incorporated will continue as a going concern. As discussed in Note1 (b) to the financial statements, the Company has generated significant losses and requires additional working capital to continue operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are more fully described in Note 1(b). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Peter C. Cosmas Co. CPA’s
Peter C. Cosmas Co. CPA’s 370 Lexington Ave. New York, NY 10017 April 3, 2006

LATTICE INCORPORATED (formerly Science Dynamics Corp.) AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31,

		2004
	2005	“as Restated”
ASSETS

Current assets:
Cash and cash equivalents	$53,997	$192,681
Accounts receivable - trade	706,255	56,922
Inventories	6,049	51,018
Other current assets	190,581	2,812
Total current assets	956,882	303,433

Property and equipment, net	35,279	39,347
Goodwill	2,063,833	-0-
Other Intangibles, net	1,077,110	-0-
Other assets	19,213	2,812
		—
Total assets	$4,152,317	$345,592

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Customer deposits	$150,199	$—
Accounts payable	986,505	834,456
Accrued expenses	1,084,555	680,842
Current maturities notes payable	2,667,942	2,060,116
Derivative Liability	462,462	263,529
Total current liabilities	5,351,663	3,838,943

Minority Interest	78,316	—

Shareholders’ equity - (Deficit)
Preferred stock - .01 par value
10,000,000 shares authorized	—	—
No shares issued
Common stock - .01 par value,
200,000,000 shares authorized,
8,984,150 and 5,396,417 issued
8,971,570 and 5,383,837 outstanding
in 2005 and 2004 respectively	898,415	539,642

Additional paid-in capital	18,800,980	16,080,961

(Deficit)	(20,579,224)	(19,716,121)
	(879,829)	(3,095,518)
Common stock held in treasury, at cost	(397,833)	(397,833)
Total shareholders’ equity (Deficit)	(1,277,662)	(3,493,351)

Total liabilities and shareholders’
Equity	$4,152,317	$345,592

See accompanying notes to the consolidated financial statements.

LATTICE INCORPORATED (formerly Science Dynamics Corp. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2005	2004
		“as Restated”
Sales - Technology Products	$1,224,042	$1,194,717
Sales - Technology Services	3,011,227	415,000
Total Sales	4,235,269	1,609,717

Cost of Sales - Technology Products	439,483	266,201
Cost of Sales - Technology Services	1,834,281	78,750
Total Cost of Sales	2,273,764	344,951

Total Gross Profit	$1,961,505	1,264,766

Operating costs and expenses:

Research and development	431,021	304,160
Selling, general
and administrative	2,537,365	1,503,422
	2,968,386	1,807,582

Operating (Loss) before other income (expenses)	(1,006,881)	(542,816)

Other income (expense):
Derivative income	370,027	45,294
Other Income	—	82,000
Interest Expense	(509,007)	(614,955)
Finance Expense	(26,979)	(66,847)
Net Income (Loss) from Continuing operations	(1,172,840)	(1,097,324)
Before State Income tax benefit

Benefit from State Taxes	216,058	233,956

Loss before minority interest	(956,782)	(863,368)
Minority Interest	93,679	—

Loss from continuing operations	(863,103)	(863,368)
Discontinued Operations:

Income (Loss) from Discontinued operations	—	(189,041)
Gain on the sale of assets	—	285,310
Income (loss) from Discontinued operations	—	96,269

Net Loss	$(863,103)	$(767,099)

Basic and diluted earnings per common share
From Continuing operations	$(0.10)	$(0.17)
From Discontinued operations	$—	$0.02
From Net Loss	$(0.10)	$(0.15)

Weighted average shares outstanding basic and diluted	8,508,529	4,994,620

See accompanying notes to the consolidated financial statements.

LATTICE INCORPORATED (formerly Science Dynamics Corp.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2005	2004

Cash flows from operating activities:
Net (loss)	$(863,103)	$(767,099)

Adjustments to reconcile net (loss) to net cash
provided by (used for) operating activities:
Depreciation	107,825	110,042
Amortization Intangible assets	56,690
Interest exp	—	110,000
Adjustments relating to Discontinued operations	—	(96,269)
Stock based compensation	5,000	80,000
Financing expense non cash	26,979	66,847
Derivative Income	(370,027)	(45,294)
Non Cash interest Derivative	154,702	331,215
Minority interest	(93,679)	-0-

Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	535,754	(31,043)
Inventories	44,969	25,282
Other current assets	(14,809)	—
Other assets	(64,401)	—
Increase (decrease) in:
Accounts Payable and
accrued expenses	489,745	(23,992)
Customer Deposits	150,199	(87,300)
Total adjustments	1,028,948	439,488

Net cash provided by (used for)
operating activities	165,844	(327,611)

Cash flows from investing activities:
Investment in SMEI	(1,655,325)	—
Cash acquired in SMEI acquisition	5,519	—
Purchase of property and equipment - net	(12,212)	—
Net cash (used) in investing activities	(1,662,018)	—

Cash flows from financing activities:
Exercise of Stock Options	—	4,500
Loans from Stockholders & Officers	188,301	86,240
Loans paid Stockholders & officers	(78,912)	—
Payment of Bank Notes	(131,250)	—
Issuance of Convertible Debt	1,867,500	—
Short term, net	(66,000)	190,000
Net borrowing (Payment)on Revolving AR credit facility	(422,149)	218,520
Net cash (used in) provided by financing activities	1,357,490	499,260

Net increase (decrease) in
cash and cash equivalents	(138,684)	171,649
Cash and cash equivalents -
beginning of period	192,681	21,032
Cash and cash equivalents -
end of period	$53,997	$192,681
Supplemental information:
Interest paid	$235,718	$7,812

See accompanying notes to the consolidated financial statements.

LATTICE INCORPORATED (formerly Science Dynamics Corp.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE TWO YEARS ENDED DECEMBER 31, 2005

			Additional
	Common Stock		Paid-In		Treasury
	Shares	Amount	Capital	(Deficit)	Shares	Amount	Total

Balance
December 31, 2003	4,691,809	$469,181	$15,700,842	$(19,130,261)	12,580	$(397,833)	$(3,358,071)

Adjustment to restate Deficit as of 2003
for cumulative effect of derivative
accounting.				181,239			181,239

Balance (“as Restated”)
December 31, 2003	4,691,809	469,181	15,700,842	(18,949,022)	12,580	(397,833)	(3,176,832)

Issuance of common stock
Convertible debt
Conversion	270,000	27,000	109,080				136,080

Sale of Common Stock	400,000	40,000	160,000				200,000

Issuance of Common
Stock for repayment
Of loan	19,608	1,961	28,039				30,000

Options exercised	15,000	1,500	3,000				4,500

Stock based Compensation			80,000				80,000

Net Loss (“as Restated”)				(767,099)			(767,099)

Balance (“as Restated”)
December 31, 2004	5,396.417	539,642	16,080,961	(19,716,121)	12,580	(397,833)	(3,493,351)

Discount on 2005 Laurus Note			16,735				16,735

Issuance of common stock
Convertible debt	1,542,872	154,287	1,197,300				1,351,587
Conversion

Issuance of Stock
Acquisition of SMEI	1,655,325	165,532	1,191,834				1,357,366

Issuance of Common to
SMEI Employees	82,536	8,254	59,425				67,679

warrants issued			10,000				10,000

Issuance of Common
Stock issued for Service	307,000	30,700	244,725				275,425

Net Loss				(863,103)			(863,103)
Balance
December 31, 2005	8,984,150	$898,415	18,800,980	$(20,579,224)	12,580	$(397,833)	$(1,277,662)

See accompanying notes to the consolidated financial statements.

LATTICE INCORPORATED (formerly Science Dynamics Corp.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Organization and Summary of Significant Accounting Policies

a) Organization

Lattice Incorporate (formerly Science Dynamics Corporation), (the “Company” or “Lattice” ) was incorporated in the State of Delaware May 1973 and commenced operations in July 1977. The Company began as a provider of specialized solutions to the telecom industry. Throughout its history Lattice has adapted to the changes in this industry by reinventing itself to be more responsive and open to the dynamic pace of change experienced in the broader converged communications industry of today. Currently Lattice provides advanced solutions for several vertical markets. The greatest change in operations is in the shift from being a component manufacturer to a solution provider focused on developing applications through software on our core platform technology. To further its strategy of becoming a solutions provider, the Company acquired a majority interest in Systems Management Engineering, Inc. (“SMEI”) in February 2005. With the SMEI acquisition, approximately 71% of the Company’s revenues are derived from solution services.

b) Basis of Financial Statement Presentation

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has generated significant losses and is unable to predict profitability for the future. These factors indicate that the Company’s continuation, as a going concern is dependent upon its ability to obtain adequate financing. The Company plans to address the going concern by replacing debt with equity and continuing to grow the company with profitable sales both organically and through acquisitions. Management believes successfully executing these tasks will lead to the removal of the going concern comment from our audited financials.

The accompanying financial statements include the operating results of Systems Management Engineering Systems, Inc. (SMEI), a majority owned (86%) subsidiary of Lattice Incorporated from February 14, 2005 (Acquisition Date) to December 31, 2005. On February 14, 2005 the Company recorded on its Balance Sheet a Minority Interest Liability of $171,995 representing the net asset value not acquired by the Company. The carrying value of the minority interest of $171,995 has since been reduced by $93,679 at December 31, 2005 giving effect to the Company’s net operating losses.

c) Principles of Consolidation:

The consolidated financial statements included the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained. All significant inter-company accounts and transactions have been eliminated in consolidation. For those consolidated subsidiaries where Company ownership is less than 100%, the outside stockholders’ interests are shown as minority interests. Investments in affiliates over which the Company has significant influence but not a controlling interest are carried on the equity basis.

d) Use of Estimates:

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (US GAAP). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. These estimates form the basis for judgments made about the carrying values of assets and liabilities that are not readily apparent from other sources. Estimates and judgments are based on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. However, future events are subject to change and the best estimates and judgments routinely require adjustment. US GAAP requires estimates and judgments in several areas, including those related to impairment of goodwill and equity investments, revenue recognition, recoverability of inventory and receivables, the useful lives long lived assets such as property and equipment, the future realization of deferred income tax benefits and the recording of various accruals. The ultimate outcome and actual results could differ from the estimates and assumptions used.

e) Inventories:

Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

f) Depreciation, Amortization and Long-Lived Assets

Long-lived assets include:

Property, plant and equipment - These assets are recorded at original cost and increased by the cost of any significant improvements after purchase. The Company depreciates the cost evenly over the assets’ estimated useful lives. For tax purposes, accelerated depreciation methods are used as allowed by tax laws.

Goodwill- Goodwill represents the difference between the purchase price of acquired business and the fair value of the net assets. Good will is not amortized.

Identifiable intangible assets - These assets are recorded at original cost. Intangible assets with finite lives are amortized evenly over their estimated useful lives. Intangible assets with indefinite lives are not amortized.

At least annually, The Company reviews all long-lived assets for impairment. When necessary, charges are recorded for impairments of long-lived assets for the amount by which the present value of future cash flows, or some other fair value measure, is less than the carrying value of these assets.

g) Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

h) Income Taxes:

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109 “Accounting for Income Taxes”, (SFAS No. 109) which establishes financial accounting and reporting standards for the effect of income taxes. The objective of accounting for income taxes is to recognize the amount of taxes payable or refundable for the current year and the deferred tax liabilities and assets for the future tax consequence of events that have been recognized in the entity’s financial statements. ,

i) Revenue Recognition

Revenue from Technology Products is recognized when title has transferred and any significant customer obligations have been fulfilled. We do not sell software products without the related hardware instrument as the software is embedded in the instrument. The Company’s contracts do not have multiple elements as described under the provisions of SOP 97-2. Post Contract Support (PCS) is billed separately from the product on a time and materials basis and is not included with the original price of the arrangement.

Revenue from Technology Services consist of IT and Business process outsourcing services primarily under time and material contracts, which range up to 5 years. Services provided over the term of these arrangements may include one or more of the following: engineering services, coupled with advanced technology solutions, advanced data management applications, Internet server technology and information systems. Revenue is recognized when services are provided, in accordance with the terms of each contract.

j) Impairment of Long-Lived Assets:

We review property, intangible assets and certain other assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The determination of recoverability is made based upon the estimated undiscounted future net cash flows, excluding interest expense. The amount of impairment loss, if any is determined by comparing the fair value, as determined by a discounted cash flow analysis, with the carrying value of the related assets.

k) Fair Value Disclosures:

Derivative Financial Instruments

The Company generally does not use derivative financial instruments to hedge exposures to cash-flow or market risks. However, certain other financial instruments, such as warrants and embedded conversion features that are indexed to the Company’s common stock, are classified as liabilities when either (a) the holder possesses rights to net-cash settlement or (b) physical or net-share settlement is not within the control of the Company. In such instances, net-cash settlement is assumed for financial accounting and reporting, even when the terms of the underlying contracts do not provide for net-cash settlement. Such financial instruments are initially recorded at fair value and subsequently adjusted to fair value at the close of each reporting period.

l) Stock Based Compensation:

As allowed under Statement of Financial Accounting Standards (SFAS)) No. 123 Accounting for Stock-Based Compensation we account for compensation related to stock options and our employee stock purchase plan using the intrinsic value method of accounting in accordance with Accounting Principles Board Opinion No. 25 (“APB No. 25”), Accounting for Stock issued to Employees. Under this method, compensation expense is recognized only for the difference between the quoted market price of the stock at the measurement date less the amount, if any, the employee is required to pay for the stock. Our reported net income does not include any compensation expense associated with our employee stock purchase plan or with stock options awards equal to the market prices of the underlying stock when granted and because our employee stock purchase plan is non compensatory.

If we had recognized compensation expense by applying the fair value based method to all awards as provided for under SFAS No. 123, our pro forma net income, earnings per share (“EPA”) and stock-based compensation cost would have been as follows for the years ended December 31,:

	2005	2004
Net Loss As reported	$(863,103)	$(767,099)
Deduct compensation expenses (Fair Value Options)	(299,124)	(129,786)
Deduct Compensation expense (Fair Value warrants)	(504,241)	—
Pro Forma Net Loss	$(1,680,253)	$(896,885)

Basic and Diluted Net Loss per share
As reported	$(0.10)	$(0.15)
Pro Forma Net Loss	$(0.19)	$(0.18)

The weighted-average fair value per share of the options granted during 2005 and 2004 was estimated on the date of grant using the Black-Scholes option pricing model, was $0.80 and $1.20 respectively. The following assumptions were used to estimate the fair value of the options at grant date based on the following:

	2005	2004
Risk-Free interest rate	4.88%	4.70%
Expected dividend yield	—	—
Expected stock price volatility	99%	50%
Expected option Life	10 years	10 years

m) New Financial Accounting Standards

In May 2005, The FASB issued SFAS No. 154, “ Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3, “ Among other changes, this Statement requires retrospective application for voluntary changes in accounting principle, unless it is impractical to do so. Guidance is provided on how to account for changes when retrospective application is impractical. This statement is effective on a prospective basis beginning January 1, 2006.

In November 2004, the FASB issued SFAS No. 151,”Inventory Costs, an amendment of ARB No. 43, Chapter 4,” This Statement clarifies that items, such as abnormal idle facility expense, excessive spoilage, double freight, and handling costs, be recognized as current-period changes. In addition, the Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity jof the production facilities. We are required to implement this Statement in the first quarter of 2006. We do not expect this Statement to have an significant impact on our financial statements.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued the revised SFAS No. 123, Share-Based, share-Based payment (SFAS no. 123R). SFAS No. 123R is a revision of SFAS No. 123 and supersedes APB no. 25. SFAS No. 123R requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grant date to be estimated using either using an option-pricing model, which is consistent with the terms of the award or a market observed price, if such a price exists. The resulting cost must be recognized over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period. SFAS 123R must be adopted no later than periods beginning after December 15, 2005. The Company will adopt SFAS 123R for periods beginning after December 15, 2005.

Note 2—Acquisition

On February 14, 2005, the Company completed the execution of a Stock purchase agreement (the “Agreement”) with Systems Management Engineering, Inc. (“SMEI”) and the holders of a majority of its outstanding common stock. Pursuant to the Agreement, the Company acquired 4,177,500 shares of SMEI common stock which represented 86% of the issued and outstanding shares on the acquisition date. The acquisition of SMEI extends the Company’s offerings into new markets, including the Department of Defense of the United States Government. Management of the Company and its Board of Directors will serve as the principal management and Board of the combined company. Based upon criteria set forth in current accounting standards, the Company has accounted for the acquisition as its purchase of SMEI. The results of operations of SMEI are included with those of the Company for all periods following the date acquired.

In connection with the Agreement, the Company issued (i) 1,655,325 shares of the Company’s common stock to certain owners of SMEI, (ii)82,536 shares to former SMEI employees to replace outstanding compensatory SMEI stock options, and (iii) $1,655,325 in cash. The common stock issued was valued based upon an average of five days preceding and five days following the date that the Company and SMEI agreed to all significant terms of the Agreement, and such terms were publicly disseminated. The total purchase price, that includes direct acquisition expenses of $40,000, amounted to $3,120,371 and was allocated as follows, based upon the fair values of assets acquired and liabilities assumed:

Category	Amount

Current assets	$1,197,538
Property and equipment	93,613
Intangible assets	3,197,633
Deposits	2,000
Current liabilities	(1,104,668)
Debt	(93,750)
Minority interest	(171,995)
$3,120,371

Intangible assets acquired consisted
of the following:	Life

Goodwill	—	$2,063,833
Contractual backlog (a)	5	854,084
Customer lists	5	279,716

Total amount of intangible assets
acquired and weighted average life	5	$3,197,633

a) The company record $56,690 of amortization in 2005.

The Agreement extended a contingent (earn-out) provision to SMEI for reaching certain performance goals by December 31, 2005. SMEI did not achieve those performance goals by that date. In addition, the Company believes that expansion into this business affords it an opportunity to enter new markets and develop unique future offerings, thus justifying the amount of goodwill attributed to the acquisition of SMEI. Due to certain limitations imposed by the Internal Revenue Service, the Company does not expect goodwill to result in any deductible amounts in the near future.

The following unaudited condensed pro forma financial information gives effect to the Company’s operations as if the SMEI acquisition had occurred on January 1, 2005 and 2004, respectively. Unaudited pro forma financial information is not necessarily indicative of the results that the Company would have achieved had the acquisition occurred on either of those dates.

Year ended December 31:	2005	2004
Revenues	$4,633,227	$5,323,720

Net income (loss) from continuing
operations	$(989,755)	$(716,067)

Basic and diluted net income (loss)
per share from continuing
operations	$(0.12)	$(0.14)

Note 3-Accounts Receivable

The Company evaluates its accounts receivable on a customer-by-customer basis and has determined that no allowance for doubtful accounts is necessary at December 31, 2005 and 2004.

Note 4-Property and Equipment

A summary of the major components of property and equipment is as follows:

	2005	2004

Computers, fixtures
And equipment	$1,590,713	$1,486,956

Less accumulated
Depreciation	(1,555,434)	(1,447,609)
Totals	$35,279	$39,347

Note 5-Segment Reporting

Management views its business as two operating units, the technology products and the technology services.

	Year Ended December 31, 2005		Year Ended December 31, 2004
Revenue
Consulting Services	$3,011,227	(a)	415,000
Technology Products	1,224,042		1,194,717
Total Consolidated Revenue	$4,235,269	(a)	$1,609,717

Net Income (loss)
Consulting Services	$(575,456	)(a)	—
Technology Products	(287,647)		(767,099)
Total Consolidated Net Income (Loss)	$(863,103	)(a)	$(767,099)

Assets
Consulting Services	$3,896,321	(b)	—
Technology Products	255,996		345,592
Total Consolidated Assets	$4,152,317	(b)	$345,592

(a) - Operating results reflect the period from February 14, 2005, the date of the SMEI acquisition, to December 31, 2005.

(b) - Includes $2,063,833 of Goodwill related to the SMEI acquisition.

Note 6-Disposition of Assets

On September 1, 2004, the Company sold all of its tangible and intangible assets that were used in its audio and visual systems integration business, including:

(a) all related intellectual property; (b) all fixed assets; (c) all customer lists; and (d) the goodwill associated therewith; all free and clear of any security interests, mortgages and other encumbrances. The assets sold were valued by the Company at $812,452, which included $250,498 of goodwill. In consideration for the assets sold under the Agreement, Modern Mass Media Group, Inc. (The Purchaser) assumed liabilities amounting to $1,097,762. The Company recorded a gain on the sale of $285,310.

Note 7- Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109 which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the financial reporting and tax bases of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion of or all of the deferred tax asset will not be realized.

At this time, the Company does not believe it can reliably predict profitability for the long-term. Accordingly, the deferred tax asset applicable to 2005 and 2004 operations has been reduced in its entirety by the valuation allowance.

As a result of the operating losses for the years ended December 31, 1990 and 1992-2005 the Company has available to offset future taxable income a net operating loss of approximately $20,000,000 expiring 2006-2025. In addition, research credits expiring 2006-2019 are available to offset future taxes.

The Company recovered in 2005 and 2004 $216,058 and $233,956 respectively through the sale of New Jersey State net-operating loss carryovers as permitted by the State. This recovery was recognized as a credit from State taxes in the years ended December 31, 2005 and 2004 Statement of Operations.

The components of the provision (credit) for income taxes from continuing operations is as follows:

	2005	2004

Deferred

Federal	$—	$—

Current
Federal	—	—
State	—	—
	$—	$—

Differences between the tax provision computed using the statutory federal income tax rate and the effective income tax rate on operations is as follows:

	2005	2004

Federal

Statutory rate	$(451,115)	$(163,601)

Research tax
Credits	—	—

Tax benefit not
Provided due
To valuation
Allowance	451,115	163,601
	$—	$—

Components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,	December 31,
	2005	2004

Deferred tax assets:

Tax benefits related
To net operating
Loss carry forwards
And research tax Credits	$7,428,961	$6,977,846

Valuation Allowance for
Deferred tax Assets	$7,428,961	$6,977,846
Net deferred tax Assets	$-0-	$-0-

Note 8- Commitments

The Company leases its office, sales and manufacturing facilities under non-cancelable operating leases with varying terms. The leases generally provide that the Company pay the taxes, maintenance and insurance expenses related to the leased assets. The Company signed a two year renewable lease on its Reston, Va office space located at 12100 Sunset Hills pertaining to its subsidiary Systems Management Engineering, Inc. The lease term became effective October 1, 2005 and expires September 30, 2007.

The Company’s also leases space for its Technology Products business located at 7150 North Park Drive, Suite 500, Pennsauken, New Jersey. This lease expires on May 31, 2006. The Company is currently renegotiating with the Landlord to renew the lease.

Future minimum lease payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year, as of December 31, 2005 are as follows:

2006	212,075
2007	148,509
2008	-0-
2009	-0-
Total minimum lease payments	$360,584

Note 9-Notes payable

Notes payable consists of the following as of December 31, 2005 and December 31, 2004:

	2005	2004

Face value $2,000,000, variable rate (8.0% at December 31, 2005)
Secured Convertible Term Note, due in monthly payments of $60,606
commencing June 30, 2005 (a)	$1,442,462	$—
$400,000, 8.0% Secured Convertible Keshet Term Note (b)	400,000	400,000
8% Secured Convertible Laurus Term Note, originally due May 21,
2003 (b)	—	565,113
Revolving credit facility (c)	202,851	550,763
Notes Payable - Stockholders/Officers (d)	388,629	244,240
Short term notes payable (e)	234,000	300,000
Total notes payable	2,667,942	2,060,116
Less current maturities, associated with notes payable	(2,667,942)	(2,060,116)
Long-term debt	$—	$—

(a) 2005 Laurus Agreements:

On February 14, 2005, the Company entered into a Securities purchase agreement, dated February 11, 2005, with Laurus Master Fund, Ltd. (“Laurus”) for the sale of a $2,000,000 principal amount Secured Convertible Term Note (the “Note”) convertible at $1.00 per share and a Common Stock Purchase warrant to purchase 600,000 shares of the Company’s common stock at $1.10 that expire February 11, 2012. The sale of the Note and the warrant were made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D under the Securities Act.

The Company received net proceeds of $1,867,500 from the sale of the Note and the warrant. The Company may only use such proceeds for (i) general working capital purposes, (ii) no less than 80% of the equity interests of Systems Management Engineering, Inc. (“SMEI”) pursuant to the Stock purchase agreement, as amended, dated as of December 16, 2004 by and among the Company, SMEI and the shareholders of SMEI identified therein, and (iii) the acquisition of 100% of the remaining equity interests of SMEI pursuant to a transaction in form and substance reasonably satisfactory to Laurus.

The Note bears interest at a rate per annum equal to the prime rate published in The Wall Street Journal from time to time, plus 3%, but shall not be less than 8%. The interest terms include a monthly reset feature that provides for decreases in interest rates pro-rata for certain increases in the Company’s common stock above the conversion rate; such feature does not become effective until the underlying common shares are registered. Otherwise, interest is payable monthly in arrears commencing March 1, 2005 and on the first business day of each consecutive calendar month thereafter until the maturity date, February 11, 2008 (each a “Repayment Date”). Amortizing payments of the aggregate principal amount outstanding under the Note must begin on June 1, 2005 and recur on the first business day of each succeeding month thereafter until the maturity date (each an “Amortization Date”). Beginning on the first Amortization Date, the Company must make monthly payments to Laurus on each Repayment Date, each in the amount of $60,606.06, together with any accrued and unpaid interest to date on such portion of the principal amount plus any and all other amounts which are then owing under the Note, the purchase agreement or any other related agreement but have not been paid (collectively, the “Monthly Amount”). Any principal amount that remains outstanding on the maturity date is due and payable on the maturity date.

In order to secure payment of all amounts due under the Note, as well as the Company’s other obligations to Laurus: (i) the Company granted Laurus a lien on all of the Company’s assets and also on all assets of the Company’s subsidiaries; (ii) the Company pledged all of the capital stock that it owns of each of its subsidiaries; and (iii) each of the Company’s subsidiaries executed a Subsidiary Guaranty of such obligations.

Pursuant to the terms of a registration rights agreement, the Company agreed to include the shares of common stock issuable upon conversion of the Note and warrants in a registration statement to be filed not later than March 13, 2005 and to use its reasonable commercial efforts to cause such registration statement to be declared effective no later than May 12, 2005. Failure to file or become effective results in liquidating damages penalties of 2% per month of the face value of the Note. The Company has been in default on the note by not becoming effective on the registration statement by the required date and by not making the required monthly principal payments to Laurus since June 1, 2005. On November 21, 2005, the Company signed an amendment and waiver with Laurus waiving each Event of Default for our failure to pay accrued interest, and principal through November 1, 2005 and the failure to timely file a Registration Statement with the SEC. As consideration of the waiver, the Company issued to Laurus a seven year warrant to purchase 300,000 shares of the common stock of the Company with an exercise price of $0.75 per share. The Company further agreed to file a Registration Statement to register the shares of Common Stock that may be issued upon exercise of the Additional warrant within 90 days of the date of the waiver. The Amendment and Waiver agreement was effective November 22, 2005 when the Company paid Laurus $32,236.25 of overdue interest under the secured convertible term note and issued Laurus the Additional warrant. The Company allocated the fair value of the Additional warrant to deferred finance costs ($42,275) and derivative expense ($5,725) on a relative fair value basis. The additional deferred finance costs will be amortized through periodic charges to interest expense using the effective interest method commencing in the fourth fiscal quarter.

In accordance with EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the basis from the 2005 Laurus Agreements was allocated to embedded derivative features indexed to the Company’s common stock (consisting of the conversion and interest reset features) in the amount of $444,920, and the warrant, in the amount, in the amount of $270,000. See Derivative Financial Instruments, below. These discounts resulted in an initial carrying value of the Secured Convertible Term Note of $1,285,080. The debt is being amortized through charges to interest expense over the debt term using the effective method. Amortization during the year ended December 30, 2005 amounted to $204,752.

(b) 2001 Laurus and Keshet Financing Agreements

On May 21, 2001, the Company entered into concurrent financing arrangements, each bearing similar terms and conditions, with Laurus and Keshet Capital for $1,000,000 and $400,000, respectively. The notes bore interest at 8% and were due and payable in May 2003. The notes were convertible into the Company’s common stock at 85% of the average trading market price over a period of twenty days preceding conversion. In addition, the notes were issued with detachable warrants to purchase 72,727 (relative to the Laurus arrangement) and 29,091 (relative to the Keshet Arrangement) shares of common stock. The warrants had terms of five years and fixed strike prices of $14.3. The Keshet notes, which remain outstanding as of December 31, 2005 are in default.

In accordance with EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the basis from the 2001 Laurus Agreements was allocated to embedded derivative feature indexed to the Company’s common stock (consisting of the conversion feature) in the amount of $634,501, and the warrant, in the amount, in the amount of $334,546. These discounts resulted in an initial carrying value of the Secured Convertible Term Note of $30,953. The debt discount was amortized through charges to interest expense over the term using the effective method at effective interest rate of 99.07%. The basis from the 2001 Keshet Agreements was allocated to embedded derivative features indexed to the Company’s common stock (consisting of the conversion feature) in the amount of $253,800, and the warrant, in the amount, in the amount of $133,818. These discounts resulted in an initial carrying value of the Secured Convertible Term Note of $12,382. The debt discount was amortized through charges to interest expense over the term using the effective method at effective interest rate of 99.07%. Amortization during the years ended December 31, 2004 and 2003 amounted to $331,215 and $628,556, respectively.

On February 10, 2005, the Company amended (the “Amendment”) the conversion price of the outstanding 2001 Laurus Secured Convertible Term Notes to a fixed conversion rate of $0.50. Laurus converted $547,988 remaining principal and interest amount of convertible notes of the Company and $223,447 of interest on such convertible note into an aggregate of 1,542,872 shares of the Company’s common stock. In addition, as consideration for the amendment Laurus forgave $550,763 of debt on the revolving line of credit.

(c) Revolving Line of credit

As part of the “SMEI” acquisition the Company assumed a Revolving Line of Credit with United Bank. The Revolving Line of credit with United Bank was refinanced November 7, 2005 with a new Line of Credit with Presidential Financial Group. The Line of Credit with Presidential is for a period of 12 months and is a credit facility up to $1,000,000 and is secured by SMEI’s accounts receivables. The Advance Rate on the Company’s government receivables is 85%. Interest on the line will be charged at the rate of prime plus 2% on the average daily loan balance with a minimum monthly loan balance requirement of $200,000. Additionally, a monthly service charge will be charged at a rate of 1.00% of the average daily loan balance. The total outstanding balance on this facility as of December 31, 2005 was $202,851.

On March 31, 2003 the Company entered into a revolving credit line up to $1,000,000 with Laurus Master Fund LTD. The outstanding balance at December 31, 2005 and 2004 is $0.00 and $550,763 respectively. The line was satisfied as part of the February 10, 2005, amendment and converted into the Company’s stock.

(d) Notes Payable Stockholders/officers

The Company assumed a short term note in the amount of $35,000 as part of the SMEI acquisition from the CEO. The loan bears interest at 18% per annum. The Company also borrowed an additional $175,000, these notes bear interest at 10% per annum. The total amount due at December 31, 2005 is $223,301 including interest. The notes are unsecured demand notes and may be collected by the lender at any time. The notes are subordinate to the bank line of credit.

The Company has other short-term loans payable to various stockholders and officers of the Company amounting to $165,328, these notes bear interest at 8% per annum. The notes are unsecured demand notes.

(e) Short term notes

At December 31, 2005 and 2004 the Company had $234,000 and $300,000 in short term notes. These loans are collateralized by the future sale of the New Jersey Net Operating Loss in 2006. These notes bear interest at 20% per annum.

Derivative Financial Instruments

The balance sheet caption derivative liabilities consist of (i) embedded conversion features and (ii) the warrants, issued in connection with the 2005 Laurus Financing Arrangement, the 2001 Laurus Financing Arrangement and the 2001 Keshet Financing Arrangement. These derivative financial instruments are indexed to an aggregate of 63,072,421 and 6,722,689 shares of the Company’s common stock as of December 31, 2005 and December 31, 2004, respectively, and are carried at fair value. The following tabular presentation sets forth information about the derivative instruments as of and for the year ended December 31, 2005 and as of and for the years ended December 31, 2004:

December 31, 2005:
	Conversion
	Features	warrants	Total

Net liabilities as of December 31, 2005	$(255,462)	$(207,000)	$(462,462)
Derivative income (loss):	$264,752	$105,275	$370,027

December 31, 2004:
	Conversion
	Features	warrants	Total

Net liabilities as of December 31, 2004	$(263,529)	$—	$(263,529)
Derivative income (loss):	$45,294	$—	$45,294

Fair value considerations for derivative financial instruments:

Freestanding derivative instruments, consisting of warrants and options that arose from the Laurus financing are valued using the Black-Scholes-Merton valuation methodology because that model embodies all of the relevant assumptions that address the features underlying these instruments. Significant assumptions included in this model as of December 31, 2005 are as follows:

Holder	Laurus	Laurus
Instrument	warrants	warrants

Exercise prices	$1.10	$0.80
Term (years)	6.25	6.88
Volatility	35.60%	35.60%
Risk-free rate	4.88%	4.88%

Embedded derivative instruments consist of multiple individual features that were embedded in the convertible debt instruments. The Company evaluated all significant features of the hybrid instruments and, where required under current accounting standards, bifurcated features for separate report classification. These features were, as attributable to each convertible note, aggregated into one compound derivative financial instrument for financial reporting purposes. The compound embedded derivative instruments are valued using the Flexible Monte Carlo methodology because that model embodies certain relevant assumptions (including, but not limited to, interest rate risk, credit risk, and Company-controlled redemption privileges) that are necessary to value these complex derivatives.

Significant assumptions included in this model as of December 31, 2005 are as follows:

Holder	Laurus	Keshet
Instrument	Term	Term

Conversion prices	$1.00	$0.60
Actual term (years)	2.25	0.0
Equivalent volatility	40.70%	41.88%
Equivalent interest rate	3.10%	3.41%
Equivalent yield rate	12.15%	13.15%

Equivalent amounts reflect the net results of multiple modeling simulations that the Monte Carlo Simulation methodology applies to underlying assumptions.

Note 10-Related party agreements

On March 7, 2005, the Company signed a three year employment contract with Joe Noto to be its Vice President of Finance and Administration, at an initial annual base salary of $130,000, He is also entitled to a cash incentive bonus equal to 20% of Base Salary based on meeting predetermined company objectives. In addition he was granted 200,000 options to purchase the Company’s stock at $1.00 per share. He will also receive medical, vacation and profit sharing benefits consistent with the Company’s current policies. Effective May 12, 2005, Joe Noto assumed the position as Chief Financial Officer of the Company at an annual base salary of $150,000.

On July 14, 2005, The Company entered into an agreement dated July 1, 2005 terminating the Company’s consulting agreement with Calabash Consultancy, Ltd (“Calabash”). Calabash is owned and controlled by Alan C. Bashforth, former Secretary and a director of the Company. Notwithstanding the termination, the 600,000 seven-year warrants with a strike price of $1.00 per share and the 200,000 options with a strike price of $0.50 granted to Calabash under the consulting agreement will remain in effect, subject to the following amendments:

(a) the right to exercise the warrants will commence on March 31, 2006; and (b) the right to exercise the Options will expire March 31, 2008. The Company owes Calabash $125,000 in consulting fees under the consulting agreement. The Company agreed to pay such amount upon the earlier of: (a) the Company raising $1 million in new equity; or (b) March 31, 2006. Calabash has extended the payment terms until the Company is able to raise additional financing. Except as described above, the Company has no further obligations to Calabash or to Mr. Bashforth. In conjunction with this agreement.

On February 4, 2005, the Company entered into an Employment Agreement with SMEI and Eric D. Zelsdorf. Under the agreement, Mr. Zelsdorf will be employed as SMEI’s Chief Technology Officer until December 31, 2007. For his services, SMEI agreed to pay Mr. Zelsdorf a base salary of $160,000 per year. Mr. Zelsdorf also may be paid an incentive bonus based on a percentage of his base salary. Upon completion of the Company’s acquisition of SMEI, the Company agreed that it would grant Mr. Zelsdorf stock options in accordance with the Company’s employee stock option program. The exercise price of the stock options are to be set at the Company’s stock price at the close of the acquisition of SMEI by the Company. No options were issued in 2005.

On February 4, 2005, the Company entered into a Consulting Agreement with SMEI and Herbert B. Quinn, Jr., which is effective as of the date the Company completed the acquisition of SMEI. Under the agreement, Mr. Quinn will perform strategic analytical and advisory services as reasonably requested by SMEI’s Chief Executive Officer. For his services, the Company agreed to pay Mr. Quinn $150,000 per year. In addition he was also was issued 100,000 options which vest over a three year period at $1.00. The term of the agreement is for one year and will automatically renew for one additional year unless either party gives at least 30 days prior written notice of their intent not to extend the agreement. Mr. Quinn’s contract is being renegotiated, a final agreement has not been signed.

In October 2004 the Company amended Mr. Burgess Employment agreement with the following terms: upon the completion of the “SMEI Acquisition” Mr. Burgess will became President, Chief Operating officer and a director of the Company. His annual salary is $225,000. In 2004 as part of his 2003 bonus he received 200,000 fully vested options at an exercise price of $0.50. Upon the effective date of this agreement Mr. Burgess will be granted 600,000 stock options with a strike price of $1.00 vesting over a three year period, each third on the anniversary date of this agreement. In addition Mr. Burgess is entitled to an incentive bonus based on 1% of the revenue of the most recent 12 month period of an any acquisitions closed by the company during the term of this contract.

In April of 2004 Alan Bashforth, President and CEO of the Company, and Paul Burgess, COO of the Company, formed Strategic Telecom Financing, which purchased $124,234 and $107,070 and in December 31,2005 and 2004 respectively, of equipment from Lattice. They are leasing this equipment to two of The Company’s customers who were unable to obtain financing with an outside company. The terms of the sales would have been the same if our customers were able to obtain other financing arrangements. The leasing agreements are for 4 and 5 years at an interest rate of 18% payable monthly. Lattice has been paid in full for these sales.

Note 11-Stock Based Compensation

a) 2002 Employee Stock option plan

On November 6, 2002 the stockholders approved the adoption of The Company’s 2002 Employee Stock Option Plan. Under the Plan, options may be granted which are intended to qualify as Incentive Stock Options (“ISOs”) under Section 422 of the Internal Revenue Code of 1986 (the “Code”) or which are not (“Non-ISOs”) intended to qualify as Incentive Stock Options thereunder. The maximum number of options made available for issuance under the Plan are two million (2,000,000) options. The options may be granted to officers, directors, employees or consultants of the Company and its subsidiaries at not less than 100% of the fair market value of the date on which options are granted. The term of each Option granted under the Plan shall be contained in a stock option agreement between the Optionee and the Company.

The Company measures stock compensation cost using the intrinsic value method of accounting prescribed by APB Opinion No. 25, Accounting for Stock issued to Employees, and related interpretations accordingly, no compensation cost was recognized for stock option awards in 2005 and 2004 under this plan.

	Number of	Number of	Weighted-
	Options	Options	Average
	Available	Outstanding	Exercise Price

Balance December 31, 2003	1,934,000	38,000	$0.30
Options granted under Plan	(108,000)	108,000	$1.80
Options exercised in 2004		(15,000)	$0.30
Options expired in 2004		(77,500)	$1.80
Balance December 31, 2004	1,826,000	53,500	$1.20

Options granted under Plan	(1,024,000)	1,024,000	$1.00
Options expired in 2005		(41,500)	$1.10

Balance December 31, 2005	802,000	1,035,000	$1.00

Options issued in December 31, 2005 and 2004 were 982,500 vesting equally over a three year period at a price of $1.00 and $1.80. The weighted average contractual life of those options was 7 years.

b) Employee Stock Purchase Plan

In 2002 the Company established an Employee Stock Purchase Plan. The Plan is to provide eligible Employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions and to enhance such Employees’ sense of participation in the affairs of the Company and its Designated Subsidiaries. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under

Section 423 of the Internal Revenue Code of 1986. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be two million (2,000,000) shares. There are no shares issued under the plan in 2005 or 2004.

c) Other Stock based Compensation

The Company issued 400,000 and 200,000 fully vest options to its executive officers at an exercise price of $0.50 and $0.30 in 2004 and 2003 respectively. The Company recorded an expense of $80,000 in 2004 due to the fact that 200,000 of the 400,000 options were issued at $0.50 when the market price was $0.90 at the grant date. It is the Companies policy to record as compensation expense the excess of market price over the exercise price that the executive must pay to acquire the stock.

d) Warrants

The Company issued 925,000 and -0- common stock purchase warrants in 2005 and 2004 respectively at a prices ranging from $0.65 to $1.10 per share in mainly in connection with the issuance of various convertible notes and the modification of the 2005 Laurus convertible note.

Note 12-Major Customers

With the SMEI acquisition closed in February 2005, 0ur primary “end-user” customer is the U.S. Department of Defense (DoD) which accounted for approximately 71% of total sales in 2005. Two customers accounted for 41% of our sales in the 2004 period.

Note 13-Restatements

For the year ended
December 31, 2004

Net Loss Applicable to Stockholders, as previously
reported	$(481,178)

Adjustments:

Derivative expense	285,921

Net Loss Applicable to Stockholders, as restated	(767,099)

Basic and Diluted Loss per Common Share (as previously	$(0.10)
reported)

Basic and Diluted Loss per Common Share (as Restated)	$(0.15)

The Company corrected its accounting for derivative financial instruments to conform to the requirements of Statements of Financial Accounting Standards No. 133, as amended. Embedded conversion features that meet the definition of derivative financial instruments have, where applicable, been bifurcated from host instruments and, in all instances; derivative financial instruments have been recorded as liabilities and are carried at fair value. Other instruments, such as warrants, where physical or net-share settlement is not within the Company’s control are recorded as liabilities and carried at fair value. Finally, instruments that were initially recorded as equity were reclassified to liabilities at the time that the Company no longer possessed the ability to settle the instruments on a physical or net-share basis.

The Fair Value adjustments included in the restated consolidated statement of operations for the year ended December 31, 2004 are as follows:

Interest expense	($331,215)
Less Derivative Gain	45,294
Net Adjustment	($285,921)

The interest expense adjustment is included under the caption interest expense and the derivative gain is reflected as a separate caption on the 2004 restated consolidated statement of operations: In addition the $181,239 net gain adjustment related to years prior to January 1, 2004 is recorded as a prior period adjustment to the “deficit” as reflected in the consolidated statement of shareholders equity.

Note 14-Earnings (Loss) Per Share

Basic earnings per share exclude potential dilution and were computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share incorporate the potential dilutions from all potentially dilutive securities that would have reduced earnings per share. Since the potential issuance of additional shares would reduce loss per share they are considered anti-dilutive and are excluded from the calculation.

The weighted average number of shares used to compute basic loss per share was 8,508,529 and 4,994,520 in 2005 and 2004 respectively.

Note 15-Subsequent events

Default of Laurus Note

The Company is in default on principal and interest payments on the secured convertible term note because we failed to pay principal and interest due to date and because the required registration statement was not declared effective. We withdrew the required registration statement on March 28, 2006 because we intend to pay all amounts due under the secured convertible term note with cash. We are currently in negotiations with Laurus to pay all debt owed to Laurus in cash. We are currently negotiating with accredited investors to provide the sufficient equity financing to retire all debt owed to Laurus.

Additional interest in the amount of 2% per month is accruing on all outstanding obligations under the secured convertible term note and will continue to accrue until the default is cured or waived. Because of the default, Laurus Master Fund, Ltd. is entitled to declare all sums owing to it under the secured convertible term note immediate due and payable. As a result of our default, Laurus Master Fund, Ltd. has the right to payment of 130% of the outstanding principal, interest and any fees under the secured convertible term note. In addition, because of our default, Laurus Master Fund, Ltd. has the right to take immediate possession of all of the items in which it has a security interest, including all of our assets, all of the assets of our subsidiaries including SMEI, and all of the capital stock that we own in each of our subsidiaries. Pursuant to the terms of the secured convertible term note and the warrant, Laurus Master Fund, Ltd. agreed that it may not convert and/or exercise such note and warrant if such conversion or exercise would cause it to own more than 4.99% of our outstanding common stock. However, since we are in default of the secured convertible term note, Laurus Master Fund, Ltd. has the right to void this limitation. As of April 17, 2006, the total accrued principal, interest and fees in arrears on the secured convertible term note was approximately $432,424, comprised of monthly principal payments totaling $242,424 which were required to be paid in cash effective January 1, 2006 and interest and fees accrued totaling approximately $190,000. Management is currently in negotiations with Laurus Master Fund, Ltd. to either renegotiate the terms of or refinance the senior convertible term note. If we are not successful at either renegotiating or refinancing the secured convertible term note, Laurus Master Fund, Ltd. may, among other things, declare all sums owing to it under the secured convertible term note immediately due and payable and it may take immediate possession of all of our assets and all of the assets of our subsidiaries, including SMEI.

Independent Auditors’ Report

To The Board of Directors and Shareholders of
Ricciardi Technologies, Inc.

We have audited the accompanying balance sheets of Ricciardi Technologies, Inc. Inc. as of March 31, 2006 and 2005 and the related statements of operations, stockholders’ equity, and comprehensive Income, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ricciardi Technologies, Inc. as of March 31, 2006 and 2005, and results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

Peter C. Cosmas Co., CPAs

370 Lexington Ave.
New York, NY 10017
September 19, 2006

Ricciardi Technologies, Inc.
BALANCE SHEETS
March 31,

	2006	2005
ASSETS
Current assets
Cash	$1,519,295	$923,865
Marketable securities	19,412	77,208
Accounts receivable	1,286,795	971,408
Unbilled revenue	79,515	64,695
Inventory	53,867	14,599

Total current assets	2,958,884	2,051,775

Property and equipment, net	-0-	-0-
Security deposits	5,500	5,500
Other receivables	119,725	-0-
Total assets	$3,084,109	$2,057,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$169,404	$141,206
Deferred taxes payable	406,164	247,819
Line of Credit	100,000	-0-
Notes payable shareholder	50,000	-0-

Total current liabilities	725,568	389,025

Stockholders’ equity
Common stock- .00 par value 100,000
shares authorized, 17,500 issued and outstanding	1,133,991	694,290
Retained Earnings	1,223,313	966,912
Accumulated Other Comprehensive Income	1,237	7,048
Total stockholders’ equity	2,358,541	1,668,250
Total liabilities and stockholders’ equity	$3,084,109	$2,057,275

See accompanying notes to financial statements

RICCIARDI TECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS
YEARS ENDED MARCH 31,

	2006	2005

Consulting services	$4,606,185	$3,668,144

Costs and expenses
Direct Labor	1,709,736	1,147,344
Other direct costs	426,219	503,567
General and administrative	2,102,638	1,435,878

Total costs and expenses	4,238,593	3,086,789

Operating income	367,592	581,355

Other Income (expenses)
Realized Gains & Losses on stocks	20,185	(36,849)
Interest and Dividend income	27,027	12,420
Interest expense	(55)	-0-

Total other Income (expenses)	47,157	(24,429)

Income before income taxes	414,749	556,926

Deferred Income taxes	158,348	211,409
Net income	$256,401	$345,517

Basic earnings per common share
Net income	$14.65	$19.74

Diluted earnings per common share
Net Income	$11.28	$15.34

Weighted average shares outstanding basic	17,500	17,500
Weighted average shares outstanding diluted	22,730	22,530

See accompanying notes to financial statements

RICCIARDI TECHNOLOGIES, INC .
STATEMENT OF CASH FLOWS

	YEARS ENDED MARCH 31,
	2006	2005

Cash flows provided by (used in ) operating activities::

Net Income	$256,401	$345,517
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	-0-	4,545
ESOP Contribution	433,301	19,921
Stock Based compensation	6,400	-0-
Deferred Taxes	158,348	211,409
(Increase) decrease in:
Accounts receivable	(330,207)	(716,817)
Inventory	(39,268)	16,118
Other Assets	(119,725)	14,187
Increase (decrease) in:
Accounts payable and accrued expenses	28,198	(78,835)
Total Adjustments	137,047	529,472)
Net cash provided by( used in) operating activities	393,448	(183,955)
Cash flows provided by (used in) investing activities:
Purchases of property and equipment,
Decrease in securities	51,982	46,749
Net cash provided by (used in) investing activities	51,982	46,749

Cash flows from financing activities:

Line of Credit	100,000	-0-
Loan Payable stockholders	50,000	-0-
Net cash provided by financing activities	150,000	-0-

Net increase in cash	595,430	(137,206)

Cash at the beginning of the year	923,865	1,061,071
Cash at the end of the year	$1,519,295	$923,865

Supplemental information:
Interest	$55	$-0-
Taxes	-0-	-0-

See accompanying notes to financial statements

RICCIARDI TECHNOLOGIES, INC.
NOTES TO THE FINANCIAL STATEMENTS
MARCH 31, 2006 and 2005

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Ricciardi Technologies, Inc. (the Company) is A Virginia corporation founded in March 1992. The Company specializes in providing commercial organizations and government agencies with computer software consulting services.

Use of estimates

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (US GAAP). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. These estimates form the basis for judgments made about the carrying values of assets and liabilities that are not readily apparent from other sources. Estimates and judgments are based on historical experience and on various other assumptions that the Company believes are reasonable under the circumstances. However, future events are subject to change and the best estimates and judgments routinely require adjustment. US GAAP requires estimates and judgments in several areas, including those related to impairment of goodwill and equity investments, revenue recognition, recoverability of inventory and receivables, the useful lives of long lived assets such as property and equipment, the future realization of deferred income tax benefits and the recording of various accruals. The ultimate outcome and actual results could differ from the estimates and assumptions used.

Revenue recognition

A substantial portion of the Company’s consulting revenue results from contracts with agencies of the federal government. Revenue on the time-and-material contracts is recognized based upon time (at established rates) and other direct costs incurred.

Cash and Cash Equivalents:

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Property and equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment is computed using the straight line method over estimated useful lives of three to seven years. Amortization of leasehold improvements is computed using the straight-lined method over the shorter of the estimated useful life of the asset or term of the related lease.

Income taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109 “Accounting for Income Taxes”, (SFAS No. 109) which establishes financial accounting and reporting standards for the effect of income taxes. The objective of accounting for income taxes is to recognize the amount of taxes payable or refundable for the current year and the deferred tax liabilities and assets for the future tax consequence of events that have been recognized in the entity’s financial statements. The Company files its income taxes on the cash basis.

Fair Value Disclosures

The carrying amounts reported in the Balance Sheet for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximate fair value because of the immediate or short-term maturity of these financial instruments.

Investments

The Company classifies its investments at the time of purchase as either held-to-maturity or available-for-sale. Held-to-maturity securities are those investments that the Company has the ability and intent to hold until maturity. Held-to-maturity securities are recorded at cost, adjusted for the amortization of premiums and discounts which approximates market value. Available-for-sale securities are recorded at fair value. Unrealized gains and losses net of the related tax effect on available-for-sale securities are reported in accumulated other comprehensive income, a component of stockholder’ equity, until realized. The estimated fair market values of investments are based on quoted market prices as of the end of the reporting period.

Note 2 - CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risks consist primarily of accounts receivable. To date, these financial instruments have been derived primarily from contracts with agencies of the federal government. Accounts receivable are generally due within 30 days and no collateral is required. The Company evaluates its accounts receivable on a customer-by-customer basis and has determined that no allowance for doubtful accounts is necessary at March 31, 2006 and 2005.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at March 31,:

	2006	2005

Computer equipment	$7,962	$7,962
Furniture and fixtures	8,479	8,479
Total Assets	16,441	16,441
Less: Accumulated Depreciation and amortization	(16,441)	(16,441)
	$-0-	$-0-

Total depreciation and amortization expense on property and equipment totaled $-0- and $4,545 for the year ended March 31, 2006 and 2005, respectively.

NOTE 4- RETIREMENT PLAN

The Company maintains and Employee Stock Option Program (ESOP) The ESOP has 2,770 shares of the Company’s common stock. There is a 7 year vesting schedule. The Company is required to contribute a minimum of 1% and a maximum of 25% of salary each year. Contributions in March 31, 2006 and 2005 were $433,301 and $19,921, respectively. ESOP expenses is included in general and administrative expenses.

The Company maintains a SARSEP Pension plan which allows employees to elect to defer a part of their salaries into the plan. The Company does not contribute to this plan.

NOTE 5- LINE OF CREDIT

The Company has a bank line of credit of up to $250,000 bearing interest at the banks Prime rate. The balance at March 31, 2006 and 2005 was $100,000 and -0- respectively, The Company Interest expense paid, totaled $55 and $-0- for the years ended March 31, 2006 and 2005, respectively.

NOTE 6- RELATED PARTY TRANSACTIONS

During the years ended March 31, 2006 and 2005 the Company paid consulting services amounting to $163,750 and $74,500 respectively, to Domenix Corporation a company wholly owned by Michale Ricciardi.

NOTE 7 - NON-QUALIFIED STOCK OPTION PLAN

In 2000, the Company established the Ricciardi Technologies, Inc. 2000 Non-qualified Stock Option Plan. The plan is to encourage stock ownership by key employees of the Company. The maximum number of Non-qualified stock options available was 2,500. At March 31, 2004 2,300 options were issued. For the year ended March 31, 2006 the Company issued 200 options at a price of $65 for 100 shares and $1.00 for 100 shares, $6,400 of stock based compensation was recorded. No options were available at March 31, 2006.

NOTE 8- COMMITMENTS

The Company leases office space under the terms of non-cancelable operating leases, which expire at various dates through February 2008. The following is a schedule of the future minimum lease payments required under non-cancelable operating leases, which have initial or remaining terms in excess of one year as of March 31, 2006:

2007	$78,500
2008	2,750
Total	$81,250

NOTE 9 - INCOME TAXES

The provision for income taxes consists of the following:

	2006	2005
Current income tax expense
Federal	$133,320	$177,994
State	25,029	33.416
Total current income tax expense	$158,348	$211,409

Deferred income taxes represent the tax effect of the differences between the book and tax bases of assets and (liabilities) include the following:

	2006	2005

Accounts receivable, Inventory, accounts Payable and accrued expenses	($406,164)	($247,819)

NOTE 10 - INVESTMENTS

We determine fair value based on quoted market values. A summary of the unrealized gains and losses of our available-for sale securities in other comprehensive income at March 31, follows:

	Cost	Gross Unrealized Gains	Est. Fair Value

March 31, 2005 Marketable Equity securities	$70,160	$7,048	$77,208
March 31, 2006 Marketable Equity securities	$18,175	$1,237	$19,412

NOTE 11 - MAJOR CUSTOMERS

Currently two government agency’s account for more than 53% of total sales in 2005 and four government agency’s accounted for more than 63% of total sales in 2005.

NOTE 12- SUBSEQUENT EVENTS

On September 19, 2006, the shareholders sold (100%) of the issued and outstanding common stock of the Company to Lattice Incorporated. As consideration for such shares of RTI, Lattice Incorporated. the purchaser issued an aggregate of 5,000,000 shares of its common stock, 1,000,000 shares of Series B Convertible Preferred stock, $3,500,00 in cash and a note in the amount of $500,000. In addition the purchaser delivered 200,000 employee stock options to various RTI employees. RTI will continue to operate as an independent subsidiary of Lattice. As of September 20, 2006 the Company’s results will be consolidated with Lattice.

Before the closing the management distributed $2,628,064 of its cash. $1,266,934 was used to buy back shares issued under the ESOP Plan, and $1,361,130 was paid as a dividend. The Company’s net book value, at the close of business on September 19, 2006, after these transactions was $64,279.

Lattice Incorporated ( Formally Science Dynamics Corp. ) and Subsidiaries
Unaudited Pro Forma Combined Financial Statements

The following unaudited pro forma combined financial statements of the Company presents the unaudited combined statements of operations for the year ended December 31, 2005 and September 30, 2006, as if the acquisition of Ricciardi Technologies Inc. had occurred January 1, 2005.

The acquisition is accounted for as a purchase, with the assets acquired and the liabilities assumed recorded at fair values. The pro forma statements were prepared on a preliminary basis and the excess of purchase price over net assets was allocated to goodwill with no specific allocation to other intangible assets. Accordingly, no amortization is reflected in the pro forma income statements.

The unaudited pro forma combined financial statements presented herein is for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the purchase had been consummated on such dates, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma combined financial statements should be read in conjunction with the audited financial statements of the Company and the notes thereto, which appear in the Company’s Form 10-KSB for the year ended December 31, 2005 and its quarterly report on Form 10-QSB for the quarter ended September 30, 2006, and the audited financial statements for RTI for the years ended March 31, 2006 and 2005 which appear elsewhere in this Form 8-K/A.

Lattice Incorporated (Formally Science Dynamics Corp.). and Subsidiaries
Notes to Unaudited Pro Forma Combined Financial Statements

Nine Months ended September 30, 2006:

1.
Represents the reversal of interest charged of $252,473 on the $2.0M Laurus Convertible Note extinguished September 19, 2006 in conjunction with the RTI acquisition financing placed with Barron Capital Partners.

2.
Represents the reversal of the amortization of deferred finance costs of $110,618 associated with the $4.5M convertible note placed with Barron Capital Partners on September 19, 2006. The amortization expense was for the period from September 20, 2006, the acquisition date to September 30, 2006.

3.
Interest expense of $56,250 for nine months reflects; (i) the interest chargeable on the $250,000 note with Laurus Capital as part of the refinancing which occurred on September 19, 2006 in conjunction with the “RTI” acquisition and (ii) the interest charged on the $500,000 note issued to RTI as part of the purchase price of “RTI”.

4.
The credit adjustments of $160,000 and $400,000 represents the reversal of bonus payments paid to former principals of RTI which would not have been required to be paid under the employment contracts executed in conjunction with the acquisition of “RTI”.

Twelve Months ended December 31, 2005:

1.
The charge of $995,566 to finance expense represents the amortization of deferred financing fees tied to the placement of the $4.5M convertible note issued to Barron Capital partners on September 19, 2006 in conjunction with the purchase of “RTI”.

2.
Represents the reversal of interest charged of $353,171 on the $2.0M Laurus Convertible Note extinguished September 19, 2006 in conjunction with the RTI acquisition financing placed with Barron Partners.

3.
Interest expense of $75,000 for twelve months reflects; (i) the interest chargeable on the $250,000 note with Laurus Capital as part of the refinancing which occurred on September 19, 2006 in conjunction with the “RTI” acquisition and (ii) the interest charged on the $500,000 note issued to RTI as part of the purchase price of “RTI”.

4.
The credit adjustments of $170,000 represents the reversal of bonus payments paid to former principals of RTI which would not have been required to be paid under the employment contracts executed in conjunction with the acquisition of “RTI”.

Lattice Incorporated ( Formally Science Dynamics Corp.) & Subsidiaries
Statement of Operations
Proforma for the Twelve Months ended December 31, 2005

	Twelve Months					December 31,
	December 31, 2005			Adjustments		2005 Combined
	Scidyn	RTI	Consolidated	Dr(Cr)		Proforma

Sales - Technology Products	$1,224,042		$1,224,042			$1,224,042
Sales- Technology Services	3,011,227	4,542,842	7,554,069			7,554,069
	4,235,269	4,542,842	8,778,111			8,778,111

Cost of Sales - Technology Products	439,483		439,483			439,483
Cost of Sale - Technology Services	1,834,281	2,021,126	3,855,407			3,855,407
	2,273,764	2,021,126	4,294,890	-		4,294,890

Gross Profit	1,961,505	2,521,716	4,483,221			4,483,221

Operating costs and expenses:

Research and development	431,021	-	431,021			431,021
Selling, general and Administrative	2,537,365	1,611,411	4,148,776	(170,000)	(4)	3,978,776

Total Operation Expenses	2,968,386	1,611,411	4,579,797			4,409,797

-			-

Total Operating Income (loss)	(1,006,881)	910,305	(96,576)			73,424

Other income (expenses):
NJ NOL	216,058	-	216,058			216,058
Gain and Loss of investments	-	-	-			-
Interest & Dividend income		44,111	44,111			44,111
Derivative income	370,027		370,027			370,027
Other Income		(14,926)	(14,926)			(14,926)
Interest expense	(509,007)	-	(509,007)	(353,171)	(2)	(230,836)
				75,000	(3)
Minority interest	93,679		93,679			93,679
Finance Expense	(26,979)	-	(26,979)	995,566	(1)	(1,022,545)
Total Other Income (expense)	143,778	29,185	172,963			(544,432)
Net Income (Loss)	(863,103)	939,490	76,387	547,395		(471,008)

Lattice Incorporated (Formally Science Dynamics Corp. ) & Subsidiaries
Statement of Operations
Proforma for the Nine Months ended September 30, 2006

	Nine Months
	September 30,	January 1, 2006 to September 19,				Nine Months September 30, 2006
	2006	2006		Adjustments		Combined
	Scidyn	RTI	Consolidated	Dr(Cr)		Proforma

Sales - Technology Products	$1,134,690		$1,134,690			1,134,690
Sales- Technology Services	3,044,670	3,640,176	6,684,846			6,684,846
	4,179,360	3,640,176	7,819,536			7,819,536

Cost of Sales - Technology Products	400,253		400,253			400,253
Cost of Sale - Technology Services	1,432,116	1,644,523	3,076,639	(160,000)	(4)	2,916,639
	1,832,369	1,644,523	3,476,892			3,316,892

Gross Profit	2,346,991	1,995,652	4,342,643			4,502,643

Operating costs and expenses:

Research and development	327,474	-	327,474			327,474
Selling, general and Administrative	1,716,505	1,536,515	3,253,020	(400,000)	(4)	2,853,020

Total Operation Expenses	2,043,979	1,536,515	3,580,494			3,180,494

Total Operating Income	303,012	459,137	762,149			1,322,149

Other income (expenses):
Gain and Loss of investments	-		-			-
Interest & Dividend income		34,645	34,645			34,645
Other Income	13,505	(15,040)	(1,535)			(1,535)
Interest expense	(409,510)		(409,510)	(251,473)	(1)	(101,787)
				(56,250)	(3)
Extinguishment Loss	(158,266)	-	(158,266)			(158,266)
Derivative income (expenses)	(16,921,159)		(16,921,159)			(16,921,159)
Minority interest	(30,238)		(30,238)			(30,238)
Finance Expense	(126,927)	-	(126,927)	(110,618)	(2)	(16,309)
Total Other income (expenses)	(17,632,595)	19,605	(17,612,990)			(17,194,649)

Net Income (Loss)	(17,329,583)	478,742	(16,850,841)	(978,341)		(15,872,500)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers

Section 145 (“Section 145”) of the Delaware General Corporation Law, as amended (the “DGCL”), permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

As permitted by the DGCL, we have included in our Certificate of Incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors. In addition, our By-laws require us to (i) indemnify the officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and (ii) advance expenses to the officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25.    Other Expenses of Issuance and Distribution

  The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$358.45
Accounting fees and expenses	10,000*
Printing and filing	3,000*
Legal fees and expenses	50,000*
Miscellaneous	1,000*
TOTAL	64,358.45*

* Estimated

Item 26.    Recent Sales of Unregistered Securities

On March 1, 2003, in connection with his employment agreement as Chief Operating Officer, we granted Paul Burgess an option to purchase 200,000 shares of our common stock at $.30 per share. This grant was exempt from registration under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

On March 31, 2003, we entered into a securities purchase agreement with Laurus Master Fund, Ltd. for (1) advances to be made to us by Laurus Master Fund, Ltd. in the aggregate principal amount of up to $1,000,000, (2) the issuance by us of a warrant exercisable to purchase 25,000 shares of common stock and (3) issuance of 8% convertible debentures in the aggregate amount of $247,500. The debentures were convertible into common stock at a conversion price equal to 85%% of the average closing price for the common stock three days prior to the closing date subject to adjustment. The offering of convertible debentures was exempt from registration under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. No advertising or general solicitation was employed in offering the securities. All persons were accredited investors, represented that they were capable of analyzing the merits and risks of their investment. All outstanding principal and interest on these convertible debentures has been either repaid or converted into common stock.

In June 2003, one offshore investor subscribed for 400,000 shares of our common stock at $0.50 per share, for a total of $200,000 in gross proceeds to us. The shares were delivered in 2004. This transaction was exempt from registration requirements under Regulation S, promulgated under the Securities Act.

In April 2004 we issued 196,079 shares of common stock for settlement of $30,000 in notes payable. This issuance was exempt from registration under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

On October 6, 2004, in connection with Mr. Burgess’ amended employment agreement, we granted Mr. Burgess an option to purchase 200,000 shares of common stock at $.50 per share as part of his 2003 bonus. Upon the effectiveness of the agreement Mr. Burgess was granted options to purchase 600,000 shares of our common stock at $1.00 per share. This grant was exempt from registration under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

During December 2004, we granted 436,363 shares of common stock to Alan C. Bashforth, our former Chairman of the Board, former Secretary, former President, former Chief Executive Officer, and former acting Chief Financial Officer. Pursuant to his 2002 Employment Agreement these shares were valued at $0.30 per share. This grant was exempt from registration under Section 4(2) of the Securities Act.

On December 30, 2004 in connection with a new consulting agreement with Calabash Consultancy, Ltd. we awarded Calabash Consultancy, Ltd. an option to purchase 200,000 share of our common stock at $.50. Calabash Consultancy, Ltd. is controlled by Alan C. Bashforth. Calabash was granted warrants to purchase 600,000 shares of the Company's common stock at $1.00 per share. This grant was exempt from registration under Section 4(2) of the Securities Act.

On February 10, 2005, we amended the conversion price of each of the outstanding convertible term notes held by Laurus Master Fund, Ltd. to a fixed conversion rate of $0. 50. On February 11, 2005, Laurus Master Fund, Ltd. converted $547,988.78 principal amount of convertible term notes and $223,447.28 of interest on such convertible term notes into an aggregate of 1,542,872 shares of common stock. As a result of the conversion by Laurus Master Fund, Ltd. of the term notes, all amounts outstanding under the term notes were re-paid in full. In consideration for the amendment to the conversion rate of the term notes held by Laurus Master Fund, Ltd. and the conversion by Laurus Master Fund, Ltd. of the term notes, $550,762.95 of outstanding principal and accrued and unpaid interest on a convertible note dated March 31, 2003 issued in the face amount of $1,000,000 by the Company to Laurus was also re-paid. These stock issuances were exempt from registration under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

In connection with the acquisition of Systems Management Engineering, Inc., we entered into a Securities purchase agreement, dated February 11, 2005, with Laurus Master Fund, Ltd. for the sale of a $2,000,000 principal amount secured convertible term note and a common stock purchase warrant to purchase 600,000 shares of common stock at a price of $1.00 per share. The sale of the secured convertible term note and the warrant were made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. No advertising or general solicitation was employed in offering the securities. All persons were accredited investors, represented that they were capable of analyzing the merits and risks of their investment. In November 2005 pursuant to an amendment and waiver agreement with Laurus, we issued Laurus a warrant to purchase 300,000 shares of our common stock at $0.75 per share.

On February 14, 2005, as partial consideration for the acquisition of 86% of the outstanding common stock of Systems Management Engineering, Inc., we issued an aggregate of 1,655,325 shares of common stock to twelve accredited investors and 82,536 shares to former SMEI employees to replace outstanding compensatory SMEI stock options. These issuances were exempt from registration under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

On March 7, 2005, the Company signed a three year employment contract with Joe Noto. In connection with this his employment, Mr. Noto was granted 200,000 options to purchase the Company's stock at $1.00 per share. The issuance of to Mr. Noto was exempt from registration under Section 4(2) of the Securities Act.

During May 2005, we issued an aggregate of 307,000 shares of common stock as follows: (1) 100,000 shares were issued to Dr. Greary; (2) 150,000 shares were issued to Inverbrass Ltd.; and (3) 57,000 shares were issued to Calabash Consultancy, Ltd. The total value of theses shares was $275,424. These issuances were exempt from registration under Section 4(2) of the Securities Act.

Between April 14, 2006 and May 11, 2006 the Company raised $1.4 million of gross proceeds from the sale of common stock and warrants to purchase additional shares of common stock to various accredited investors in private placement transactions. The Company sold an aggregate of 2,323,173 shares of common stock and warrants to purchase 1,161,587 shares of common stock. Each unit is comprised of 100 shares and 50 warrants to purchase one shares of common stock with an exercise price of $1.20 per share exercisable for five years. Each 100 shares of common stock and one common stock purchase warrant were sold for a per-unit price of $6.00, or $0.60 per share.

On September 19, 2006, we entered into a securities purchase agreement (the “purchase agreement”) with Barron Partners LP (“Barron”) pursuant to which Barron purchased, for $4,500,000, (a) a note in the principal amount of $4,500,000 (the “Note”), and (b) common stock purchase warrants (“warrants”) to purchase up to 12,500,000 shares of the Company’s common stock at $0.50 per share and 12,500,000 shares of the Company’s common stock at $1.25 per share. Upon the filing of the restated certificate of incorporation with the State of Delaware, principal and interest due on the Note automatically converted into 7,826,087 shares of the Company’s series A preferred stock . Prior to such filing, the Note is convertible at the Conversion Price at the option of the holder. Each share of series A preferred stock is convertible into 2.5 shares of common stock subject to adjustment in certain instances, including the issuance by the Company of common stock at a price which is less than the conversion price applicable to the series A preferred stock (the “Series A Conversion Price”), which is initially $.23 per share, subject to adjustment. Pursuant to a Stock purchase agreement (the “RTI Agreement”) dated as of September 12, 2006, between the Company, RTI and all of stockholders of RTI, the Company purchased all of the issued outstanding shares of the Common Stock of RTI. The RTI Agreement was executed and the closing was held on September 19, 2006 contemporaneously with the Barron private placement. On February 8, 2007, pursuant to an amendment and waiver agreement with Barron’s, we issued Barron’s a warrant to purchase 1,900,000 shares of our common stock at $0.50 per share.

Pursuant to the RTI Agreement, the consideration for stock of RTI consisted of (a) $3,500,000, which was paid from the proceeds of the sale of the Note and warrants to Barron, (b) 5,000,000 shares of common stock, (c) a $500,000 promissory note (the “RTI Note”), which if not paid sooner must be paid in full on the earlier of (i) twelve months from the closing date, or (ii) the consummation of a transfer of all or substantially all of the assets or equity securities of the Company to a third party, and (b) 1,000,000 shares of the Company’s Series B Convertible Preferred Stock Each share of Series B Preferred Stock will automatically convert into common stock on September 18, 2007, at the conversion rate of five sixths of a share of common stock , subject to adjustment in the event of stock dividends, splits and other distributions, combinations of shares or reverse splits or other recapitalizations.

All of the above unregistered issuances of securities were made pursuant to the exemption from registration requirements provided by Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. Except as expressly set forth in this prospectus, the individuals and entities to whom we issued securities are unaffiliated with us. For each of the above sales of unregistered securities, no advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted by us in accordance with the requirements of the Securities Act. Each of the above security holders who were not our executive officers represented that the are accredited and sophisticated investors, that they are capable of analyzing the merits and risks of their investment, and that they understand the speculative nature of their investment. Furthermore, all of the above-referenced persons had access to our Securities and Exchange Commission filings.

Item 27.    Exhibits

Exhibit Number	Description
2.1	Stock purchase agreement by Ricciardi Technologies, Inc., its Owners, including Michael Ricciardi as the Owner Representative and Science Dynamics Corporation, dated as of September 12, 2006.*

2.2
Stock purchase agreement dated December 16, 2004 among Science Dynamics Corporation, Systems Management Engineering, Inc. and the shareholders of Systems Management Engineering, Inc. identified on the signature page thereto (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on December 22, 2004)

2.3
Amendment No. 1 to Stock purchase agreement dated February 2, 2005 among Science Dynamics Corporation, Systems Management Engineering, Inc. and the shareholders of Systems Management Engineering, Inc. identified on the signature page thereto (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on February 11, 2005)

3.1	Certificate of Incorporation (Incorporated by reference to the Company’s registration statement on Form S-18 (File No. 33-20687), effective April 21, 1981)

3.2	Amendment to Certificate of Incorporation dated October 31, 1980 (Incorporated by reference to the Company’s registration statement on Form S-18 (File No. 33-20687), effective April 21, 1981)

3.3	Amendment to Certificate of Incorporation dated November 25, 1980 (Incorporated by reference to the Company’s registration statement on Form S-18 (File No. 33-20687), effective April 21, 1981)

3.4
Amendment to Certificate of Incorporation dated May 23, 1984 (Incorporated by reference to the Company’s registration statement on Form SB-2 (File No. 333-62226) filed with the Securities and Exchange Commission on June 4, 2001)

3.5
Amendment to Certificate of Incorporation dated July 13, 1987 (Incorporated by reference to the Company’s registration statement on Form SB-2 (File No. 333-62226) filed with the Securities and Exchange Commission on June 4, 2001)

3.6
Amendment to Certificate of Incorporation dated November 8, 1996 (Incorporated by reference to the Company’s registration statement on Form SB-2 (File No. 333-62226) filed with the Securities and Exchange Commission on June 4, 2001)

3.7
Amendment to Certificate of Incorporation dated December 15, 1998 (Incorporated by reference to the Company’s registration statement on Form SB-2 (File No. 333-62226) filed with the Securities and Exchange Commission on June 4, 2001)

3.8
Amendment to Certificate of Incorporation dated December 4, 2002 (Incorporated by reference to the Company’s information statement on Schedule 14C filed with the Securities and Exchange Commission on November 12, 2002)

3.9	Certificate of Designation of Series A Convertible Preferred Stock and Series B Convertible Redeemable Preferred Stock

3.9	By-laws (Incorporated by reference to the Company’s registration statement on Form S-18 (File No. 33-20687), effective April 21, 1981)

3.10	Restated Certificate of Incorporation

4.1	Form of warrant issued to Barron Partners LP*

4.2	Form of warrant issued to Barron Partners LP*

4.3	Form of warrant issued to Dragonfly Capital Partners LLc*

4.4	Promissory Note issued to Barron Partners LP*

4.5	Secured Promissory Note issued to Michael Ricciard*i

5.1	Opinion of Sichenzia Ross Friedman Ference LLP**

10.1	Securities purchase agreement, between Science Dynamics Corporation and Barron Partners LP, dated September 15, 2006*.

10.2	Employment Agreement between Science Dynamics Corporation and Michael Ricciardi*.

10.3	Amendment to Employment Agreement - Paul Burges*

10.4	Amendment to Employment Agreement - Joseph Noto

10.5	Registration Rights Agreement by and among Science Dynamics Corporation and Barron Partners L.P., dated As of September 19, 2006.*

10.6	Amendment to Securities Purchase Agreement and Registration Rights Agreement.

21.1	List of Subsidiaries

23.1	Consent of Sichenzia Ross Friedman Ference LLP (Included in Exhibit 5.1)

23.2	Consent of Peter C. Cosmas Co., CPAs, independent registered public accountants

99. 1	Pledge and Security Agreement made by between Science Dynamics Corporation in favor of and being delivered to Michael Ricciardi as Owner Representative, dated September 19, 2006*

99.2	Escrow Agreement by and between Science Dynamics Corporation, Ricciardi Technologies, Inc. and the individuals listed on Schedule 1 thereto, dated September 19, 2006*

99.3	Form of Lock Up Agreement, executed pursuant to the Securities purchase agreement, between Science Dynamics Corporation and Barron Partners LP, dated September 15, 2006*

*Incorporated by reference to the 8-K filed by the Company with the SEC on September 25, 2006

** To be filed by amendment.

Item 28.    Undertakings

The undersigned Registrant hereby undertakes:

(1)  To file a post-effective amendment to this Registration Statement during any period in which offers or sales are being made:

(i)  to include any Prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 462(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any additional or changed material information on the plan of distribution.

(2)  For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)  To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pennsauken, New Jersey on February 12, 2007.

LATTICE INCORPORATED

By:	/s/ Paul Burgess
Paul Burgess,
President and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Joe Noto
Joe Noto,
Chief Financial Officer and Principal
Accounting Officer

Each person whose signature appears below constitutes and appoints Paul Burgess his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto and any Registration Statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Paul Burgess
Paul Burgess	Director	February 12, 2007
/s/ Joe Noto
Joseph Noto	Chief financial Officer	February 12, 2007
/s/Robert E. Galbraith
Robert E. Galbraith	Director	February 12, 2007

Jeannemarie Devolites Davis	Director	February __, 2007

Thomas F. Gillett	Director	February __, 2007

/s/ Donald Upson
Donald Upson	Director	February __, 2007